Exhibit 99.4

Item 15.	Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of HealthSouth Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' deficit, of comprehensive income (loss), and of cash flows present fairly, in all material respects, the financial position of HealthSouth Corporation and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for nonperformance risk in derivatives in 2008. In addition, as discussed in Note 17 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007. As discussed in Note 1 to the consolidated financial statements, effective January 1, 2009, the Company changed the manner in which it accounts for noncontrolling interests.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Birmingham, Alabama
February 24, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note 1 and the effects of discontinued operations as discussed in Note 16, as to which the date is November 13, 2009.

HealthSouth Corporation and Subsidiaries

Consolidated Balance Sheets

	As of December 31,
	2008	2007
	(As Adjusted)
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$32.2	$19.8
Restricted cash	154.0	63.6
Restricted marketable securities	20.3	28.9
Accounts receivable, net of allowance for doubtful accounts of $31.1 in 2008; $37.6 in 2007	235.8	217.6
Prepaid expenses	23.9	24.6
Other current assets	30.9	33.5
Insurance recoveries receivable	182.8	230.0
Current assets held for sale	2.8	19.4
Total current assets	682.7	637.4
Property and equipment, net	673.9	728.7
Goodwill	414.7	406.1
Intangible assets, net	42.8	26.1
Investments in and advances to nonconsolidated affiliates	36.7	42.7
Assets held for sale	24.9	78.9
Income tax refund receivable	55.9	52.5
Other long-term assets	66.6	78.2
Total assets	$1,998.2	$2,050.6

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Balance Sheets (Continued)

	As of December 31,
	2008	2007
	(As Adjusted)
	(In Millions, Except Share Data)
Liabilities and Shareholders’ Deficit
Current liabilities
Current portion of long-term debt	$23.6	$66.2
Checks issued in excess of bank balance	-	11.4
Accounts payable	45.6	48.7
Accrued payroll	90.3	81.5
Accrued interest payable	7.6	11.3
Refunds due patients and other third-party payors	48.8	51.3
Other current liabilities	224.9	208.4
Government, class action, and related settlements	268.5	400.7
Current liabilities held for sale	36.9	91.0
Total current liabilities	746.2	970.5
Long-term debt, net of current portion	1,789.6	1,973.2
Self-insured risks	108.6	125.9
Deferred income tax liabilities	29.7	29.8
Liabilities held for sale	4.7	6.3
Other long-term liabilities	19.2	14.8
	2,698.0	3,120.5
Commitments and contingencies
Convertible perpetual preferred stock, $.10 par value; 1,500,000 shares authorized; 400,000 issued in 2008 and 2007; liquidation preference of
$1,000 per share	387.4	387.4
Shareholders’ deficit:
HealthSouth shareholders' deficit:
Common stock, $.01 par value; 200,000,000 shares authorized;
issued: 96,890,924 in 2008; 87,514,378 in 2007	1.0	0.9
Capital in excess of par value	2,956.5	2,820.4
Accumulated deficit	(3,812.2)	(4,064.6)
Accumulated other comprehensive loss	(3.2)	(0.8)
Treasury stock, at cost (8,872,121 shares in 2008 and 8,801,665 shares
in 2007)	(311.5)	(310.4)
Total HealthSouth shareholders’ deficit	(1,169.4)	(1,554.5)
Noncontrolling interests	82.2	97.2
Total shareholders' deficit	(1,087.2)	(1,457.3)
Total liabilities and shareholders’ deficit	$1,998.2	$2,050.6

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Operations

	For the Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In Millions, Except Per Share Data)
Net operating revenues	$1,839.3	$1,734.3	$1,692.5
Operating expenses:
Salaries and benefits	934.6	863.4	818.4
Other operating expenses	266.7	242.7	221.9
General and administrative expenses	105.5	127.9	141.3
Supplies	108.9	100.3	100.4
Depreciation and amortization	83.2	75.7	84.2
Impairment of long-lived assets	0.6	15.1	9.7
Recovery of amounts due from Richard M. Scrushy	-	-	(47.8)
Gain on UBS settlement	(121.3)	-	-
Occupancy costs	48.8	51.4	53.3
Provision for doubtful accounts	27.4	33.4	45.3
Loss on disposal of assets	2.0	5.9	6.4
Government, class action, and related settlements expense	(67.2)	(2.8)	(4.8)
Professional fees—accounting, tax, and legal	44.4	51.6	161.4
Total operating expenses	1,433.6	1,564.6	1,589.7
Loss on early extinguishment of debt	5.9	28.2	365.6
Interest expense and amortization of debt discounts and fees	159.5	229.4	234.0
Other income	-	(15.5)	(9.4)
Loss on interest rate swap	55.7	30.4	10.5
Equity in net income of nonconsolidated affiliates	(10.6)	(10.3)	(8.7)
Income (loss) from continuing operations before income tax
(benefit) expense	195.2	(92.5)	(489.2)
Provision for income tax (benefit) expense	(70.1)	(322.4)	22.4
Income (loss) from continuing operations	265.3	229.9	(511.6)
Income (loss) from discontinued operations, net of income tax benefit
(expense)	16.5	488.8	(19.7)
Net income (loss)	281.8	718.7	(531.3)
Less: Net income attributable to noncontrolling interests	(29.4)	(65.3)	(93.7)
Net income (loss) attributable to HealthSouth	252.4	653.4	(625.0)
Less: Convertible perpetual preferred stock dividends	(26.0)	(26.0)	(22.2)
Net income (loss) attributable to HealthSouth common shareholders	$226.4	$627.4	$(647.2)

Weighted average common shares outstanding:
Basic	83.0	78.7	79.5
Diluted	96.4	92.0	90.3
Earnings (loss) per common share:
Basic:
Income (loss) from continuing operations attributable to
HealthSouth common shareholders	$2.52	$2.19	$(7.05)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.21	5.78	(1.09)
Net income (loss) per share attributable to HealthSouth common shareholders	$2.73	$7.97	$(8.14)
Diluted:
Income (loss) from continuing operations attributable to
HealthSouth common shareholders	$2.44	$2.16	$(7.05)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.18	4.94	(1.09)
Net income (loss) per share attributable to HealthSouth common shareholders	$2.62	$7.10	$(8.14)

Amounts attributable to HealthSouth:
Income (loss) from continuing operations	$235.5	$198.5	$(537.9)
Income (loss) from discontinued operations, net of tax	16.9	454.9	(87.1)
Net income (loss) attributable to HealthSouth	$252.4	$653.4	$(625.0)

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	For the Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In Millions)
COMPREHENSIVE INCOME
Net income (loss)	$281.8	$718.7	$(531.3)
Other comprehensive (loss) income, net of tax:
Net change in foreign currency translation adjustment	0.7	0.1	0.1
Net change in unrealized (loss) gain on available-for-sale securities:
Unrealized net holding (loss) gain arising during the period	(1.5)	1.3	3.8
Reclassification adjustment for losses included
in net income (loss)	(1.4)	(3.8)	-
Net change in unrealized loss on forward-starting interest
rate swap	(0.2)	-	-
Other comprehensive (loss) income, before tax	(2.4)	(2.4)	3.9
Income tax expense	-	-	(1.4)
Other comprehensive (loss) income, net of tax	(2.4)	(2.4)	2.5
Comprehensive income (loss)	279.4	716.3	(528.8)
Comprehensive income attributable to noncontrolling interests	(29.4)	(65.3)	(93.7)
Comprehensive income (loss) attributable to
HealthSouth	$250.0	$651.0	$(622.5)

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Shareholders' Deficit

	For the Year Ended December 31, 2008
	(As Adjusted)
	(In Millions)
	HealthSouth Common Shareholders
	Number of Common Shares Outstanding	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Noncontrolling Interests	Total	Comprehensive Income
Balance at beginning of period	78.7	$0.9	$2,820.4	$(4,064.6)	$(0.8)	$(310.4)	$97.2	$(1,457.3)
Comprehensive income:
Net income	-	-	-	252.4	-	-	29.4	281.8	$281.8
Other comprehensive loss, net of tax	-	-	-	-	(2.4)	-	-	(2.4)	(2.4)
Comprehensive income									$279.4
Issuance of common stock	8.8	0.1	150.1	-	-	-	-	150.2
Dividends declared on convertible perpetual preferred stock	-	-	(26.0)	-	-	-	-	(26.0)
Stock-based compensation	-	-	11.7	-	-	-	-	11.7
Distributions declared	-	-	-	-	-	-	(32.5)	(32.5)
Settlements with partners	-	-	-	-	-	-	4.2	4.2
Government class action, and related settlements	-	-	-	-	-	-	(9.4)	(9.4)
Transfer of surgery centers to ASC	-	-	-	-	-	-	(6.8)	(6.8)
Other	0.5	-	0.3	-	-	(1.1)	0.1	(0.7)
Balance at end of period	88.0	$1.0	$2,956.5	$(3,812.2)	$(3.2)	$(311.5)	$82.2	$(1,087.2)

(Continued)

F-8

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Shareholders' Deficit (Continued)

	For the Year Ended December 31, 2007
	(As Adjusted)
	(In Millions)
	HealthSouth Common Shareholders
	Number of Common Shares Outstanding	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Notes Receivable from Shareholders, Officers, and Management Employees	Noncontrolling Interests	Total	Comprehensive Income
Balance at beginning of period	78.7	$0.9	$2,849.5	$(4,713.8)	$1.6	$(322.7)	$(0.1)	$271.1	$(1,913.5)
Comprehensive income:
Net income	-	-	-	653.4	-	-	-	65.3	718.7	$718.7
Other comprehensive loss , net of tax	-	-	-	-	(2.4)	-	-	-	(2.4)	(2.4)
Comprehensive income										$716.3
Adoption of FASB Interpretation No. 48	-	-	-	(4.2)	-	-	-	-	(4.2)
Dividends declared on convertible perpetual referred stock	-	-	(26.0)	-	-	-	-	-	(26.0)
Stock-based compensation	-	-	8.9	-	-	-	-	-	8.9
Retirement of treasury stock	-	-	(14.8)	-	-	14.8	-	-	-
Distributions declared- continuing operations	-	-	-	-	-	-	-	(20.9)	(20.9)
Distributions declared- discontinued operations	-	-	-	-	-	-	-	(22.3)	(22.3)
Net investment in consolidated affliliates that became equity method affiliates	-	-	-	-	-	-	-	(9.3)	(9.3)
Settlements with partners	-	-	-	-	-	-	-	2.7	2.7
Government, class action, and related settlements- continuing operations	-	-	-	-	-	-	-	(6.6)	(6.6)
Government, class action, and related settlements- discontinued operations	-	-	-	-	-	-	-	(9.2)	(9.2)
Divestitures of surgery centers, outpatient, and diagnostic divisions	-	-	-	-	-	-	-	(172.6)	(172.6)
Other	-	-	2.8	-	-	(2.5)	0.1	(1.0)	(0.6)
Balance at end of period	78.7	$0.9	$2,820.4	$(4,064.6)	$(0.8)	$(310.4)	$-	$97.2	$(1,457.3)

(Continued)

F-8

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Shareholders' Deficit (Continued)

	For the Year Ended December 31, 2006
	(As Adjusted)
	(In Millions)
	HealthSouth Common Shareholders
	Number of Common Shares Outstanding	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Notes Receivable from Shareholders, Officers, and Management Employees	Noncontrolling Interests	Total	Comprehensive Income
Balance at beginning of period	79.5	$0.9	$2,855.4	$(4,088.8)	$(0.9)	$(307.1)	$(0.2)	$273.7	$(1,267.0)
Comprehensive income:
Net income	-	-	-	(625.0)	-	-	-	93.7	(531.3)	$(531.3)
Other comprehensive income, net of tax	-	-	-	-	2.5	-	-	-	2.5	2.5
Comprehensive income										$(528.8)
Receipt of treasury stock	(0.7)	-	-	-	-	(14.9)	-	-	(14.9)
Dividends declared on convertible perpetual preferred stock	-	-	(22.2)	-	-	-	-	-	(22.2)
Stock-based compensation	-	-	15.5	-	-	-	-	-	15.5
Distributions declared- continuing operations	-	-	-	-	-	-	-	(26.3)	(26.3)
Distributions declared- discontinued operations	-	-	-	-	-	-	-	(69.8)	(69.8)
Noncontrolling interests associated with conversion
of consolidated affiliates to equity method affiliates	-	-	-	-	-	-	-	(21.4)	(21.4)
Settlements with partners	-	-	-	-	-	-	-	19.3	19.3
Proceeds from sale of equity interests of consolidated affliliates	-	-	-	-	-	-	-	22.3	22.3
Repurchase of equity interests of consolidated affiliates	-	-	-	-	-	-	-	(11.0)	(11.0)
Other	(0.1)	-	0.8	-	-	(0.7)	0.1	(9.4)	(9.2)
Balance at end of period	78.7	$0.9	$2,849.5	$(4,713.8)	$1.6	$(322.7)	$(0.1)	$271.1	$(1,913.5)

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In Millions)
Cash flows from operating activities:
Net income (loss)	$281.8	$718.7	$(531.3)
(Income) loss from discontinued operations	(16.5)	(488.8)	19.7
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities—
Provision for doubtful accounts	27.4	33.4	45.3
Provision for government, class action, and related settlements	(90.6)	(2.8)	(4.8)
Change in restricted cash for amounts in escrow related to the
UBS settlement	(97.9)	-	-
Depreciation and amortization	83.2	75.7	84.2
Amortization of debt issue costs, debt discounts, and fees	6.5	7.8	18.3
Impairment of long-lived assets	0.6	15.1	9.7
Realized loss (gain) on sale of investments	1.4	(12.3)	1.2
Loss on disposal of assets	2.0	5.9	6.4
Loss on early extinguishment of debt	5.9	28.2	365.6
Loss on interest rate swap	55.7	30.4	10.5
Equity in net income of nonconsolidated affiliates	(10.6)	(10.3)	(8.7)
Distributions from nonconsolidated affiliates	10.9	5.3	6.1
Stock-based compensation	11.7	8.9	15.5
Deferred tax provision	3.7	8.0	16.3
Other	1.8	(0.2)	(0.1)
(Increase) decrease in assets—
Accounts receivable	(44.3)	(38.9)	(46.0)
Prepaid expenses	0.6	10.8	(0.7)
Other assets	6.9	28.6	(12.0)
Income tax refund receivable	(3.4)	162.1	22.0
(Decrease) increase in liabilities—
Accounts payable	(4.3)	(17.9)	(11.5)
Accrued payroll	9.1	(5.5)	(2.2)
Accrued interest payable	(3.6)	(38.5)	4.4
Other liabilities	6.5	(44.9)	(52.1)
Refunds due patients and other third-party payors	(2.5)	(41.0)	(25.3)
Self-insured risks	(17.3)	(22.7)	(17.1)
Government, class action, and related settlements	(7.4)	(171.4)	(132.8)
Net cash provided by (used in) operating activities of
discontinued operations	9.9	(13.1)	89.8
Total adjustments	(38.1)	0.7	382.0
Net cash provided by (used in) operating activities	227.2	230.6	(129.6)

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	For the Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(55.9)	(39.1)	(53.1)
Acquisition of business, net of assets acquired	(14.6)	-	-
Acquisition of intangible assets	(18.2)	(0.1)	(9.0)
Proceeds from disposal of assets	53.9	0.7	1.1
Proceeds from sale of marketable securities	-	-	32.1
Proceeds from sale of restricted marketable securities	8.1	66.4	10.0
Purchase of investments	-	-	(15.7)
Proceeds from sale of investments	4.3	-	-
Purchase of restricted investments	(4.8)	(23.0)	(77.5)
Net change in restricted cash	7.5	(3.3)	119.1
Net settlements on interest rate swap	(20.7)	3.2	(0.6)
Other	0.6	0.1	1.4
Net cash (used in) provided by investing activities of discontinued
operations—
Proceeds from divestitures of divisions	-	1,169.8	-
Other investing activities of discontinued operations	(0.2)	9.8	54.1
Net cash (used in) provided by investing activities	(40.0)	1,184.5	61.9

Cash flows from financing activities:
Checks in excess of bank balance	(11.4)	8.7	(14.0)
Principal borrowings on notes	-	12.5	3,050.0
Proceeds from bond issuance	-	-	1,000.0
Principal payments on debt, including pre-payments	(204.8)	(1,238.9)	(4,453.7)
Borrowings on revolving credit facility	128.0	397.0	240.0
Payments on revolving credit facility	(163.0)	(492.0)	(70.0)
Principal payments under capital lease obligations	(12.4)	(11.0)	(11.0)
Issuance of common stock	150.2	-	-
Issuance of convertible perpetual preferred stock	-	-	400.0
Dividends paid on convertible perpetual preferred stock	(26.0)	(26.0)	(15.7)
Preferred stock issuance costs	-	-	(12.6)
Debt amendment and issuance costs	-	(11.2)	(79.8)
Distributions paid to noncontrolling interests of
consolidated affliliates	(33.4)	(23.4)	(22.2)
Other	0.5	0.7	-
Net cash used in financing activities of discontinued operations	(3.7)	(53.0)	(80.8)
Net cash used in financing activities	(176.0)	(1,436.6)	(69.8)
Effect of exchange rate changes on cash and cash equivalents	0.8	0.1	0.1
Increase (decrease) in cash and cash equivalents	12.0	(21.4)	(137.4)
Cash and cash equivalents at beginning of year	19.8	27.2	166.3
Cash and cash equivalents of divisions and facilities held for
sale at beginning of year	0.4	14.4	12.7
Less: Cash and cash equivalents of divisions and facilities held
for sale at end of year	-	(0.4)	(14.4)
Cash and cash equivalents at end of year	$32.2	$19.8	$27.2

(Continued)

HealthSouth Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	For the Year Ended December 31,
	2008	2007	2006
	(As Adjusted)
	(In Millions)
Supplemental cash flow information:
Cash paid (received) during the year for—
Interest	$158.5	$306.1	$315.2
Income tax refunds	(90.4)	(457.4)	(32.9)
Income tax payments	17.1	19.2	20.5

Supplemental schedule of noncash investing and financing activities:
Continuing operations:
Acquisition of business:
Fair value of assets acquired	$18.1	$-	$-
Goodwill	8.6	-	-
Fair value of capital lease obligation assumed	(11.0)
Fair value of other liabilities assumed	(1.3)	-	-
Noncompete agreement	0.2	-	-
Net cash paid for acquisition	$14.6	$-	$-

Insurance recoveries receivable	$(47.2)	$-	$230.0
Receipt of treasury stock	1.0	2.5	15.6
Retirement of treasury stock	-	14.8	-
Unrealized (loss) gain on available-for-sale securities	(3.0)	(2.5)	3.8
Property and equipment acquired through capital leases	11.2	-	-
Termination of capital leases	-	2.2	12.1
Goodwill from repurchase of equity interests of joint venture
entities	-	-	3.4
Partnership settlements	4.4	4.3	35.1
Increase in accrual for dividends declared, but not paid, on
convertible perpetual preferred stock	-	-	6.5
Increase in accrued distributions declared to
noncontrolling interests	-	-	4.1
Impact of FASB Interpretation No. 48 adoption	-	4.2	-
Other	1.0	-	0.9

Discontinued operations:
Goodwill from repurchase of equity interests of joint venture
entities	$0.2	$5.3	$3.9
Termination of capital leases	-	0.5	10.1
Increase in accrued distributions declared to
noncontrolling interests	-	-	3.0
Noncontrolling interest associated with conversion of
consolidated affiliates to equity method facilities	-	5.9	21.4
Partnership settlements	-	3.2	-
Other	-	1.6	1.3

The accompanying notes to consolidated financial statements are an integral part of these statements.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.           Summary of Significant Accounting Policies:

Organization and Description of Business—

HealthSouth Corporation, incorporated in Delaware in 1984, including its subsidiaries, is the largest provider of inpatient rehabilitative healthcare services in the United States. We operate inpatient rehabilitation hospitals and long-term acute care hospitals (“LTCHs”) and provide treatment on both an inpatient and outpatient basis. References herein to “HealthSouth,” the “Company,” “we,” “our,” or “us” refer to HealthSouth Corporation and its subsidiaries unless otherwise stated or indicated by context.

As of December 31, 2008, we operated 93 inpatient rehabilitation hospitals (including 3 joint venture hospitals which we account for using the equity method of accounting). We are the sole owner of 65 of these hospitals. We retain 50% to 97.5% ownership in the remaining 28 jointly owned hospitals. Our inpatient rehabilitation hospitals are located in 26 states, with a concentration of hospitals in Texas, Pennsylvania, Florida, Tennessee, and Alabama. As of December 31, 2008, we also had two hospitals in Puerto Rico. As of December 31, 2008, we also operated 6 freestanding LTCHs, 5 of which we own and one of which is a joint venture in which we have retained an 80% ownership interest. We also had 49 outpatient rehabilitation satellites operated by our hospitals. We also provide home health services through 25 licensed, hospital-based home health agencies. In addition to HealthSouth hospitals, we manage 8 inpatient rehabilitation units and one outpatient facility through management contracts.

Reclassifications—

Certain previously reported financial results have been reclassified to conform to the current year presentation. Such reclassifications primarily relate to one hospital and one gamma knife radiosurgery center we identified in 2008 that qualify under Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to be reported as assets held for sale and discontinued operations. In addition, during the first quarter of 2009, we terminated the leases associated with certain properties and now include these properties and their results of operations in discontinued operations. We reclassified our consolidated balance sheets as of December 31, 2008 and 2007 to show the assets and liabilities of these qualifying facilities and properties as held for sale. We also reclassified our consolidated statements of operations and statements of cash flows for the years ended December 31, 2008, 2007, and 2006 to show the results of these qualifying facilities and properties as discontinued operations.

In addition, as of January 1, 2009, we reclassified our noncontrolling interests (formerly known as “minority interests”) as a component of equity and now report net income or loss and comprehensive income or loss attributable to our noncontrolling interests separately from net income or loss and comprehensive income or loss attributable to HealthSouth. See the “Basis of Presentation and Consolidation” and “Recent Accounting Pronouncements” sections of this note for additional information.

Business Combinations—

On July 31, 2008, we acquired The Rehabilitation Hospital of South Jersey. We accounted for the acquisition under the purchase method of accounting in accordance with FASB Statement No. 141, Business Combinations, and reported the results of operations of the acquired hospital from the date of acquisition. We have not prepared pro forma financial information as the results of operations of this acquired company and its assets are not material on a consolidated basis.

In August 2008, we acquired an inpatient rehabilitation unit at the Medical Center of Arlington in Texas. In August 2008, we also acquired an inpatient rehabilitation hospital in Midland, Texas from Rehabcare Corporation. The operations of both of these facilities were relocated to existing HealthSouth hospitals in the respective areas. Under the guidance of FASB Statement No. 141 and Emerging Issues Task Force (“EITF”) Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business,” neither of these transactions qualified as the purchase of a “business.” Therefore, we accounted for the purchase of these discrete sets of assets under the guidance in FASB Statement No. 142, Goodwill and Other Intangible Assets.

See Note 6, Goodwill and Other Intangible Assets, for additional information related to the above transactions.

Basis of Presentation and Consolidation—

The accompanying consolidated financial statements of HealthSouth and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the assets, liabilities, revenues, and expenses of all wholly owned subsidiaries, majority-owned subsidiaries over which we exercise control, and, when applicable, entities in which we have a controlling financial interest.

As of December 31, 2008, we had investments in 51 partially owned subsidiaries, of which 42 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of our subsidiaries is a general or limited partner, managing member, or joint venturer, as applicable. We evaluate partially owned subsidiaries and joint ventures held in partnership form in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, and EITF Issue No. 98-6, “Investor’s Accounting for an Investment in a Limited Partnership When the Investor Is the Sole General Partner and the Limited Partners Have Certain Approval or Veto Rights,” to determine whether the rights held by other investors constitute “important rights” as defined therein.

For general partners of all new limited partnerships formed and for existing limited partnerships for which the partnership agreements were modified on or subsequent to June 29, 2005, we evaluate partially owned subsidiaries and joint ventures held in partnership form using the guidance in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” which includes a framework for evaluating whether a general partner or a group of general partners controls a limited partnership and therefore should consolidate it. The framework includes the presumption that general-partner control would be overcome only when the limited partners have certain rights. Such rights include kick-out rights, the right to dissolve or liquidate the partnership or otherwise remove the general partner “without cause,” or participating rights, the right to effectively participate in significant decisions made in the ordinary course of the partnership’s business.

For partially owned subsidiaries or joint ventures held in corporate form, we consider the guidance of FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, and EITF Issue No. 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” and, in particular, whether rights held by other investors would be viewed as “participating rights,” as defined therein. To the extent any minority investor has important rights in a partnership or participating rights in a corporation that inhibit our ability to control the corporation, including substantive veto rights, we generally will not consolidate the entity.

We also consider the guidance in FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities. As of December 31, 2008, we did not have any arrangements or relationships where FASB Interpretation No. 46(R) was applicable.

We use the equity method to account for our investments in entities we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Net income (loss) attributable to HealthSouth includes our share of the net earnings of these entities. The difference between consolidation and the equity method impacts certain of our financial ratios because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities compared to a one line presentation of equity method investments.

We use the cost method to account for our investments in entities we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. In accordance with the cost method, these investments are recorded at the lower of cost or fair value, as appropriate.

We eliminate from our financial results all significant intercompany accounts and transactions.

See the “Reclassifications” and “Recent Accounting Pronouncements” sections of this note for information related to our adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, on January 1, 2009.

Use of Estimates and Assumptions—

The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for contractual revenue adjustments; (2) allowance for doubtful accounts; (3) asset impairments, including goodwill; (4) depreciable lives of assets; (5) useful lives of intangible assets; (6) economic lives and fair value of leased assets; (7) income tax valuation allowances; (8) uncertain tax positions; (9) fair value of stock options; (10) fair value of interest rate swaps; (11) reserves for professional, workers’ compensation, and comprehensive general insurance liability risks; and (12) contingency and litigation reserves. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluation, as considered necessary. Actual results could differ from those estimates.

Risks and Uncertainties—

HealthSouth operates in a highly regulated industry and is required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation,

•	coding and billing for services,

•	requirements of the 75% Rule, including the 60% compliance threshold under The Medicare, Medicaid and State Children’s Health Insurance Program (SCHIP) Extension Act of 2007 (the “2007 Medicare Act”),

•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws,

•	quality of medical care,

•	use and maintenance of medical supplies and equipment,

•	maintenance and security of medical records,

•	acquisition and dispensing of pharmaceuticals and controlled substances, and

•	disposal of medical and hazardous waste.

Many of these laws and regulations are expansive, and we do not have the benefit of significant regulatory or judicial interpretation of them. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our investment structure, hospitals, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our hospitals, and (3) exclusion or suspension of one or more of our hospitals from participation in the Medicare, Medicaid, and other federal and state healthcare programs.

Historically, the United States Congress and some state legislatures have periodically proposed significant changes in regulations governing the healthcare system. Many of these changes have resulted in limitations on and, in some cases, significant reductions in the levels of payments to healthcare providers for services under many government reimbursement programs. Because we receive a significant percentage of our revenues from Medicare, such changes in legislation might have a material adverse effect on our financial position, results of operations, and cash flows, if any such changes were to occur.

For example, over the last several years, changes in regulation governing inpatient rehabilitation reimbursement have created a challenging operating environment for inpatient rehabilitation services. Specifically, on December 29, 2007, the United States Congress enacted the 2007 Medicare Act stipulating that a facility must show that 60% of its patients are treated for at least one of a specified and limited list of medical conditions. Under Medicare rules, any inpatient rehabilitation hospital that fails to meet the classification requirements is subject to prospective reclassification as an acute care hospital, with lower acute payment rates for rehabilitative services. An additional element to the 2007 Medicare Act is a reduction in pricing of services eligible for Medicare reimbursement to a pricing level that existed in the third quarter of 2007 (the Medicare pricing “roll-back”). The roll-back became effective on April 1, 2008 and will remain in effect through September 30, 2009.

On December 8, 2003, The Medicare Modernization Act of 2003 authorized the United States Centers for Medicare and Medicaid Services (“CMS”) to conduct a demonstration program known as the Medicare Recovery Audit Contractor (“RAC”) program. This demonstration was first initiated in three states (California, Florida, and New York) and authorizes CMS to contract with private companies to conduct claims and medical record audits. These audits are in addition to those conducted by existing Medicare contractors, and the contracted RACs are paid a percentage of the overpayments recovered. On December 20, 2006, the Tax Relief & Health Care Act of 2006 directed CMS to expand the RAC program to the rest of the country by 2010. The new RACs were announced on October 6, 2008 and CMS is in the process of implementing the program. Among other changes in the permanent program, the new RACs will receive claims data directly from Medicare contractors on a monthly or quarterly basis and are authorized to review claims up to three years from the date a claim was paid, beginning with claims filed on or after October 1, 2007. We cannot predict when or how this program will affect us.

As discussed in Note 21, Contingencies and Other Commitments, we are a party to a number of lawsuits. We cannot predict the outcome of litigation filed against us. Substantial damages or other monetary remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows.

Self-Insured Risks—

We insure a substantial portion of our professional liability, general liability, and workers’ compensation risks through a self-insured retention program (“SIR”) underwritten by our consolidated wholly owned offshore captive insurance subsidiary, HCS, Ltd. (“HCS”), which we fund via regularly scheduled premium payments. HCS is an independent insurance company licensed by the Cayman Island Monetary Authority. We use HCS to fund part of our first layer of insurance coverage up to $24 million. Risks in excess of specified limits per claim and in excess of our aggregate SIR amount are covered by unrelated commercial carriers.

Reserves for professional liability, general liability, and workers’ compensation risks were $146.9 million and $171.9 million at December 31, 2008 and 2007, respectively. The current portion of this reserve, $38.3 million and $46.0 million at December 31, 2008 and 2007, respectively, is included in Other current liabilities in our consolidated balance sheets. Expenses or (income) related to retained professional and general liability risks were $6.8 million, $(1.6) million, and $1.8 million for the years ended December 31, 2008, 2007, and 2006, respectively. Of these amounts, approximately $6.8 million, $(1.6) million, and $5.4 million, respectively, are classified in Other operating expenses in our consolidated statements of operations, with the remainder included in General and administrative expenses. Expenses associated with retained workers’ compensation risks were $7.8 million, $4.8 million, and $4.5 million for the years ended December 31, 2008, 2007, and 2006, respectively. Of these amounts, approximately $7.6 million, $4.5 million, and $4.4 million, respectively, are classified in Salaries and benefits in our consolidated statements of operations, with the remainder included in General and administrative expenses. See below for additional information related to estimated reserve reductions recorded in 2008, 2007, and 2006.

We also maintain excess loss contracts with reinsurers for professional, general liability, and workers’ compensation risks. Expenses associated with professional and general liability excess loss contracts were approximately $3.4 million, $4.0 million, and $4.7 million for the years ended December 31, 2008, 2007, and 2006, respectively, and are classified in Other operating expenses in our consolidated statements of operations. Expenses associated with workers’ compensation excess loss contracts were approximately $0.7 million, $5.6 million, and $5.4 million for the years ended December 31, 2008, 2007, and 2006, respectively. Of these amounts, approximately $0.8 million, $5.5 million, and $5.3 million, respectively, are classified in Salaries and benefits in our consolidated statements of operations, with the remainder included in General and administrative expenses.

Provisions for these risks are based upon actuarially determined estimates. Loss and loss expense reserves represent the estimated ultimate cost of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves for unpaid losses and loss expenses are estimated using individual case-basis valuations and actuarial analyses. Those estimates are subject to the effects of trends in loss severity and frequency. The estimates are continually reviewed and adjustments are recorded as experience develops or new information becomes known. The changes to the estimated reserve amounts are included in current operating results. During 2008, 2007, and 2006, we reduced our estimated reserves relating to prior loss periods by approximately $19.4 million, $22.3 million, and $32.0 million, respectively, due to favorable claim experience and industry-wide loss development trends.

The reserves for these self-insured risks cover approximately 1,000 individual claims at December 31, 2008 and 2007 and estimates for potential unreported claims. The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. During 2008, 2007, and 2006, $28.3 million, $33.4 million, and $36.5 million, respectively, of payments (net of reinsurance recoveries of $3.3 million, $9.4 million, and $2.0 million, respectively) were made for liability claims. The estimation of the timing of payments beyond a year can vary significantly. Although considerable variability is inherent in reserve estimates, management believes the reserves for losses and loss expenses are adequate; however, there can be no assurance the ultimate liability will not exceed management’s estimates.

The obligations covered by excess contracts remain on the balance sheet, as the subsidiary or parent remains liable to the extent the excess carriers do not meet their obligations under the insurance contracts. Amounts receivable under the excess contracts approximated $24.6 million and $31.1 million at December 31, 2008 and 2007, respectively. Approximately $6.1 million and $7.7 million are included in Other current assets in our consolidated balance sheets as of December 31, 2008 and 2007, respectively, with the remainder included in Other long-term assets.

Revenue Recognition—

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the healthcare services are provided, based upon the estimated amounts due from the patients and third-party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, and employers. Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements. Third-party payor contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates, or discounted fee-for-service rates. Other operating revenues, which include revenues from cafeteria, gift shop, rental income, and management and administrative fees, approximated 1.6%, 2.3%, and 2.6% of Net operating revenues for the years ended December 31, 2008, 2007, and 2006, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement. All healthcare providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to program beneficiaries. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to HealthSouth under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term.

CMS has been granted authority to suspend payments, in whole or in part, to Medicare providers if CMS possesses reliable information that an overpayment, fraud, or willful misrepresentation exists. If CMS suspects payments are being made as the result of fraud or misrepresentation, CMS may suspend payment at any time without providing us with prior notice. The initial suspension period is limited to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the United States Department of Health and Human Services (“HHS”) Office of Inspector General (“HHS-OIG”) or the United States Department of Justice (“DOJ”). Therefore, we are unable to predict if or when we may be subject to a suspension of payments by the Medicare and/or Medicaid programs, the possible length of the suspension period, or the potential cash flow impact of a payment suspension. Any such suspension would adversely impact our financial position, results of operations, and cash flows.

We provide care to patients who are financially unable to pay for the healthcare services they receive, and because we do not pursue collection of amounts determined to qualify as charity care, such amounts are not recorded as revenues.

Cash and Cash Equivalents—

Cash and cash equivalents include highly liquid investments with maturities of three months or less when purchased. Carrying values of Cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

Restricted Cash—

As of December 31, 2008 and 2007, Restricted cash consisted of the following (in millions):

	As of December 31,
	2008	2007
Escrow related to UBS Settlement	$97.9	$–
Affiliate cash	33.4	43.3
Self-insured captive funds	20.4	17.8
Paid-loss deposit funds	2.3	2.5
Total restricted cash	$154.0	$63.6

Amounts in escrow related to the UBS Settlement represent cash that was transferred to us in December 2008 from UBS Securities, LLC (“UBS Securities”) and its insurance carriers and held in escrow pending the court’s implementation of the final court order entered on January 13, 2009. These funds are expected to be dispersed to the applicable parties during the first quarter of 2009. See Note 2, Liquidity, and Note 20, Settlements, for additional information.

Affiliate cash accounts represent cash accounts maintained by partnerships in which we participate where one or more external partners requested, and we agreed, that the partnership’s cash not be commingled with other corporate cash accounts and be used only to fund the operations of those partnerships. Self-insured captive funds represent cash held at our wholly owned insurance captive, HCS, in the Cayman Islands. HCS handles professional liability, workers’ compensation, and other insurance claims on behalf of HealthSouth. These funds are committed to pay third-party administrators for claims incurred and are restricted by insurance regulations and requirements. These funds cannot be used for purposes outside HCS without the permission of the Cayman Islands Monetary Authority. Paid-loss deposit funds represent cash held by third-party administrators to fund expenses and other payments related to claims.

The classification of restricted cash held by HCS as current or noncurrent depends on the classification of the corresponding claims liability. As of December 31, 2008 and 2007, all restricted cash was current. See also Note 3, Cash and Marketable Securities, for information related to restricted marketable securities.

Marketable Securities—

In accordance with FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, we record all equity securities with readily determinable fair values and for which we do not exercise significant influence as available-for-sale securities. We carry the available-for-sale securities at fair value and report unrealized holding gains or losses, net of income taxes, in Accumulated other comprehensive loss, which is a separate component of shareholders’ deficit. We recognize realized gains and losses in our consolidated statements of operations using the specific identification method.

We follow the guidance in FASB Staff Position (“FSP”) Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, when determining whether or not an investment is impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. See Note 3, Cash and Marketable Securities, for additional information.

As of December 31, 2008 and 2007, we had approximately $20.3 million and $28.9 million of restricted marketable securities included in our consolidated balance sheets. These marketable securities represent restricted assets held at our wholly owned insurance captive, HCS, in the Cayman Islands. As discussed previously, HCS handles professional liability, workers’ compensation, and other insurance claims on behalf of HealthSouth. These funds are committed for payment of claims incurred, and the classification of these marketable securities as current or noncurrent depends on the classification of the corresponding claims liability.

Accounts Receivable—

HealthSouth reports accounts receivable at estimated net realizable amounts from services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, workers’ compensation, employers, and patients. Our accounts receivable are geographically dispersed, but a significant portion of our revenues are concentrated by type of payors. The concentration of net patient service accounts receivable by payor class, as a percentage of total net patient service accounts receivable as of the end of each of the reporting periods, is as follows:

	As of December 31,
	2008	2007
Medicare	53.1%	54.8%
Medicaid	3.9%	3.7%
Workers’ compensation	3.6%	4.2%
Managed care and other discount plans	22.7%	22.8%
Other third-party payors	14.0%	11.6%
Patients	2.7%	2.9%
	100.0%	100.0%

During the years ended December 31, 2008, 2007, and 2006, approximately 67.2%, 67.9%, and 68.7%, respectively, of our Net operating revenues related to patients participating in the Medicare program. While revenues and accounts receivable from the Medicare program are significant to our operations, we do not believe there are significant credit risks associated with this government agency. Because Medicare traditionally pays claims faster than our other third-party payors, the percentage of our Medicare charges in accounts receivable is less than the percentage of our Medicare revenues. HealthSouth does not believe there are any other significant concentrations of revenues from any particular payor that would subject it to any significant credit risks in the collection of its accounts receivable.

Additions to the allowance for doubtful accounts are made by means of the Provision for doubtful accounts. We write off uncollectible accounts against the allowance for doubtful accounts after exhausting collection efforts and adding subsequent recoveries. Net accounts receivable include only those amounts we estimate we will collect.

For each of the three years ended December 31, 2008, we performed an analysis of our historical cash collection patterns and considered the impact of any known material events in determining the allowance for doubtful accounts. In performing our analysis, we considered the impact of any adverse changes in general economic conditions, business office operations, payor mix, or trends in federal or state governmental healthcare coverage. At December 31, 2008 and 2007, our allowance for doubtful accounts represented approximately 11.7% and 14.9%, respectively, of the $264.7 million and $252.5 million, respectively, total patient due accounts receivable balance.

Property and Equipment—

We report land, buildings, improvements, and equipment at cost, net of accumulated depreciation and amortization and any asset impairments. We report assets under capital lease obligations at the lower of fair value or the present value of the aggregate future minimum lease payments at the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or life of the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. Useful lives are generally as follows:

Years
Buildings	15 to 30
Leasehold improvements	2 to 15
Furniture, fixtures, and equipment	3 to 10
Assets under capital lease obligations:
Real estate	15 to 20
Equipment	3 to 5

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize interest expense on major construction and development projects while in progress.

We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement, or disposal, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, less any proceeds, is included as a component of income from continuing operations in the consolidated statements of operations. However, if the sale, retirement, or disposal involves a discontinued operation, the resulting net amount, less any proceeds, is included in the results of discontinued operations.

We account for operating leases under the provisions of FASB Statement No. 13, Accounting for Leases, and FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. These pronouncements require us to recognize escalated rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

Goodwill and Other Intangible Assets—

We account for goodwill and other intangibles under the guidance in FASB Statement No. 141, FASB Statement No. 142, and FASB Statement No. 144.

Under FASB Statement No. 142, we test goodwill for impairment using a fair value approach. We are required to test for impairment at least annually, absent some triggering event that would require an impairment assessment. Absent any impairment indicators, we perform our goodwill impairment testing as of October 1st of each year.

We recognize an impairment charge for any amount by which the carrying amount of goodwill exceeds its implied fair value. We present a goodwill impairment charge as a separate line item within income from continuing operations in the consolidated statements of operations, unless the goodwill impairment is associated with a discontinued operation. In that case, we include the goodwill impairment charge, on a net-of-tax basis, within the results of discontinued operations.

We use discounted cash flows to establish the fair value as of the testing dates. The discounted cash flow approach includes many assumptions related to future growth rates, discount factors, future tax rates, etc. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. When we dispose of a hospital, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology, as prescribed in FASB Statement No. 142.

In accordance with FASB Statement No. 142, we amortize the cost of intangible assets with definite useful lives over their respective estimated useful lives to their estimated residual value. As of December 31, 2008, none of our definite useful lived intangible assets has an estimated residual value. We also review these assets for impairment in accordance with FASB Statement No. 144 whenever events or changes in circumstances indicate we may not be able to recover the asset’s carrying amount. As of December 31, 2008, we do not have any intangible assets with indefinite useful lives. The range of estimated useful lives and the amortization basis for our other intangible assets are as follows:

Estimated Useful Life and Amortization Basis
Certificates of need	13 to 30 years using straight-line basis
Licenses	10 to 20 years using straight-line basis
Noncompete agreements	3 to 10 years using straight-line basis
Market access assets	20 years using accelerated basis

Our market access assets are valued using discounted cash flows under the income approach. The value of the market access assets is attributable to our ability to gain access to and penetrate an acquired facility’s historical market patient base. To determine this value, we first develop a debt-free net cash flow forecast under various patient volume scenarios. The debt-free net cash flow is then discounted back to present value using a discount factor, which includes an adjustment for company-specific risk. As noted in the above table, we amortize these assets over 20 years using an accelerated basis that reflects the pattern in which we believe the economic benefits of the market access assets will be consumed.

Impairment of Long-Lived Assets and Other Intangible Assets—

Under the guidance in FASB Statement No. 144, we assess the recoverability of long-lived assets (excluding goodwill) and identifiable acquired intangible assets with definite useful lives, whenever events or changes in circumstances indicate we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset, or, for identifiable intangibles with definite useful lives, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets with definite useful lives, if any, to be recognized is measured based on projected discounted future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is generally determined based on projected discounted future cash flows or appraised values. We present an impairment charge as a separate line item within income from continuing operations in our consolidated statements of operations, unless the impairment is associated with a discontinued operation. In that case, we include the impairment charge, on a net-of-tax basis, within the results of discontinued operations. We classify long-lived assets to be disposed of other than by sale as held and used until they are disposed. We report long-lived assets to be disposed of by sale as held for sale and recognize those assets in the balance sheet at the lower of carrying amount or fair value less cost to sell, and cease depreciation.

Investments in and Advances to Nonconsolidated Affiliates—

Investments in entities we do not control but in which we have the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize our proportionate share of the investees’ net income or losses after the date of investment, additional contributions made, dividends or distributions received, and impairment losses resulting from adjustments to net realizable value. We record equity method losses in excess of the carrying amount of an investment when we guarantee obligations or we are otherwise committed to provide further financial support to the affiliate.

We use the cost method to account for equity investments for which the equity securities do not have readily determinable fair values and for which we do not have the ability to exercise significant influence. Under the cost method of accounting, private equity investments are carried at cost and are adjusted only for other-than-temporary declines in fair value and additional investments.

Management periodically assesses the recoverability of our equity method and cost method investments and equity method goodwill for impairment. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including discounted cash flows, estimates of sales proceeds, and external appraisals, as appropriate. If an investment or equity method goodwill is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Common Stock Warrants—

In January 2004, we repaid our then-outstanding 3.25% Convertible Debentures using the net proceeds of a loan arranged by Credit Suisse First Boston. In connection with this transaction, we issued warrants to the lender to purchase two million shares of our common stock. We accounted for these warrants under the guidance provided in Accounting Principles Board (“APB”) Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. APB Opinion No. 14 requires that separate amounts attributable to the debt and the purchase warrants be computed and accounting recognition be given to each component. We based our allocation to each component on the relative market value of the two components at the time of issuance. The portion allocable to the warrants was accounted for as additional paid-in capital. See Note 18, Earnings (Loss) per Common Share.

Financing Costs—

We amortize financing costs using the effective interest method over the life of the related debt. The related expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.

We accrete discounts and amortize premiums using the effective interest method over the life of the related debt, and we report discounts or premiums as a direct deduction from, or addition to, the face amount of the financing. The related income or expense is included in Interest expense and amortization of debt discounts and fees in our consolidated statements of operations.

Fair Value of Financial Instruments—

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Our financial instruments consist mainly of cash and cash equivalents, restricted cash, restricted and nonrestricted marketable securities, accounts receivable, accounts payable, letters of credit, long-term debt, and interest rate swap agreements. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value because of the short-term maturity of these instruments. The fair value of our marketable securities is generally determined using quoted market prices. The fair value of our letters of credit is deemed to be the amount of payment guaranteed on our behalf by third-party financial institutions. We determine the fair value of our long-term debt based on various factors, including maturity schedules, call features, and current market rates. We also use quoted market prices, when available, or discounted cash flows to determine fair values of long-term debt. See the “Fair Value Measurements” section of this note for information related to the determination of the fair value of our interest rate swaps.

Fair Value Measurements—

On January 1, 2008, we adopted FASB Statement No. 157, Fair Value Measurements, which establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. FASB Statement No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, FASB Statement No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets;

•	Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques noted in FASB Statement No. 157. The three valuation techniques are as follows:

•	Market approach – Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

•	Cost approach – Amount that would be required to replace the service capacity of an asset (i.e., replacement cost); and

•	Income approach – Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing models, and lattice models).

On a recurring basis, we are required to measure our available-for-sale restricted and nonrestricted marketable securities, the liability for the common stock and related common stock warrants associated with the securities litigation settlement (see Note 20, Settlements), and our interest rate swaps at fair value. The fair values of our available-for-sale restricted and nonrestricted marketable securities and the liability for the common stock associated with the securities litigation settlement are determined based on quoted market prices in active markets. The fair value of the liability for the common stock warrants associated with the securities litigation settlement is determined using a Black-Scholes model with weighted-average assumptions for historical volatility of our common stock, the risk-free interest rate, and the expected term of the underlying warrants. The fair value of our interest rate swaps is determined using the present value of the fixed leg and floating leg of each swap. The value of the fixed leg is the present value of the known fixed coupon payments discounted at the rates implied by the LIBOR-swap curve adjusted for the credit spreads applicable to our debt. This adjustment is meant to capture the price of transferring the liability to a similarly-rated counterparty. The value of the floating leg is the present value of the floating coupon payments which are derived from the forward LIBOR-swap rates and discounted at the same rates as the fixed leg.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The fair values of our financial assets and liabilities that are measured on a recurring basis are as follows (in millions):

		Fair Value Measurements at Reporting Date Using
December 31, 2008	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Valuation Technique (1)
Restricted marketable securities	$20.3	$20.3	$–	$–	M
Other current assets:
Marketable securities	0.2	0.2	–	–	M
Other current liabilities:
Interest rate swap agreements:
March 2006 trading swap	(78.2)	–	(78.2)	–	I
December 2008 forward-
starting swap	(0.2)	–	(0.2)	–	I
Government, class action, and related
settlements:
Securities Litigation Settlement
liability—common stock	(55.1)	(55.1)	–	–	M
Securities Litigation Settlement
liability—common stock
warrants	(19.5)	–	(19.5)	–	I

(1)	As discussed above, FASB Statement No. 157 identifies three valuation techniques: market approach (M), cost approach (C), and income approach (I).

On a nonrecurring basis, we are required to measure property and equipment, goodwill, other intangible assets, investments in nonconsolidated affiliates, and assets and liabilities of discontinued operations at fair value. The fair value of our property and equipment is determined using discounted cash flows and significant unobservable inputs, unless there is an offer to purchase such assets, which would be the basis for determining fair value. The fair value of our intangible assets, excluding goodwill, is determined using discounted cash flows and significant unobservable inputs. The fair value of our investments in nonconsolidated affiliates is determined using quoted prices in private markets, discounted cash flows or earnings, or market multiples derived from a set of comparables. The fair value of our assets and liabilities of discontinued operations is determined using discounted cash flows and significant unobservable inputs unless there is an offer to purchase such assets and liabilities, which would be the basis for determining fair value. The fair value of our goodwill is determined using discounted cash flows, and, when available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. Goodwill is tested for impairment as of October 1st of each year, absent any impairment indicators.

FSP No. 157-2, Effective Date of FASB Statement No. 157, delayed the effective date of FASB Statement No. 157 by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. During the year ended December 31, 2008, we recorded an impairment charge of $0.6 million. This charge represented our write-down of certain long-lived assets associated with one of our hospitals to their estimated fair value based on an offer we received from a third party to acquire the assets. During the year ended December 31, 2007, we recorded impairment charges of $15.1 million, related to our long-lived assets. Approximately $14.5 million of these charges during the year ended December 31, 2007 related to the Digital Hospital (as defined in Note 5, Property and Equipment). During 2007, we wrote the Digital Hospital down by $14.5 million to its estimated fair value based on an offer we had received from a third party to acquire our corporate campus and the estimated net proceeds we expected to receive from this potential sale transaction. During the year ended December 31, 2006, we recorded impairment charges of $9.7 million related to our long-lived assets. Approximately $8.6 million of these charges during the year ended December 31, 2006 related to the Digital Hospital.

During the years ended December 31, 2008, 2007, and 2006, we recorded impairment charges of $11.8 million, $38.2 million, and $10.0 million, respectively, as part of our results of discontinued operations. See Note 16, Assets Held for Sale and Results of Discontinued Operations.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP No. FAS 157-3 clarified the application of FASB Statement No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. It also reaffirmed the notion of fair value as an exit price as of the measurement date. The guidance also clarified how management’s internal cash flow and discount rate assumptions should be considered when measuring fair value when relevant observable data does not exist, how observable market information in a market that is not active should be considered when measuring fair value, and how the use of market quotes (e.g., broker quotes or pricing services for the same or similar financial assets) should be considered when assessing the relevance of observable and unobservable data available to measure fair value. The FSP was effective upon issuance, including prior periods for which financial statements had not been issued, or for the year ended December 31, 2008 for HealthSouth. The issuance of this FSP did not have a material impact on our financial position, results of operation, or cash flows, nor did it significantly impact the way in which we estimate the fair value of our financial assets.

Derivative Instruments—

We account for derivative instruments under the guidance in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and its related amendments. FASB Statement No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of hedging relationship.

As of December 31, 2008, we hold two derivative instruments. The first is an interest rate swap that is not designated as a hedge. Therefore, in accordance with FASB Statement No. 133, all changes in the fair value of this interest rate swap are reported in current period earnings on the line entitled Loss on interest rate swap in our consolidated statements of operations. Net cash settlements on this interest rate swap are included in investing activities in our consolidated statements of cash flows.

The second is a forward-starting interest rate swap that is designated as a cash flow hedge. Therefore, in accordance with FASB Statement No. 133, the effective portion of changes in the fair value of this cash flow hedge is deferred as a component of other comprehensive income and is reclassified into earnings as part of interest expense in the same period in which the forecasted transaction impacts earnings. The ineffective portion, if any, is reported in earnings as part of Other income. Net cash settlements on this interest rate swap that is designated as a cash flow hedge will begin in 2011 and will be included in operating activities in our consolidated statements of cash flows.

For additional information regarding these interest rate swaps, see Note 8, Long-term Debt.

Refunds due Patients and Other Third-Party Payors—

Refunds due patients and other third-party payors of approximately $48.8 million and $51.3 million as of December 31, 2008 and 2007, respectively, consist primarily of overpayments received from our patients and other third-party payors. In instances where we are unable to determine the party due the refund, these amounts may become subject to escheat property laws and consequently payable to various tax jurisdictions.

During 2005, we completed a substantive reconstruction process so that we could prepare consolidated financial statements as of and for the years ended December 31, 2004, 2003, and 2002 and restate our previously issued financial statements for the years ended December 31, 2001 and 2000. As of December 31, 2008 and 2007, approximately $43.5 million and $46.4 million, respectively, of amounts included in Refunds due patients and other third-party payors represent refunds and overpayments that originated in periods prior to December 31, 2004. These amounts were originally estimated during our reconstruction process based on collection history and other available patient receipt data. We continue to review these estimates based on updated information with respect to third-party settlement agreements and developments in regulations and rulings. During 2008, 2007, and 2006, this process resulted in a reduction to Refunds due patients and other third-party payors of approximately $2.9 million, $41.2 million, and $14.2 million, respectively. Of these reductions, approximately $2.9 million, $41.2 million, and $3.9 million, respectively, are included in Income (loss) from discontinued operations, net of income tax benefit (expense) in our 2008, 2007, and 2006 consolidated statements of operations. We are negotiating the settlement of these amounts with third-party payors in various jurisdictions. The result of these ongoing settlement negotiations may impact the carrying value of these liabilities.

As of December 31, 2008 and 2007, approximately $35.3 million and $38.2 million, respectively, of the amount recorded as Refunds due patients and other third-party payors represents balances associated with our surgery centers, outpatient, and diagnostic divisions. These liabilities remained with HealthSouth after each transaction closed, and, therefore, are not reported as liabilities held for sale in our consolidated balance sheets.

Noncontrolling Interests in Consolidated Affiliates—

The consolidated financial statements include all assets, liabilities, revenues, and expenses of less-than-100% owned affiliates we control. Accordingly, we have recorded noncontrolling interests in the earnings and equity of such entities. We record adjustments to noncontrolling interests for the allocable portion of income or loss to which the noncontrolling interests holders are entitled based upon their portion of the subsidiaries they own. Distributions to holders of noncontrolling interests are adjusted to the respective noncontrolling interests holders’ balance.

Prior to January 1, 2009, we suspended the allocation of losses to noncontrolling interests holders when the noncontrolling interests balance for a particular noncontrolling interests holder was reduced to zero and the noncontrolling interests holder did not have an obligation to fund such losses. Any excess loss above the noncontrolling interests holders’ balance was not charged to noncontrolling interests but rather was recognized by us until the affiliate began earning income again. We resumed adjusting noncontrolling interests for the subsequent profits earned by a subsidiary only after the cumulative income exceeded the previously unrecorded losses. Effective with our adoption of FASB Statement No. 160 on January 1, 2009, we continue to allocate losses to noncontrolling interests holders even if such allocation results in a deficit noncontrolling interests balance.

See the “Reclassifications,” “Basis of Presentation and Consolidation,” and “Recent Accounting Pronouncements” sections of this note for additional information.

Convertible Perpetual Preferred Stock—

We classify our Convertible perpetual preferred stock on the balance sheet using the guidance in United States Securities and Exchange Commission (the “SEC”) Accounting Series Release No. 268, Presentation in Financial Statements of “Redeemable Preferred Stocks,” and EITF Topic D-98, “Classification and Measurement of Redeemable Securities.” Our Convertible perpetual preferred stock contains fundamental change provisions that allow the holder to require us to redeem the preferred stock for cash if certain events occur. As redemption under these provisions is not solely within our control, we have classified our Convertible perpetual preferred stock as temporary equity.

We also examined whether the embedded conversion option in our Convertible perpetual preferred stock should be bifurcated under the guidance in FASB Statement No. 133 and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” and we determined that bifurcation is not necessary.

Stock-Based Compensation—

HealthSouth has various shareholder- and non-shareholder-approved stock-based compensation plans that provide for the granting of stock-based compensation to certain employees and directors, which are described more fully in Note 14, Stock Based Compensation. We account for stock-based compensation under the guidance in FASB Statement No. 123 (Revised 2004), Share-Based Payment. FASB Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values estimated in accordance with the provisions of FASB Statement No. 123(R) amortized on a straight-line basis over the applicable requisite service period.

Guarantees—

We account for certain guarantees in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FASB Interpretation No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of certain obligations undertaken.

As of December 31, 2007, we were liable for a guarantee of indebtedness owed by a third party in the amount of $29.4 million. We previously recognized this amount as a liability in our consolidated balance sheet because of existing defaults by the third party under this agreement. However, as part of the UBS Settlement discussed in Note 20, Settlements, HealthSouth received a release of all claims by the UBS entities, including this guarantee. Therefore, no such guarantee is included in our consolidated balance sheet as of December 31, 2008.

We are also secondarily liable for certain lease and purchase obligations primarily associated with sold facilities. See Note 11, Guarantees, for additional information.

Litigation Reserve—

Pursuant to FASB Statement No. 5, Accounting for Contingencies, we accrue for loss contingencies associated with outstanding litigation for which management has determined it is probable a loss contingency exists and the amount of loss can be reasonably estimated. If the accrued amount associated with a loss contingency is greater than $5.0 million, we also accrue estimated future legal fees associated with the loss contingency. This requires management to estimate the amount of legal fees that will be incurred in the defense of the litigation. These estimates are based on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length, or complexity of outstanding litigation changes.

Advertising Costs—

We expense costs of print, radio, television, and other advertisements as incurred. Advertising expenses, included in Other operating expenses within the accompanying consolidated statements of operations, approximated $5.5 million in 2008, $4.1 million in 2007, and $3.8 million in 2006.

Professional Fees—Accounting, Tax, and Legal—

Professional fees—accounting, tax, and legal for the year ended December 31, 2008 related primarily to legal fees for continued litigation defense and support matters arising from our prior reporting and restatement issues and income tax return preparation and consulting fees for various tax projects related to our pursuit of our remaining income tax refund claims. Specifically, these fees include the $26.2 million of fees and expenses awarded to the derivative plaintiffs’ attorneys as part of the UBS Settlement discussed in Note 20, Settlements. This amount will be paid from the escrow account designated by the UBS Settlement and funded by UBS Securities and its insurance carriers (see this Note, “Restricted Cash”).

Professional fees—accounting, tax, and legal for the year ended December 31, 2007 related primarily to income tax consulting fees for various tax projects (including tax projects associated with our filing of amended income tax returns for 1996 to 2003), legal fees for continued litigation defense and support matters arising from our prior reporting and restatement issues, and consulting fees associated with support received during our divestiture activities.

Professional fees—accounting, tax, and legal for the year ended December 31, 2006 related primarily to professional services to support the preparation of our Form 10-K for the year ended December 31, 2005, professional services to support the preparation of our Form 10-Qs for the first, second, and third quarters of 2006 (including the preparation of quarterly information for 2005, which had never been presented), tax preparation and consulting fees related to various tax projects, and legal fees for continued litigation defense and support matters (including $32.5 million of fees to the derivative plaintiffs’ attorneys to resolve the amount owed to them as a result of the award given to us under the claim for restitution of incentive bonuses Richard M. Scrushy, our former chairman and chief executive officer, received in previous years and the Securities Litigation Settlement) arising from our prior reporting and restatement issues.

See Note 20, Settlements, and Note 21, Contingencies and Other Commitments, for a description of our continued litigation defense and support matters arising from our prior reporting and restatement issues.

Income Taxes—

We provide for income taxes using the asset and liability method as required by FASB Statement No. 109, Accounting for Income Taxes. This approach recognizes the amount of federal, state, and local taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.

Under FASB Statement No. 109, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

We also follow the guidance in FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. FASB Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109. FASB Statement No. 109 does not prescribe a recognition threshold or measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. FASB Interpretation No. 48 clarifies the application of FASB Statement No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements. Additionally, FASB Interpretation No. 48 provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

HealthSouth and its corporate subsidiaries file a consolidated federal income tax return. Some subsidiaries consolidated for financial reporting purposes are not part of the consolidated group for federal income tax purposes and file separate federal income tax returns. State income tax returns are filed on a separate, combined, or consolidated basis in accordance with relevant state laws and regulations. Partnerships, limited liability partnerships, limited liability companies, and other pass-through entities that we consolidate or account for using the equity method of accounting file separate federal and state income tax returns. We include the allocable portion of each pass-through entity’s income or loss in our federal income tax return. We allocate the remaining income or loss of each pass-through entity to the other partners or members who are responsible for their portion of the taxes.

Assets Held for Sale and Results of Discontinued Operations—

We account for assets held for sale and discontinued operations under FASB Statement No. 144, which requires that a component of an entity that has been disposed of or is classified as held for sale and has operations and cash flows that can be clearly distinguished from the rest of the entity be reported as assets held for sale and discontinued operations. In the period a component of an entity has been disposed of or classified as held for sale, we reclassify the results of operations for current and prior periods into a single caption titled Income (loss) from discontinued operations, net of income tax benefit (expense). In addition, we classify the assets and liabilities of those components as current and noncurrent assets and liabilities held for sale in our consolidated balance sheets. We also classify cash flows related to discontinued operations as one line item within each category of cash flows in our consolidated statements of cash flows.

Earnings (Loss) Per Common Share—

The calculation of earnings (loss) per common share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted earnings (loss) per common share recognizes the effect of all potential dilutive common shares that were outstanding during the respective periods, unless their impact would be antidilutive.

Retirement of Treasury Stock—

In accordance with Accounting Principles Board Opinion No. 6, Status of Accounting Research Bulletins, we account for the retirement of treasury stock as a reduction of retained earnings. However, due to our Accumulated deficit, the retirement of treasury stock is currently recorded as a reduction of Capital in excess of par value.

Foreign Currency Translation—

The financial statements of foreign subsidiaries whose functional currency is not the U.S. dollar have been translated to U.S. dollars in accordance with FASB Statement No. 52, Foreign Currency Translation. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates. Revenues and expenses are translated at average exchange rates in effect during each period, except for those expenses related to balance sheet amounts, which are translated at historical exchange rates. Gains and losses from foreign currency translations are reported as a component of Accumulated other comprehensive loss within shareholders’ deficit. Exchange gains and losses from foreign currency transactions are recognized in the consolidated statements of operations and historically have not been material. We divested our international operations in October 2006.

Comprehensive Income (Loss)—

Comprehensive income (loss) is reported in accordance with the provisions of FASB Statement No. 130, Reporting Comprehensive Income. FASB Statement No. 130 establishes the standard for reporting Comprehensive income (loss) and its components in financial statements. Comprehensive income (loss) is comprised of Net income (loss), changes in unrealized gains or losses on available-for-sale securities, the effective portion of changes in the fair value of our interest rate swap that is designated as a cash flow hedge, and foreign currency translation adjustments and is included in the consolidated statements of comprehensive income (loss).

Recent Accounting Pronouncements—

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007), Business Combinations. FASB Statement No. 141(R) contains significant changes in the accounting for and reporting of business acquisitions, and it continues the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. It changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. Further, certain of the changes will introduce more volatility into earnings and thus may impact a company’s acquisition strategy. In addition, FASB Statement No. 141(R) will impact the annual goodwill impairment test associated with acquisitions that close both before and after the effective date of the new standard. FASB Statement No. 141(R) will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of an entity’s first annual reporting period beginning on or after December 15, 2008, or January 1, 2009 for HealthSouth. We do not expect the adoption of FASB Statement No. 141(R) to have a material impact on our financial position, results of operations, or cash flows.

In December 2007, the FASB issued FASB Statement No. 160. FASB Statement No. 160 establishes accounting and reporting standards for minority interests (recharacterized as noncontrolling interests and classified as a component of equity) and for the deconsolidation of a subsidiary. FASB Statement No. 160 is effective for fiscal years beginning on or after December 15, 2008, or January 1, 2009 for HealthSouth. We adopted FASB Statement No. 160 as of January 1, 2009. The Statement was applied prospectively, however, the presentation and disclosure requirements of the Statement were applied retrospectively for all periods presented. See the “Reclassifications,” and “Basis of Presentation and Consolidation” sections of this note for additional information.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. FASB Statement No. 161 is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, operations, and cash flows through enhanced disclosure requirements. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or January 1, 2009 for HealthSouth. The adoption of this Statement will result only in additional disclosures in our interim and annual reports beginning with the first quarter of 2009. No impact is expected on our financial position, results of operations, or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FASB Statement No. 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141(R) and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, or January 1, 2009 for HealthSouth. The guidance within the FSP for determining the useful life of a recognized intangible asset will be applied prospectively to intangible assets acquired after the effective date. The additional disclosure requirements of the FSP will be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. We do not expect the adoption of this FSP to have a material impact on our financial position, results of operations, or cash flows.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.” The primary objective of EITF 07-5 is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock, which is a key criterion of the scope exception to paragraph 11(a) of FASB Statement No. 133 and is also an important consideration for evaluating whether EITF 00-19 applies to certain financial instruments that are not derivatives under FASB Statement No. 133. Under this guidance, financial instruments or embedded features that were not historically considered to be indexed to an entity’s own stock could be required to be classified as an asset or liability and marked-to-market through earnings in each reporting period. EITF Issue No. 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, or January 1, 2009 for HealthSouth, and must be applied to all instruments outstanding as of the effective date. We do not expect the adoption of this guidance to have a material impact on our financial position, results of operations, or cash flows.

We do not believe any other recently issued, but not yet effective, accounting standards will have a material effect on our consolidated financial position, results of operations, or cash flows.

2.           Liquidity:

While we continue to make progress in improving our leverage and liquidity, we remain highly leveraged.

With the continued deleveraging of the Company as a priority, on June 27, 2008, we finalized the issuance and sale of 8.8 million shares of our common stock to J.P. Morgan Securities Inc. for net proceeds of approximately $150 million (see Note 10, Shareholders’ Deficit) and used the majority of these net proceeds to reduce our total debt outstanding. This debt reduction was in addition to the use of the net proceeds from the sale of our corporate campus (see Note 5, Property and Equipment) in April 2008 to reduce total debt outstanding. In addition, during October 2008, we used the majority of our federal income tax refund for tax years 2000 through 2003 (see Note 17, Income Taxes) to reduce amounts outstanding under our Credit Agreement. In total during 2008, we used approximately $254 million of cash to reduce our total debt outstanding. However, due to the addition of two capital leases for hospitals, our net total debt reduction approximated $226 million during 2008.

In addition, during February 2009, we used our federal income tax refund for tax years 1995 through 1999 (see Note 17, Income Taxes) along with available cash to reduce our Term Loan Facility by $24.5 million and amounts outstanding under our revolving credit facility to zero. We also intend to use the majority of the net cash proceeds from the UBS Settlement (as described in Note 20, Settlements) to pay down long-term debt.

Our primary sources of funding are cash flows from operations and borrowings under our revolving credit facility. As of December 31, 2008, we had approximately $32.2 million in Cash and cash equivalents. This amount excludes approximately $154.0 million in Restricted cash and $20.3 million of Restricted marketable securities. As of December 31, 2008, Restricted cash included approximately $97.9 million related to our settlement with UBS (see Note 20, Settlements). This amount was transferred to us in December 2008, with an additional $2.1 million related to this settlement transferred to us in January 2009, from UBS Securities and its insurance carriers and held in escrow pending the court’s implementation of the final court order entered on January 13, 2009. These funds are expected to be dispersed to the applicable parties during the first quarter of 2009. As noted above, we intend to use the majority of our net cash proceeds from this settlement (see Note 20, Settlements, for discussion related to amounts owed to the derivative plaintiffs’ attorneys and the plaintiffs in the consolidated securities litigation) to reduce long-term debt outstanding. The remainder of our Restricted cash pertains to various obligations we have under lending agreements, partnership agreements, and other arrangements, primarily related to our captive insurance company.

In light of the current global economic situation, we have evaluated and quantified, to the extent practicable, our exposure to financial services counterparties to whom we have material exposure. We monitor the financial strength of our depositories, creditors, derivative counterparties, and insurance carriers using publicly available information, as well as qualitative inputs. During the fourth quarter of 2008, we made a $40 million draw on the revolving credit facility and issued letters of credit under its subfacility without incident. The draw was used for general corporate purposes. Based on our current borrowing capacity and compliance with the financial covenants under our Credit Agreement, we do not believe there is significant risk in our ability to make additional draws under our revolving credit facility, if needed. However, no such assurances can be provided.

In addition, we do not face substantial near-term refinancing risk, as our revolving credit facility does not expire until 2012, our Term Loan Facility does not mature until 2013, and the majority of our bonds are not due until 2014 and 2016.

We have scheduled principal payments of $23.6 million and $22.1 million in 2009 and 2010, respectively, related to long-term debt obligations (see Note 8, Long-term Debt).

As with any company carrying significant debt, our primary risk relating to our leverage is the possibility that a rapid increase in interest rates and/or a down-turn in operating earnings could impair our ability to comply with the financial covenants contained within our Credit Agreement. Loans under our Credit Agreement bear interest at a rate of, at our option, 1-month, 2-month, 3-month, or 6-month LIBOR or the Prime rate, plus an applicable margin that varies depending upon our leverage ratio and corporate credit rating. Our primary covenants include a leverage ratio and an interest coverage ratio, with the interest coverage ratio being a four consecutive fiscal quarters test. As of December 31, 2008, we were in compliance with the covenants under our Credit Agreement. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might not be on terms as favorable to those in our existing Credit Agreement. Under such circumstances, there is also the potential our lenders would not grant relief to us which, among other things, would depend on the state of the credit markets at that time. A default due to violation of the covenants contained within our Credit Agreement could require us to immediately repay all amounts then outstanding under the Credit Agreement. See Note 1, Summary of Significant Accounting Policies, for a discussion of risks and uncertainties facing us. Changes in our business or other factors may occur that might have a material adverse impact on our financial position, results of operations, and cash flows.

3.           Cash and Marketable Securities:

As of December 31, 2008 and 2007, our investments consist of cash and cash equivalents and marketable securities. Our investments in marketable securities are classified as available-for-sale.

The components of our investments as of December 31, 2008 are as follows (in millions):

	Cash & Cash Equivalents	Restricted Cash	Nonrestricted Marketable Securities	Restricted Marketable Securities	Total
Cash	$32.2	$154.0	$–	$–	$186.2
Equity securities	–	–	0.2	20.3	20.5
Total	$32.2	$154.0	$0.2	$20.3	$206.7

Restricted cash as of December 31, 2008 includes amounts held in escrow related to the UBS Settlement discussed in Note 20, Settlements. See also Note 1, Summary of Significant Accounting Policies, “Restricted Cash.” Nonrestricted marketable securities are included in Other current assets in our consolidated balance sheet as of December 31, 2008.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The components of our investments as of December 31, 2007 are as follows (in millions):

	Cash & Cash Equivalents	Restricted Cash	Restricted Marketable Securities	Total
Cash	$19.8	$63.6	$–	$83.4
Equity securities	–	–	28.9	28.9
Total	$19.8	$63.6	$28.9	$112.3

Restricted marketable securities at both balance sheet dates represent restricted assets held at HCS, as discussed in Note 1, Summary of Significant Accounting Policies, “Restricted Cash.” The classification of these marketable securities as current or noncurrent depends on the classification of the corresponding claims liability.

A summary of our nonrestricted marketable securities as of December 31, 2008 is as follows (in millions):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$0.2	$–	$–	$0.2

A summary of our restricted marketable securities as of December 31, 2008 is as follows (in millions):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$21.9	$0.4	$(2.0)	$20.3

A summary of our restricted marketable securities as of December 31, 2007 is as follows (in millions):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Equity securities	$27.6	$1.5	$(0.2)	$28.9

Cost in the above tables includes adjustments made to the cost basis of our equity securities for other-than-temporary impairments. During the year ended December 31, 2008, we recorded $0.3 million and $1.0 million of impairments related to our nonrestricted and restricted marketable securities, respectively. These impairment charges are included in Other income in our 2008 consolidated statement of operations. No impairments were recorded during the years ended December 31, 2007 or 2006.

Investing information related to our marketable securities is as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Proceeds from sales of restricted available-for-sale
securities	$8.1	$66.4	$10.0
Proceeds from sales of nonrestricted available-for-sale
securities	$–	$–	$32.1
Gross realized gains - restricted	$0.2	$4.1	$0.1
Gross realized gains - nonrestricted	$0.6	$–	$0.1
Gross realized losses - restricted	$(1.5)	$(0.4)	$(0.4)
Gross realized losses - nonrestricted	$–	$–	$(0.1)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table shows the fair value and gross unrealized losses of our marketable securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by the length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007 (in millions):

	As of December 31, 2008	As of December 31, 2007
Less than 12 months:
Fair value	$15.5	$2.2
Gross unrealized losses	$(1.9)	$(0.3)
12 months or greater:
Fair value	$0.1	$–
Gross unrealized losses	$(0.1)	$–
Total:
Fair value	$15.6	$2.2
Gross unrealized losses	$(2.0)	$(0.3)

Our portfolio of marketable securities is comprised of numerous individual equity securities and mutual funds across a variety of industries. For our marketable securities with unrealized losses that are not deemed to be other-than-temporarily impaired, we examined the severity and duration of the impairments in relation to the cost of the individual investments. We also considered the industry in which each investment is held and the near-term prospects for a recovery in each specific industry. In addition, the majority of our marketable securities with unrealized losses that are not deemed to be other-than-temporarily impaired are investments in mutual funds which are more diversified than a security held in one specific company or industry. Based on our evaluation and our ability and intent to hold these investments for a reasonable period of time sufficient for a potential recovery of fair value, we do not believe these investments are other-than-temporarily impaired at December 31, 2008.

4.           Accounts Receivable:

Accounts receivable consists of the following (in millions):

	As of December 31,
	2008	2007
Patient accounts receivable	$264.7	$252.5
Less: Allowance for doubtful accounts	(31.1)	(37.6)
Patient accounts receivable, net	233.6	214.9
Other accounts receivable	2.2	2.7
Accounts receivable, net	$235.8	$217.6

The following is the activity related to our allowance for doubtful accounts (in millions):

For the Year Ended December 31,	Balance at Beginning of Period	Additions and Charges to Expense	Deductions and Accounts Written Off	Balance at End of Period
2008	$37.6	$27.4	$(33.9)	$31.1
2007	$35.2	$33.4	$(31.0)	$37.6
2006	$29.1	$45.3	$(39.2)	$35.2

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

5.           Property and Equipment:

Property and equipment consists of the following (in millions):

	As of December 31,
	2008	2007
Land	$66.5	$74.9
Buildings	889.4	914.3
Leasehold improvements	29.0	24.0
Furniture, fixtures, and equipment	342.0	340.5
	1,326.9	1,353.7
Less: Accumulated depreciation and amortization	(664.8)	(632.6)
	662.1	721.1
Construction in progress	11.8	7.6
Property and equipment, net	$673.9	$728.7

Information related to fully depreciated assets and assets under capital lease obligations is as follows (in millions):

	As of December 31,
	2008	2007
Fully depreciated assets	$232.3	$193.9
Assets under capital lease obligations:
Buildings	$201.7	$178.8
Equipment	0.2	-
	201.9	178.8
Accumulated amortization	(107.5)	(95.5)
Assets under capital lease obligations, net	$94.4	$83.3

The amount of depreciation expense, amortization expense relating to assets under capital lease obligations, and rent expense under operating leases is as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Depreciation expense	$66.0	$60.0	$70.2
Amortization expense	$12.0	$11.4	$11.7
Rent expense:
Minimum rent payments	$37.7	$38.3	$36.7
Contingent and other rents	25.8	26.3	28.9
Other	4.1	4.3	3.8
Total rent expense	$67.6	$68.9	$69.4

No material amounts of interest were capitalized on construction projects during 2008, 2007, or 2006.

Corporate Campus—

In January 2008, we entered into an agreement with Daniel Corporation (“Daniel”), a Birmingham, Alabama-based full-service real estate organization, pursuant to which Daniel acquired our corporate campus, including the Digital Hospital, an incomplete 13-story building located on the property, for a purchase price of $43.5 million in cash. This transaction closed on March 31, 2008. As part of this transaction, we entered into a lease for office space within the property that was sold.

In accordance with FASB Statement No. 144, we reviewed our depreciation estimates of our corporate campus based on the revised salvage value of the campus due to the expected sale transaction. During the first quarter of 2008, we accelerated the depreciation of our corporate campus by approximately $11.0 million so that the net book value of the corporate campus equaled the estimated net proceeds expected to be received on the transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximated $10.0 million.

The proceeds of this transaction were used to reduce our debt outstanding in April 2008 (see Note 8, Long-term Debt).

The sale agreement includes a deferred purchase price component related to the Digital Hospital. If Daniel sells, or otherwise monetizes its interest in, the Digital Hospital for cash consideration to a third party, we are entitled to 40% of the net profit, if any and as defined in the sale agreement, realized by Daniel. In September 2008, Daniel Corporation announced that it had reached an agreement with Trinity Medical Center (“Trinity”) pursuant to which Trinity will acquire the Digital Hospital. The purchase price of this transaction has not been made public, and the transaction is subject to Trinity receiving approval for a certificate of need (“CON”) from the applicable state board of Alabama. Currently, there is opposition to the potential approval of Trinity’s CON request, and it could take months to finalize any decision by the applicable Alabama board. Therefore, no assurances can be given as to whether or when any such cash flows related to the deferred purchase price component of our agreement with Daniel will be received, if any, if Daniel is able to realize a net profit on its transaction with Trinity.

Leases—

We lease certain land, buildings, and equipment under non-cancelable operating leases generally expiring at various dates through 2022. We also lease certain buildings and equipment under capital leases generally expiring at various dates through 2027. Operating leases generally have 3- to 15-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require the Company to pay certain maintenance and utility costs. Contingent rents are included in rent expense in the year incurred.

Some facilities are subleased to other parties. Rental income from subleases approximated $6.3 million, $7.0 million, and $5.7 million for the years ended December 31, 2008, 2007, and 2006, respectively. Total expected future minimum rentals under these noncancelable subleases approximated $20.9 million as of December 31, 2008.

Certain leases contain annual escalation clauses based on changes in the Consumer Price Index while others have fixed escalation terms. The excess of cumulative rent expense (recognized on a straight-line basis) over cumulative rent payments made on leases with fixed escalation terms is recognized as straight-line rental accrual and is included in Other long-term liabilities in the accompanying consolidated balance sheets, as follows (in millions):

	As of December 31,
	2008	2007
Straight-line rental accrual	$8.8	$8.9

Future minimum lease payments at December 31, 2008, for those leases having an initial or remaining non-cancelable lease term in excess of one year, are as follows (in millions):

Year Ending December 31,	Operating Leases	Capital Lease Obligations	Total
2009	$32.6	$21.6	$54.2
2010	28.4	21.1	49.5
2011	22.5	19.1	41.6
2012	17.3	16.4	33.7
2013	15.0	14.5	29.5
2014 and thereafter	101.6	86.2	187.8
	$217.4	178.9	$396.3
Less: Interest portion		(64.2)
Obligations under capital leases		$114.7

Asset Impairments—

During 2008, we recorded an impairment charge of $0.6 million. This charge represented our write-down of certain long-lived assets associated with one of our hospitals to their estimated fair value based on an offer we received from a third party to acquire the assets.

During 2007, we recognized long-lived asset impairment charges of $15.1 million. Approximately $14.5 million of these charges related to the Digital Hospital. On June 1, 2007, we entered into an agreement with an investment fund sponsored by Trammell Crow Company (“Trammell Crow”) pursuant to which Trammell Crow agreed to acquire our corporate campus for a purchase price of approximately $60 million, subject to certain adjustments. We wrote the Digital Hospital down by $14.5 million to its estimated fair value based on the estimated net proceeds we expected to receive from this sale. The agreement to sell our corporate campus to Trammell Crow was terminated on August 7, 2007, pursuant to an opt-out provision in the agreement, which Trammell Crow exercised.

During 2006, we recognized long-lived asset impairment charges of $9.7 million. Approximately $8.6 million of these charges related to the Digital Hospital and represented the excess of costs incurred during the construction of the Digital Hospital over the estimated fair value of the property, including the River Point facility, a 60,000 square foot office building which shares the construction site. The impairment of the Digital Hospital in 2006 was determined using a weighted-average fair value approach that considered an alternative use appraisal and other potential scenarios.

6.           Goodwill and Other Intangible Assets:

Goodwill represents the unallocated excess of purchase price over the fair value of identifiable assets and liabilities acquired in business combinations. Other definite-lived intangibles consist primarily of certificates of need, licenses, noncompete agreements, and market access assets.

As discussed in Note 1, Summary of Significant Accounting Policies, we completed the acquisition of The Rehabilitation Hospital of South Jersey on July 31, 2008. As a result of this transaction, our Goodwill increased during the year ended December 31, 2008. We also completed two market consolidation transactions during 2008. As a result of all three transactions, our other intangible assets have increased.

The following table shows changes in the carrying amount of Goodwill for the years ended December 31, 2008, 2007, and 2006 (in millions):

Amount
Goodwill as of December 31, 2005	$403.2
Acquisitions	0.4
Acquisition of equity interests in joint venture entities	3.4
Noncontrolling interest associated with conversion of consolidated
facilities to equity method facilities	(0.9)
Goodwill as of December 31, 2006	406.1
-
Goodwill as of December 31, 2007	406.1
Acquisition	8.6
Goodwill as of December 31, 2008	$414.7

We performed impairment reviews as required by FASB Statement No. 142 as of October 1, 2008, 2007, and 2006 and concluded that no goodwill impairment existed.

The following table provides information regarding our other intangible assets (in millions):

	Gross Carrying Amount	Accumulated Amortization	Net
Certificates of need:
2008	$5.8	$(1.7)	$4.1
2007	2.7	(1.6)	1.1
Licenses:
2008	$50.7	$(35.0)	$15.7
2007	50.3	(32.5)	17.8
Noncompete agreements:
2008	$17.0	$(6.7)	$10.3
2007	11.8	(4.6)	7.2
Market access assets:
2008	$13.2	$(0.5)	$12.7
2007	-	-	-
Total intangible assets:
2008	$86.7	$(43.9)	$42.8
2007	64.8	(38.7)	26.1

Amortization expense for other intangible assets is as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Amortization expense	$5.2	$4.3	$2.3

Total estimated amortization expense for our other intangible assets for the next five years is as follows (in millions):

Year Ending December 31,	Estimated Amortization Expense
2009	$7.1
2010	6.6
2011	6.2
2012	3.9
2013	3.8

7.	Investments in and Advances to Nonconsolidated Affiliates:

Investments in and advances to nonconsolidated affiliates represent our investment in 16 partially owned subsidiaries, of which 11 are general or limited partnerships, limited liability companies, or joint ventures in which HealthSouth or one of our subsidiaries is a general or limited partner, managing member, member, or venturer, as applicable. We do not control these affiliates, but have the ability to exercise significant influence over the operating and financial policies of certain of these affiliates. Our ownership percentages in these affiliates range from 4% to 51%. We account for these investments using the cost and equity methods of accounting. Our investments consist of the following (in millions):

	As of December 31,
	2008	2007
Equity method investments:
Capital contributions	$10.2	$10.2
Cumulative share of income	73.3	62.7
Cumulative share of distributions	(50.4)	(39.5)
	33.1	33.4
Cost method investments:
Capital contributions, net of distributions and impairments	3.6	9.3
Total investments in and advances to nonconsolidated affiliates	$36.7	$42.7

The following summarizes the combined assets, liabilities, and equity and the combined results of operations of our equity method affiliates (on a 100% basis, in millions):

	As of December 31,
	2008	2007
Assets—
Current	$19.1	$20.8
Noncurrent	72.8	68.0
Total assets	$91.9	$88.8
Liabilities and equity—
Current liabilities	$5.9	$1.4
Noncurrent	7.7	8.5
Partners’ capital and shareholders’ equity—
HealthSouth	33.1	33.4
Outside partners	45.2	45.5
Total liabilities and equity	$91.9	$88.8

Condensed statements of operations (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net operating revenues	$69.1	$65.6	$58.7
Operating expenses	(44.5)	(42.1)	(39.0)
Income from continuing operations	24.6	23.5	19.7
Net income	23.3	22.6	18.4

See Note 19, Related Party Transactions, for a discussion of our former investment in Source Medical Solutions, Inc. (“Source Medical”).

8.           Long-term Debt:

Our long-term debt outstanding consists of the following (in millions):

	As of December 31,
	2008	2007
Advances under $400 million revolving credit facility	$40.0	$75.0
Term Loan Facility	783.6	862.8
Bonds Payable—
7.000% Senior Notes due 2008	-	5.0
10.750% Senior Subordinated Notes due 2008	-	30.3
8.500% Senior Notes due 2008	-	9.4
8.375% Senior Notes due 2011	0.3	0.3
7.625% Senior Notes due 2012	1.5	1.5
Floating Rate Senior Notes due 2014	366.0	375.0
10.75% Senior Notes due 2016	494.3	558.2
Notes payable to banks and others at interest rates from 7.9% to 12.9%	12.8	17.0
Capital lease obligations	114.7	104.9
	1,813.2	2,039.4
Less: Current portion	(23.6)	(66.2)
Long-term debt, net of current portion	$1,789.6	$1,973.2

The following chart shows scheduled principal payments due on long-term debt for the next five years and thereafter (in millions):

Year Ending December 31,	Face Amount	Net Amount
2009	$23.6	$23.6
2010	22.1	22.1
2011	21.2	21.2
2012	59.3	59.3
2013	761.0	761.0
Thereafter	932.3	926.0
Total	$1,819.5	$1,813.2

In total during 2008, we used approximately $254 million of cash to reduce our total debt outstanding. However, due to the addition of two capital leases for hospitals, our net total debt reduction approximated $226 million during 2008.

During the first quarter of 2008, we used drawings under our revolving credit facility to redeem approximately $5 million of our 10.75% Senior Notes due 2016, which carry a higher interest rate than borrowings under our Credit Agreement (as defined and discussed later in this note).

During April 2008, we reduced amounts outstanding on our revolving credit facility using the net proceeds from the sale of our corporate campus to Daniel, which was finalized on March 31, 2008, as discussed in Note 5, Property and Equipment.

During the second and third quarters of 2008, we used the net proceeds from our equity offering, as discussed in Note 10, Shareholders’ Deficit, to reduce amounts outstanding on our Term Loan Facility by $39.8 million (including an approximate $2.2 million scheduled principal payment due at that time), to redeem $41.6 million of our 10.75% Senior Notes due 2016, and to redeem $9.0 million of our Floating Rate Senior Notes due 2014. The remainder of the net proceeds was used to reduce amounts outstanding under our revolving credit facility.

In October 2008, we received a total cash refund of approximately $46 million (including interest) attributable to our settlement with the Internal Revenue Service (the “IRS”) for tax years 2000 through 2003, as discussed in Note 17, Income Taxes. We used approximately $33.0 million of this refund to reduce amounts outstanding under our Credit Agreement. Also in October 2008, we used the remainder of this income tax refund plus available cash to redeem approximately $18.8 million of our 10.75% Senior Notes due 2016.

As a result of the pre-payments and bond redemptions discussed above, we allocated a portion of the debt discounts and fees associated with this debt to the debt that was extinguished and expensed debt discounts and fees totaling approximately $3.6 million to Loss on early extinguishment of debt during the year ended December 31, 2008. Our Loss on early extinguishment of debt for the year ended December 31, 2008 also includes $2.3 million of net premiums associated with the redemption of the 10.75% Senior Notes due 2016 and Floating Rate Senior Notes due 2014.

As a result of the above pre-payments during 2008, the quarterly installments due on our Term Loan Facility were reduced from approximately $2.2 million as of December 2007 to approximately $2.0 million as of December 2008, with the balance payable upon the final maturity of the Term Loan Facility in 2013.

In addition to the pre-payments discussed above, we had scheduled bond maturities totaling $44.7 million, quarterly principal payments on the Term Loan Facility totaling $8.6 million (including the approximate $2.2 million payment discussed above relative to the receipt of proceeds from our equity offering in June 2008), and scheduled principal payments on capital leases during the year. Available cash, a portion of which resulted from the events described above, was used for these scheduled payments.

During February 2009, we used our federal income tax refund for tax years 1995 through 1999 (see Note 17, Income Taxes) along with available cash to reduce our Term Loan Facility by $24.5 million and amounts outstanding under our revolving credit facility to zero. We also intend to use the majority of the net cash proceeds from the UBS Settlement (see Note 20, Settlements) to pay down long-term debt.

As discussed in Note 16, Assets Held for Sale and Results of Discontinued Operations, during 2007, we divested our surgery centers, outpatient, and diagnostic divisions. Due to the requirements under our Credit Agreement to use the net proceeds from each divestiture to repay obligations outstanding under our Credit Agreement, and in accordance with the guidance in EITF Issue No. 87-24, “Allocation of Interest to Discontinued Operations,” we allocated the interest expense on the debt that was required to be repaid as a result of the divestiture transactions to discontinued operations in all periods presented. The following table provides information regarding our total Interest expense and amortization of debt discounts and fees presented in our consolidated statements of operations for both continuing and discontinued operations (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Continuing operations:
Interest expense	$153.0	$221.6	$215.7
Amortization of debt discounts	0.6	0.6	1.4
Amortization of consent fees/bond issue costs	1.9	2.0	6.3
Amortization of loan fees	4.0	5.2	10.6
Total interest expense and amortization of debt
discounts and fees for continuing operations	159.5	229.4	234.0
Interest expense for discontinued operations	1.9	45.9	103.7
Total interest expense and amortization of debt discounts
and fees	$161.4	$275.3	$337.7

Our interest payments increase or decrease in accordance with changes in interest rates. However, the vast majority of our variable interest payments will be offset by net settlement payments or receipts on our $1.1 billion interest rate swap described below. Net settlement payments or receipts on this swap are included in the line item Loss on interest rate swap in our consolidated statements of operations.
Recapitalization Transactions—

On March 10, 2006, we completed the last of a series of recapitalization transactions (the “Recapitalization Transactions”) enabling us to prepay substantially all of our prior indebtedness and replace it with approximately $3 billion of new long-term debt. The Recapitalization Transactions included (1) entering into credit facilities that provide for credit of up to $2.55 billion of senior secured financing, (2) entering into an interim loan agreement that provided us with $1.0 billion of senior unsecured financing (paid off in June 2006 with the proceeds from our private offering of $1.0 billion of senior notes discussed below), (3) completing a $400 million offering of convertible perpetual preferred stock, (4) completing cash tender offers to purchase substantially all $2.03 billion of our previously outstanding senior notes and $319 million of our previously outstanding senior subordinated notes and consent solicitations with respect to proposed amendments to the indentures governing each outstanding series of notes, and (5) prepaying and terminating our 10.375% Senior Subordinated Credit Agreement, our Amended and Restated Credit Agreement, and our Term Loan Agreement. In order to complete the Recapitalization Transactions, we also entered into consents, amendments, and waivers to our Amended and Restated Credit Agreement, $200 million Term Loan Agreement, and $355 million 10.375% Senior Subordinated Credit Agreement (all as defined later in this note).

We used a portion of the proceeds of the loans under the new senior secured credit facilities, the proceeds of the interim loan, and the proceeds of the $400 million offering of convertible perpetual preferred stock, along with cash on hand and cash obtained from liquidation of available-for-sale marketable securities, to prepay substantially all of our prior indebtedness and to pay fees and expenses related to such prepayment and the Recapitalization Transactions. The remainder of the proceeds and availability under the senior secured credit facilities are being used for general corporate purposes. In addition, the letters of credit issued under the revolving letter of credit subfacility and the synthetic letter of credit facility are being used in the ordinary course of business to secure workers’ compensation and other insurance coverages and for general corporate purposes.

As a result of the Recapitalization Transactions, we recorded an approximate $361.1 million Loss on early extinguishment of debt in the first quarter of 2006.

Offers to Purchase and Consent Solicitations—

On February 2, 2006, we announced we were offering to purchase, and soliciting consents seeking approval of proposed amendments to the indentures governing our 7.375% Senior Notes due 2006, 7.000% Senior Notes due 2008, 8.500% Senior Notes due 2008, 8.375% Senior Notes due 2011, 7.625% Senior Notes due 2012, and our 10.750% Senior Subordinated Notes due 2008 (collectively, the “Notes”). On February 15, 2006, we announced that a majority in principal amount of the holders of our Notes had delivered consents under the indentures governing these Notes, thereby approving proposed amendments to the indentures.

Consents, Amendments, and Waivers—

On February 15, 2006, we entered into a consent and waiver (the “Consent”) to our 10.375% Senior Subordinated Credit Agreement. Pursuant to the terms of the Consent, the lenders consented to the prepayment of all outstanding loans in full (together with all accrued and unpaid interest) on or prior to March 20, 2006 and waived certain provisions of the 10.375% Senior Subordinated Credit Agreement to the extent such provisions prohibited such prepayment. In connection with the Consent, we paid to each lender a prepayment premium equal to 15.0% of the principal amount of such lender’s loans.

Also on February 15, 2006, we entered into an amendment and waiver (the “Amendment”) to our Term Loan Agreement. Pursuant to the terms of the Amendment, the lenders amended certain provisions of the Term Loan Agreement to the extent such provisions prohibited a prepayment of the loans thereunder prior to June 15, 2006. In connection with the Amendment, we paid a consent fee equal to 1.0% of the principal amount of such lender’s loans. We also paid a prepayment fee equal to 2.0% of the aggregate principal amount of the prepayment.

On February 22, 2006, we entered into an amendment and waiver (the “Waiver”) to our Amended and Restated Credit Agreement. Pursuant to the terms of the Waiver, the lenders waived, in the event the recapitalization did not occur substantially simultaneously with the issuance of the convertible preferred stock, certain provisions of the Amended and Restated Credit Agreement to the extent required to permit us to apply 100% of the net proceeds of the issuance of the Convertible perpetual preferred stock to the prepayment or repayment of other existing indebtedness. In connection with the Waiver, we paid to each lender executing the Waiver a waiver fee equal to 0.05% of the principal amount of such lender’s loans.

Senior Credit Facility—

On March 10, 2006, we entered into a credit agreement (the “Credit Agreement”) with a consortium of financial institutions (collectively, the “Lenders”). The Credit Agreement provides for credit of up to $2.55 billion of senior secured financing. The $2.55 billion available under the Credit Agreement includes (1) a six-year $400 million revolving credit facility (the “Revolving Loans”), with a revolving letter of credit subfacility and swingline loan subfacility, (2) a six-year $100 million synthetic letter of credit facility, and (3) a seven-year $2.05 billion term loan facility (the “Term Loan Facility”). The Term Loan Facility originally amortized in quarterly installments, commencing with the quarter ended on September 30, 2006, equal to 0.25% of the original principal amount thereof, with the balance payable upon the final maturity. However, due to prepayments on the Term Loan Facility during 2008 and 2007, our quarterly payments are now lower.

Loans under the Credit Agreement bear interest at a rate of, at our option, (1) LIBOR, adjusted for statutory reserve requirements (“Adjusted LIBOR”) or (2) the higher of (a) the federal funds rate plus 0.5% and (b) JPMorgan Chase Bank, N.A.’s (“JPMorgan”) prime rate, in each case, plus an applicable margin that varies depending upon our leverage ratio and corporate credit rating. We are also subject to a commitment fee of 0.5% per annum on the daily amount of the unutilized commitments under the Revolving Loans. On March 12, 2007, we amended our existing Credit Agreement to lower the applicable margin and modify certain other covenants. The amendment and related supplement reduced the interest rate on our Term Loan Facility to LIBOR plus 2.5% (formerly LIBOR plus 3.25%), as well as reduced the applicable participation rate on the $100 million synthetic letter of credit facility to 2.5% (formerly 3.25%). The amendment also gave us the appropriate approvals required for our divestiture activities (see Note 16, Assets Held for Sale and Results of Discontinued Operations).

Our interest rate under the Revolving Loans was 4.2% and 8.1% at December 31, 2008 and 2007, respectively. Our interest rate under the Term Loan Facility was 4.7% and 7.7% at December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, approximately $40.0 million and $75.0 million, respectively, was drawn in Revolving Loans, excluding approximately $52.7 million and $21.5 million, respectively, utilized under the revolving letter of credit subfacility. Approximately $33.6 million of these letters of credit relate to our court-required security for the judgment against us in the New York action (see Note 20, Settlements). This judgment will be dismissed as part of our settlement with certain UBS entities. As a result, our letters of credit outstanding will be reduced in the first quarter of 2009. Approximately $100.0 million and $99.9 million were utilized under the synthetic letter of credit facility as of December 31, 2008 and 2007, respectively.

Pursuant to a Collateral and Guarantee Agreement (the “Collateral and Guarantee Agreement”), dated as of March 10, 2006, between us, our subsidiaries defined therein (collectively, the “Subsidiary Guarantors”) and JPMorgan, our obligations under the Credit Agreement are (1) secured by substantially all of our assets and the assets of the Subsidiary Guarantors and (2) guaranteed by the Subsidiary Guarantors. In addition to the Collateral and Guarantee Agreement, we and the Subsidiary Guarantors entered into mortgages with respect to certain of our material real property (excluding real property subject to preexisting liens and/or mortgages) in connection with the Credit Agreement. Our obligations under the Credit Agreement are secured by the real property subject to such mortgages.

The Credit Agreement contains affirmative and negative covenants and default and acceleration provisions, including a minimum interest coverage ratio and a maximum leverage ratio that changes over time.

Interest Rate Swaps—

$1.1 Billion Interest Rate Swap

Under the Credit Agreement, we are required to enter into and maintain, for a period of at least three years after the effective date of the Credit Agreement, one or more swap agreements to effectively convert at least 50% of our consolidated total indebtedness (as defined in the Credit Agreement) to fixed rates. Therefore, on March 23, 2006, we entered into an interest rate swap.

The notional amount of this interest rate swap is subject to adjustment in accordance with an amortization schedule that correlates to required and expected payments under the Credit Agreement. As of December 31, 2008, the notional amount of this interest rate swap was $1.121 billion, and it is scheduled to be reduced to $1.056 billion in March 2009.

We pay a fixed rate of 5.2% under this swap agreement. Net settlements commenced on June 10, 2006 and are made quarterly on each March 10, June 10, September 10, and December 10. The counterparties pay a floating rate based on 3-month LIBOR, which was 2.2% and 5.1% at December 10, 2008 and 2007, which was the most recent interest rate set date at each respective year end. The termination date of this swap is March 10, 2011.

We entered into this swap based on the requirements under our Credit Agreement to effectively convert the floating rate of the Credit Agreement to the fixed rate of the swap in an effort to limit our exposure to variability in interest payments caused by changes in LIBOR. As of December 31, 2008, we had not designated the relationship between the Credit Agreement and interest rate swap as a hedge under FASB Statement No. 133. Therefore, changes in the fair value of the interest rate swap during the years ended December 31, 2008, 2007, and 2006 have been included in current-period earnings as Loss on interest rate swap. The fair market value of the swap as of December 31, 2008 and 2007 was approximately ($78.2) million and ($43.2) million, respectively, and is included in Other current liabilities in our consolidated balance sheets. During the year ended December 31, 2008, we made net cash settlement payments of approximately $20.7 million to our counterparties. During the year ended December 31, 2007, we received net cash settlements of approximately $3.2 million from our counterparties. During the year ended December 31, 2006, we made net cash settlement payments of approximately $0.6 million to our counterparties.

$100 Million Forward-Starting Interest Rate Swap

In December 2008, we entered into a $100 million forward-starting interest rate swap as a cash flow hedge of future interest payments on our Term Loan Facility. Under this swap agreement, we pay a fixed rate of 2.6% while the counterparty pays a floating rate based on 3-month LIBOR. Net settlements will commence on June 10, 2011. The termination date of this swap is December 12, 2012.

As discussed in Note 1, Summary of Significant Accounting Policies, this interest rate swap is designated as a cash flow hedge under the guidance in FASB Statement No. 133. Therefore, the effective portion of changes in the fair value of this cash flow hedge is deferred as a component of other comprehensive income and is reclassified into earnings as part of interest expense in the same period in which the forecasted transaction impacts earnings. The fair market value of this swap as of December 31, 2008 was approximately ($0.2) million and is included in Other current liabilities in our consolidated balance sheet.

Private Offering of $1.0 Billion of Senior Notes—

On June 14, 2006, we completed a private offering of $1.0 billion aggregate principal amount of senior notes, which included $375.0 million in aggregate principal amount of floating rate senior notes due 2014 (the “Floating Rate Notes”) at par and $625.0 million aggregate principal amount of 10.75% senior notes due 2016 (the “2016 Notes”) at 98.505% of par (collectively, the “Senior Notes”). At the time we completed the offering and sale of the Senior Notes, they were not registered under the Securities Act of 1933, as amended (the “Securities Act”). See “Registration Rights Agreement” section of this note.

The Senior Notes were issued pursuant to separate indentures dated June 14, 2006 (each an “indenture” and together, the “Indentures”) among HealthSouth, the Subsidiary Guarantors (as defined in the Indentures), and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). Pursuant to the terms of the Indentures, the Senior Notes are senior unsecured obligations of HealthSouth and will rank equally with our senior indebtedness, senior to any of our subordinated indebtedness, and effectively junior to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. Our obligations under the Senior Notes are jointly and severally guaranteed by all of our existing and future subsidiaries that guarantee (1) borrowings under our Credit Agreement or (2) certain of our debt.

We used the net proceeds from the private offering of the Senior Notes, along with cash on hand, to repay all borrowings outstanding under our then-outstanding interim loan agreement.

Interest payments on the Senior Notes commenced on December 15, 2006 and is payable in arrears on June 15 and December 15 of each year. We pay interest on overdue principal at the rate of 1.0% per annum in excess of the applicable rates described below and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Floating Rate Notes—

The Floating Rate Notes mature on June 15, 2014 and bear interest at a per annum rate, reset semiannually, of LIBOR plus 6.0%, as determined by the calculation agent, which is initially the Trustee. Our interest rate as of December 31, 2008 and 2007 was 8.3% and 10.8%, respectively.

On or after June 15, 2009, we will be entitled, at our option, to redeem all or a portion of the Floating Rate Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, plus accrued interest to the redemption date, if redeemed during the twelve-month period commencing on June 15 of the years set forth below:

Period	Redemption Price*
2009	103.0%
2010	102.0%
2011	101.0%
2012 and thereafter	100.0%

* Expressed in percentage of principal amount

Prior to June 15, 2009, we are entitled, at our option, to redeem Floating Rate Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Floating Rate Notes issued at a redemption price of 100%, plus a premium equal to the interest rate per annum on the Floating Rate Notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from certain equity offerings, provided however, that at least 65% of such aggregate principal amount of the Floating Rate Notes remains outstanding after giving effect to such redemption and each such redemption occurs within 90 days after the date of the related equity offering.

2016 Notes—

The 2016 Notes mature on June 15, 2016 and bear interest at a per annum rate of 10.75%.

On or after June 15, 2011, we will be entitled, at our option, to redeem all or a portion of the 2016 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, plus accrued interest to the redemption date (subject to the right of holders of the 2016 Notes of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on June 15 of the years set forth below:

Period	Redemption Price*
2011	105.375%
2012	103.583%
2013	101.792%
2014 and thereafter	100.000%

* Expressed in percentage of principal amount

Prior to June 15, 2009, we are entitled, at our option, to redeem 2016 Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 2016 Notes issued at a redemption price of 110.75%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from certain equity offerings, provided however, that at least 65% of the aggregate principal amount of 2016 Notes remains outstanding after giving effect to such redemption and each such redemption occurs within 90 days after the date of the related equity offering.

Floating Rate Notes and 2016 Notes—

Notwithstanding the foregoing, prior to June 15, 2009 (in the case of the Floating Rate Notes) and June 15, 2011 (in the case of the 2016 Notes), we are entitled, at our option, to redeem all, but not less than all, of the Senior Notes at a redemption price equal to 100% of the principal amount of the Senior Notes plus a premium, and accrued and unpaid interest. The premium is equal to the greater of (1) 1.0% of the principal amount of the Senior Notes and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of such Senior Notes on June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the 2016 Notes), plus (ii) all required remaining scheduled interest payments due on such Senior Notes through June 15, 2009 (in the case of the Floating Rate Notes) or June 15, 2011 (in the case of the 2016 Notes), computed using a discount rate equal to the applicable Adjusted Treasury Rate (as defined in the documents governing the Senior Notes), over (b) the principal amount of such Senior Notes on such redemption date.

Repurchase Upon a Change of Control—

Upon the occurrence of a change in control (as defined in the Indentures), each holder of the Senior Notes may require us to repurchase all or a portion of the Senior Notes in cash at a price equal to 101% of the principal amount of the Senior Notes to be repurchased, plus accrued and unpaid interest. However, subject to certain exceptions, our Credit Agreement limits our ability to repurchase the Senior Notes prior to their maturity.

Covenants—

The Senior Notes contain covenants that, among other things, limit our and certain of our subsidiaries’ ability to (1) incur additional debt, (2) make certain restricted payments, (3) consummate specified asset sales, (4) enter into transactions with affiliates, (5) incur liens, (6) pay dividends or make payments to us and our restricted subsidiaries, (7) enter into sale leaseback transactions, (8) merge or consolidate with another person, and (9) dispose of all or substantially all of our assets. The Indentures provide for events of default (subject in certain cases to grace and cure periods), which include nonpayment, breach of covenants in the Indentures, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Senior Notes of a series may declare the principal of and accrued but unpaid interest on all the Senior Notes of such series to be due and payable.

Registration Rights Agreement—

In connection with the offering of the Senior Notes, on March 30, 2007, we filed a registration statement with the SEC with respect to a registered offer to exchange each series of the Senior Notes for new notes having terms substantially identical in all material respects to such series of Senior Notes and to register the corresponding guarantees. The new notes will generally be freely transferable under the Securities Act. In addition, we have agreed under certain circumstances to file one or more shelf registration statements to cover resales of the Senior Notes and to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within a specified period of time and keep effective the shelf registration statement until two years after its effective date (subject to certain exceptions).

If we fail to satisfy these obligations, we will be required to pay additional interest to the holders of the Senior Notes. The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates.

Bonds Payable—

7.000% Senior Notes—

On June 22, 1998, we issued $250 million in 7.000% Senior Notes due 2008 (the “7.000% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 7.000% Senior Notes was 7.0%. Interest was payable on June 15 and December 15 of each year. The 7.000% Senior Notes were unsecured and unsubordinated. We used the net proceeds from the issuance of the 7.000% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 7.000% Senior Notes matured on June 15, 2008, and we used available cash to repay these bonds. See “Recapitalization Transactions” section previously discussed in this note.

10.750% Senior Subordinated Notes—

On September 25, 2000, we issued $350 million in 10.750% Senior Subordinated Notes due 2008 (the “10.750% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 10.750% Senior Notes was 10.75%. Interest was payable on April 1 and October 1 of each year. The 10.750% Senior Notes were senior subordinated obligations of HealthSouth and also were effectively subordinated to all existing and future liabilities of our subsidiaries and partnerships. We used the net proceeds from the issuance of the 10.750% Senior Notes to redeem our then-outstanding 9.500% Notes due 2001 and to pay down indebtedness outstanding under our then-existing credit facilities. The 10.750% Senior Notes matured on October 1, 2008, and we used available cash to repay these bonds. See “Recapitalization Transactions” section previously discussed in this note.

8.500% Senior Notes—

On February 1, 2001, we issued $375 million in 8.500% Senior Notes due 2008 (the “8.500% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 8.500% Senior Notes was 8.5%. Interest was payable on February 1 and August 1 of each year. The 8.500% Senior Notes were unsecured and unsubordinated. We used the net proceeds from the issuance of the 8.500% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 8.500% Senior Notes matured on February 1, 2008, and we used available cash to repay these bonds. See “Recapitalization Transactions” section previously discussed in this note.

8.375% Senior Notes—

On September 28, 2001, we issued $400 million in 8.375% Senior Notes due 2011 (the “8.375% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 8.375% Senior Notes is 8.4%. Interest is payable on April 1 and October 1 of each year. The 8.375% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 8.375% Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities. The 8.375% Senior Notes mature on October 1, 2011. We may redeem the 8.375% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable premium plus accrued interest. Each holder of the 8.375% Senior Notes had the right to require us to purchase all outstanding notes held by such holder on January 2, 2009 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. No holders exercised this right. See “Recapitalization Transactions” section previously discussed in this note.

7.625% Senior Notes—

On May 17, 2002, we issued $1 billion in 7.625% Senior Notes due 2012 at 99.3% of par value (the “7.625% Senior Notes”). Due to discounts and financing costs, the effective interest rate on the 7.625% Senior Notes is 7.6%. Interest is payable on June 1 and December 1 of each year. The 7.625% Senior Notes are unsecured and unsubordinated. We used the net proceeds from the issuance of the 7.625% Senior Notes to pay down indebtedness outstanding under our credit facilities and for other corporate purposes. The 7.625% Senior Notes mature on June 1, 2012. We may redeem the 7.625% Senior Notes, in whole or in part, at our option, and at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus any applicable premium plus accrued interest. Each holder of the 7.625% Senior Notes had the right to require us to purchase all outstanding notes held by such holder on January 2, 2009 for a purchase price equal to 100% of the principal amount of such notes, plus accrued interest. No holders exercised this right. See “Recapitalization Transactions” section previously discussed in this note.

Notes Payable to Banks and Others—

We have two notes payable agreements outstanding. One agreement was assumed in an acquisition and the other was used to purchase real estate. The terms on these notes vary by agreement, but range in length from 180 to 300 months. The agreements have fixed interest rates ranging from 7.9% to 12.9%. The note used to purchase real estate is collateralized by the applicable real estate.

One of these agreements is subject to certain financial, positive, and negative covenants. As of December 31, 2008 and 2007, we were in compliance with all such covenants.

Capital Lease Obligations—

We engage in a significant number of leasing transactions including real estate, medical equipment, computer equipment, and other equipment utilized in operations. Certain leases that meet the lease capitalization criteria in accordance with FASB Statement No. 13 have been recorded as an asset and liability at the lower of fair value or the net present value of the aggregate future minimum lease payments at the inception of the lease. Interest rates used in computing the net present value of the lease payments generally ranged from 6.6% to 12.2% based on our incremental borrowing rate at the inception of the lease. Our leasing transactions include arrangements for equipment with major equipment finance companies and manufacturers who retain ownership in the equipment during the term of the lease and with a variety of both small and large real estate owners.

9.           Convertible Perpetual Preferred Stock:

On March 7, 2006, we completed the sale of 400,000 shares of our 6.50% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock has an initial liquidation preference of $1,000 per share of Series A Preferred Stock, which is contingently subject to accretion. Holders of Series A Preferred Stock are entitled to receive, when and if declared by our board of directors, cash dividends at the rate of 6.50% per annum on the accreted liquidation preference per share, payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, commencing on July 15, 2006. Dividends on Series A Preferred Stock are cumulative. If we are prohibited by the terms of our credit facilities, debt indentures, or other debt instruments from paying cash dividends on the Series A Preferred Stock, we may pay dividends in shares of our common stock, or a combination of cash and shares of our common stock. Shares of our common stock delivered as dividends will be valued at 95% of their market value. Unpaid dividends will accrete at an annual rate of 8.0% per year for the relevant dividend period and will be reflected as an accretion to the liquidation preference of the Series A Preferred Stock. Each holder of Series A Preferred Stock has one vote for each share held by the holder on all matters voted upon by the holders of our common stock.

The Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of our common stock at an initial conversion price of $30.50 per share, which is equal to an initial conversion rate of approximately 32.7869 shares of common stock per share of Series A Preferred Stock, subject to specified adjustments. On or after July 20, 2011, we may cause the shares of Series A Preferred Stock to be automatically converted into shares of our common stock at the conversion rate then in effect if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the notice of forced conversion exceeds 150% of the conversion price of the Series A Preferred Stock. If we are subject to a fundamental change, as defined in the Certificate of Designation of the Series A Preferred Stock, each holder of shares of Series A Preferred Stock has the right, subject to certain limitations, to require us to purchase with cash any or all of its shares of Series A Preferred Stock at a purchase price equal to 100% of the accreted liquidation preference, plus any accrued and unpaid dividends to the date of purchase. In addition, if holders of the Series A Preferred Stock elect to convert shares of Series A Preferred Stock in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate for such shares of Series A Preferred Stock. As redemption of the Series A Preferred Stock is contingent upon the occurrence of a fundamental change, and since we do not deem a fundamental change probable of occurring, accretion of our Convertible perpetual preferred stock is not necessary.

The Series A Preferred Stock is, with respect to dividend rights and rights upon liquidation, winding-up, or dissolution: (1) senior to all classes of our common stock; (2) on a parity with any class of capital stock or series of preferred stock established after the original issue date of the Series A Preferred Stock; (3) junior to each class of capital stock or series of preferred stock established after the original issue date of the Series A Preferred Stock when the terms of such issuance expressly provide that it will rank senior to the Series A Preferred Stock; and (4) junior to all our existing and future debt obligations and other liabilities, including claims of trade creditors.

On March 30, 2007, we filed a shelf registration statement registering the Series A Preferred Stock and the common stock issuable upon conversion of the Series A Preferred Stock. We are required to use our reasonable best efforts to cause such registration statement to remain effective until the earliest of two years following the date of issuance of the Series A Preferred Stock, the sale of all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock under such registration statement and the date on which all Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock cease to be outstanding or have been resold pursuant to Rule 144 under the Securities Act. If we fail to comply with the foregoing requirements, we will pay additional dividends to all holders of Series A Preferred Stock equal to the applicable dividend rate or accretion rate for the relevant period plus (1) 0.25% per annum for the first 90 days after such registration default and (2) thereafter, 0.50% per annum.

During the years ended December 31, 2008, 2007, and 2006, we declared $26.0 million, $26.0 million, and $22.2 million, respectively, in dividends on our Series A Preferred Stock. As of December 31, 2008 and 2007, accrued dividends of approximately $6.5 million were included in Other current liabilities on our balance sheets. These accrued dividends were paid in January 2009 and 2008, respectively.

10.           Shareholders’ Deficit:

Equity Offering—

On June 27, 2008, HealthSouth finalized the issuance and sale of 8.8 million shares of its common stock to J.P. Morgan Securities Inc. for net proceeds of approximately $150 million. The Company used the net proceeds of the offering primarily for redemption and repayment of short-term and long-term borrowings. See Note 2, Liquidity, and Note 8, Long-term Debt, for additional information regarding use of the net proceeds.

Retirement of Scrushy Shares—

In November 2006, we received 723,921 shares of our common stock with a market value of approximately $14.8 million from Mr. Scrushy in partial payment for a summary judgment against Mr. Scrushy on a claim for the restitution of incentive bonuses Mr. Scrushy received for years 1996 through 2002. On November 1, 2007, our board of directors approved the retirement of these shares.

Common Stock Warrants—

In January 2004, we repaid our then-outstanding 3.25% Convertible Debentures using the net proceeds of a loan arranged by Credit Suisse First Boston. In connection with this transaction, we issued warrants to the lender to purchase two million shares of our common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $32.50 per share.

11.           Guarantees:

Primarily in conjunction with the sale of certain facilities, including the sale of our surgery centers, outpatient, and diagnostic divisions during 2007, HealthSouth assigned, or remained as a guarantor on, the leases of certain properties and equipment to certain purchasers and, as a condition of the lease, agreed to act as a guarantor of the purchaser’s performance on the lease. HealthSouth also remained as a guarantor to certain purchase and servicing contracts that were assigned to the buyer of our diagnostic division in connection with the sale. Should the purchaser fail to pay the obligations due on these leases or contracts, the lessor or vendor would have contractual recourse against us.

As of December 31, 2008, we were secondarily liable for 121 such guarantees. The remaining terms of these guarantees ranged from one month to 126 months. If we were required to perform under all such guarantees, the maximum amount we would be required to pay approximated $73.5 million.

We have not recorded a liability for these guarantees, as we do not believe it is probable we will have to perform under these agreements. If we are required to perform under these guarantees, we could potentially have recourse against the purchaser for recovery of any amounts paid. In addition, the purchasers of our surgery centers, outpatient, and diagnostic divisions have agreed to seek releases from the lessors and vendors in favor of HealthSouth with respect to the guarantee obligations associated with these divestitures. To the extent the purchasers of these divisions are unable to obtain releases for HealthSouth, the purchasers have agreed to indemnify HealthSouth for damages incurred under the guarantee obligations, if any.

These guarantees are not secured by any assets under the agreements. As of December 31, 2008, we have been required to perform under one such guarantee. Amounts paid under this guarantee were not material to our financial position, results of operations, or cash flows.

12.           Comprehensive Income (Loss):

Accumulated other comprehensive loss, net of income tax effect, consists of the following (in millions):

	As of December 31,
	2008	2007
Foreign currency translation adjustment	$-	$(0.7)
Unrealized loss on available-for-sale securities	(3.0)	(0.1)
Unrealized loss on interest rate swap	(0.2)	-
Total	$(3.2)	$(0.8)

A summary of the components of other comprehensive income (loss) is as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net change in foreign currency translation adjustment	$0.7	$0.1	$0.1
Net change in unrealized (loss) gain on available-for-sale
securities:
Unrealized net holding (loss) gain arising during the period	(1.5)	1.3	3.8
Reclassification adjustment for losses included
in net income (loss)	(1.4)	(3.8)	-
Net change in unrealized loss on forward-starting interest rate swap	(0.2)	-	-
Net other comprehensive (loss) income adjustments, before
income tax expense	(2.4)	(2.4)	3.9
Income tax expense	-	-	(1.4)
Net other comprehensive (loss) income adjustments	$(2.4)	$(2.4)	$2.5

13.           Fair Value of Financial Instruments:

The following table presents the carrying amounts and estimated fair values of our financial instruments that are classified as long-term in our consolidated balance sheets (in millions). The carrying value equals fair value for our financial instruments that are classified as current in our consolidated balance sheets. The carrying amounts of a portion of our long-term debt approximate fair value due to various characteristics of those issues including short-term maturities, call features, and rates that are reflective of current market rates. For our long-term debt without such characteristics, we determined the fair market value by using quoted market prices, when available, or discounted cash flows to calculate their fair values.

	As of December 31, 2008		As of December 31, 2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Interest rate swap agreements:
March 2006 trading swap	$(78.2)	$(78.2)	$(43.2)	$(43.2)
December 2008 forward-starting swap	(0.2)	(0.2)	-	-
Long-term debt:
Advances under $400 million revolving credit
facility	40.0	28.4	75.0	71.3
Term Loan Facility	783.6	597.5	862.8	821.8
7.000% Senior Notes due 2008	-	-	5.0	5.0
10.750% Senior Subordinated Notes due 2008	-	-	30.3	30.3
8.500% Senior Notes due 2008	-	-	9.4	9.4
8.375% Senior Notes due 2011	0.3	0.3	0.3	0.3
7.625% Senior Notes due 2012	1.5	1.5	1.5	1.5
Floating Rate Senior Notes due 2014	366.0	292.1	375.0	384.6
10.75% Senior Notes due 2016	494.3	459.0	558.2	578.1
Notes payable to banks and others	12.8	12.8	17.0	17.0
Financial commitments:
Letters of credit	-	152.7	-	121.4

14.           Stock-Based Compensation:

Employee Stock-Based Compensation Plans—

As of December 31, 2008, we had outstanding options from the 1995, 1997, 1999, and 2002 Stock Option Plans (collectively, the “Option Plans”). The Option Plans are designed to align employee and executive interests to those of our stockholders. Under the Option Plans, officers and employees are given the right to purchase shares of HealthSouth common stock at a fixed grant price determined on the day the options are granted. The Option Plans provide for the granting of both incentive stock options and nonqualified stock options. The terms and conditions of the options, including exercise prices and the periods in which options are exercisable, generally are at the discretion of the Compensation Committee of the Board of Directors; however, no options are exercisable beyond approximately ten years from the date of grant, and granted options vest over the awards’ requisite service periods, which can be up to five years depending on the type of award granted. As of December 31, 2008, 1,198,200 shares had not been awarded and were available for future grants out of the 2002 Stock Options Plan, although the Company does not intend to issue any additional shares from this plan with the approval of the 2008 Equity Incentive Plan discussed below.

Prior to May 2008, the 1998 Restricted Stock Plan was available only for the issuance of restricted stock to members of our senior management. The 1998 Restricted Stock Plan expired in May 2008. Therefore, no shares are available for future grants out of the 1998 Restricted Stock Plan.

The Key Executive Incentive Program and the 2005 Equity Incentive Plan allow grants of non-qualified stock options, restricted stock, or other stock-based awards. Both of these plans expired in 2008. Therefore, no shares are available for future grants out of the Key Executive Incentive Program or the 2005 Equity Incentive Plan.

The 2008 Equity Incentive Plan was approved by our board of directors and our stockholders in the first half of 2008. The number of shares of stock reserved and available for grant under this plan is six million shares. The 2008 Equity Incentive Plan provides for grants of nonqualified stock options or incentive stock options, restricted stock, stock appreciation rights, performance shares or performance units, dividend equivalents, restricted stock units, or other stock-based awards.

Restricted Stock—

We have issued restricted common stock under the 1998 Restricted Stock Plan (which expired in May 2008, as discussed above), 2005 Equity Incentive Plan, and Key Executive Incentive Program to senior management of HealthSouth. The terms of the plans above make available up to 5,188,286 shares of common stock to be granted beginning in 1998 through 2008. However, as noted above, no shares were available for grant as of December 31, 2008. Generally, restricted stock awards made under these plans vest over a one-year or three-year requisite service period.

For awards with a service and/or performance requirement, the fair value of the award is determined by the closing price of our common stock on the grant date. For awards with a market condition, the fair value of the awards is determined using a lattice model.

Historically, restricted stock awards contained only a service requirement. However, in 2007, we issued restricted common stock with vesting requirements that included a market condition and a service condition. The restricted stock awards granted in 2008 included service-based awards, performance-based awards (that also included a service requirement), and market condition awards (that also included a service requirement).

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

A summary of our issued restricted stock awards from the 1998 Restricted Stock Plan and the 2005 Equity Incentive Plan is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2007	321	$21.06
Granted	390	16.34
Vested	(126)	19.07
Forfeited	(28)	16.27
Nonvested shares at December 31, 2008	557	17.27

The weighted-average grant date fair value of restricted stock granted during the years ended December 31, 2007 and 2006 was $19.65 and $26.29 per share, respectively. Unrecognized compensation expense related to unvested shares was $4.3 million at December 31, 2008. We expect to recognize this expense over the next 26 months.

Approximately $1.3 million of previously recognized compensation expense for granted shares was reversed in 2007 and classified as a component of the gain or loss on the sale of our surgery centers, outpatient, or diagnostic divisions, as applicable.

Compensation expense for performance-based and market condition awards is based on the fair values of the awards expected to vest based on performance measures and is recognized over the performance period. The compensation expense recognized for these awards for the year ended December 31, 2008 approximated $2.2 million. As of December 31, 2008, unrecognized compensation expense related to the performance-based and market condition awards approximated $5.3 million, which we expect to recognize over the next 24 months. The remaining unrecognized compensation expense for the performance-based awards may vary each reporting period based on changes in the expected achievement of performance measures.

In November 2005, we also issued restricted common stock to our key executives under the Key Executive Incentive Program. Total issued grants consisted of 115,548 shares of restricted stock. The weighted-average fair value of the restricted shares was $19.35 per share, and the shares are subject to a three-year requisite service period with 25% of the shares vesting on January 1, 2007, 25% of the shares vesting on January 1, 2008, and 50% of the shares vesting on January 1, 2009. A summary of our restricted share awards from the Key Executive Incentive Program is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2007	27	$19.35
Granted	-	-
Vested	(9)	19.35
Forfeited	-	-
Nonvested shares at December 31, 2008	18	19.35

Unrecognized compensation expense related to the unvested shares was less than $0.1 million at December 31, 2008. We expect to recognize this expense in the first quarter of 2009.

During 2007, we reversed approximately $0.4 million of previously recognized compensation expense for granted shares with the resulting income classified as a component of the gain or loss on the sale of our surgery centers, outpatient, or diagnostic divisions, as applicable.

We recognized compensation expense under the 1998 Restricted Stock Plan, 2005 Equity Incentive Plan, and Key Executive Incentive Program, which is included in Salaries and benefits in the accompanying consolidated statements of operations, as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Compensation expense:
1998 Restricted Stock Plan and 2005 Equity
Incentive Plan	$5.8	$1.9	$1.6
Key Executive Incentive Program	0.1	0.2	0.9
	$5.9	$2.1	$2.5

Stock Options—

The fair values of the options granted during the years ended December 31, 2008, 2007, and 2006 have been estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	For the Year Ended December 31,
	2008	2007	2006
Expected volatility	39.5%	42.0%	46.4%
Risk-free interest rate	3.2%	4.5%	4.6%
Expected life (years)	6.4	4.6	4.6
Dividend yield	0.0%	0.0%	0.0%

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected stock price volatility. We estimate our expected term through an analysis of actual, historical post-vesting exercise, cancellation, and expiration behavior by our employees and projected post-vesting activity of outstanding options. We calculate volatility based on the historical volatility of our common stock over the period commensurate with the expected life of the options, excluding a distinct period of extreme volatility between 2002 and 2003. The risk-free interest rate is the implied daily yield currently available on U.S. Treasury issues with a remaining term closely approximating the expected term used as the input to the Black-Scholes option-pricing model. We do not pay a dividend, and we do not include a dividend payment as part of our pricing model. We estimate forfeitures through an analysis of actual, historical pre-vesting option forfeiture activity. Under the Black-Scholes option-pricing model, the weighted-average fair value per share of employee stock options granted during the years ended December 31, 2008, 2007, and 2006 was $7.22, $9.46, and $11.71, respectively.

A summary of our stock option activity and related information is as follows (in thousands, except price per share and remaining life):

	Shares	Weighted- Average Exercise Price	Remaining Life (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2007	2,413	$27.40
Granted	326	16.27
Exercised	(2)	16.00
Forfeitures	(104)	23.99
Expirations	(281)	32.13
Outstanding, December 31, 2008	2,352	25.46	6.8	$-
Exercisable, December 31, 2008	1,468	28.06	5.9	-

We recognized approximately $5.0 million, $7.7 million, and $12.1 million of compensation expense related to our stock options for the years ended December 31, 2008, 2007, and 2006, respectively. As of December 31, 2008, there was $3.5 million of unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of 16 months.

Non-Employee Stock-Based Compensation Plans—

We maintain the 2004 Director Incentive Plan, as amended and restated, to provide incentives to our non-employee members of our board of directors. Up to 400,000 shares may be granted pursuant to the 2004 Director Incentive Plan through the award of shares of unrestricted common stock, restricted shares of common stock (“restricted stock”), and/or through the award of a right to receive shares of common stock (“RSUs”). Restricted awards are subject to a three-year graded vesting period, while the RSUs are fully vested when awarded.

A summary of our restricted share awards activity from the 2004 Director Incentive Plan is as follows (share information in thousands):

	Shares	Weighted-Average Grant Date Fair Value
Nonvested shares at December 31, 2007	4	$30.90
Granted	-	-
Vested	(4)	30.90
Forfeited	-	-
Nonvested shares at December 31, 2008	-	-

During the years ended December 31, 2008 and 2007, we issued 49,788 and 35,528, respectively, RSUs with a fair value of $16.27 and $22.80, respectively, per unit. These RSUs were fully vested on the grant date. Therefore, we recognized approximately $0.8 million of compensation expense upon their issuance in 2008 and 2007, respectively. As of December 31, 2008, 112,436 RSUs were still outstanding.

As of December 31, 2008, no shares were available for future grants under the 2004 Director Incentive Plan. There was no unrecognized compensation related to unvested shares as of December 31, 2008 and 2007.

We recognized compensation expense under the 2004 Director Incentive Plan and other individual restricted stock agreements, which is included in Salaries and benefits in the accompanying consolidated statements of operations, as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
2004 Director Incentive Plan and other individual agreements	$0.8	$0.8	$0.9

15.           Employee Benefit Plans:

Substantially all HealthSouth employees are eligible to enroll in HealthSouth sponsored healthcare plans, including coverage for medical and dental benefits. Our primary healthcare plans are national plans administered by third-party administrators. We are self-insured for these plans. During 2008, 2007, and 2006, costs associated with these plans, net of amounts paid by employees, approximated $62.8 million, $57.4 million, and $52.2 million, respectively.

The HealthSouth Retirement Investment Plan is a qualified 401(k) savings plan. The plan allows eligible employees to contribute up to 100% of their pay on a pre-tax basis into their individual retirement account in the plan subject to the normal maximum limits set annually by the IRS. During 2007 and 2006, HealthSouth’s employer matching contribution was 50% of the first 4% of each participant’s elective deferrals. Effective January 1, 2008, HealthSouth’s employer matching contribution increased to 50% of the first 6% of each participant’s elective deferrals. All contributions to the plan are in the form of cash. Employees who are at least 21 years of age are eligible to participate in the plan. Prior to January 1, 2008, employer contributions vested gradually over a six-year service period. Effective January 1, 2008, employer contributions vest 100% after three years of service. Participants are always fully vested in their own contributions.

Employer contributions to the HealthSouth Retirement Investment Plan approximated $14.2 million, $6.3 million, and $6.0 million in 2008, 2007, and 2006, respectively. In 2007, approximately $3.1 million from the plan’s forfeiture account was used to fund the matching contributions in accordance with the terms of the plan.

Senior Management Bonus Program—

In 2008, 2007, and 2006, we adopted a Senior Management Bonus Program to reward senior management for performance based on a combination of corporate goals, divisional (for periods prior to the divestiture of our surgery centers, outpatient, and diagnostic divisions) or regional goals, and individual goals. The corporate goals were dependent upon the Company meeting a pre-determined financial goal. The divisional or regional goals were determined in accordance with the specific plans agreed upon between each division and our board of directors as part of our routine budgeting and financial planning process. The individual goals, which were weighted according to importance and include some objectives common to all eligible persons, were determined between each participant and his or her immediate supervisor. The program applied to persons who joined the Company in, or were promoted to, senior management positions. In 2009, we expect to pay approximately $10.5 million under the program for the year ended December 31, 2008. In February 2008, we paid approximately $8.0 million under the program for the year ended December 31, 2007. In March 2007, we paid approximately $10.5 million under the program for the year ended December 31, 2006.

Key Executive Incentive Program—

On November 17, 2005, the Special Committee of our board of directors approved, upon the recommendation of the Compensation Committee of our board of directors (the “Compensation Committee”) and our chief executive officer (who is not a participant), the HealthSouth Corporation Key Executive Incentive Program. The Key Executive Incentive Program is a supplement to the Company’s overall compensation program for executives and is intended to incentivize key senior executives with equity awards that vest and cash bonuses that are payable, in each case through January 2009.

Prior to the sale of our surgery centers, outpatient, and diagnostic divisions, there were eight participants under the Key Executive Incentive Program. Currently, there are two executive officers (each a “Key Executive” and, collectively, the “Key Executives”) entitled to receive incentive awards under the Key Executive Incentive Program. The Key Executives will receive approximately 50% – 60% of their awards in equity and 40% – 50% in cash. The equity component was comprised of approximately one-third stock options and two-thirds restricted stock.

The equity awards, which were made on November 17, 2005, were one-time special equity grants. These awards were separate from, and in addition to, the normal equity grants awarded in March of most years and generally were equivalent to the Key Executive’s normal annual grant. The stock options have an exercise price equal to $19.35 per share, which was the fair market value on the date of grant. The stock options and restricted stock vest according to the following schedule: 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009.

The cash component of the award is a one-time cash incentive payment payable 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009. This cash bonus is equivalent to between approximately 80% and 110% of the Key Executive’s base salary. In order for each Key Executive to receive each installment of the cash award, he must be employed in good standing on a full-time basis at the time of each payment, and the Company must have attained certain performance goals based on liquidity. Payments for the Key Executive Incentive Program are not material to our financial position, results of operations, or cash flows.

Change in Control Benefits Plan—

We maintain the HealthSouth Corporation Change in Control Benefits Plan (the “Change in Control Plan”) to allow for payments to be made to participating employees (as designated by our chief executive officer) in the event of a change in control of the Company. Amounts payable under the Change in Control Plan are in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with HealthSouth.

Under the Change in Control Plan, participants are divided into three different tiers as designated by the Compensation Committee of our Board of Directors. Tier 1 is comprised of certain executive officers of HealthSouth; Tiers 2 and 3 are comprised of certain other officers of HealthSouth. Upon the occurrence of a Change in Control, each outstanding option to purchase common stock of HealthSouth held by participants in the Change in Control Plan will become automatically vested and exercisable. In addition, the vesting restrictions on all other awards relating to HealthSouth’s common stock held by a participant will immediately lapse and will, in the case of restricted stock units and stock appreciation rights, become immediately payable.

In the event a participant’s employment is terminated either (1) by the participant for Good Reason (as defined in the Change in Control Plan) or (2) by HealthSouth without Cause (as defined in the Change in Control Plan) within twenty-four months following a Change in Control or within three months of a Potential Change in Control (as defined in the Change in Control Plan), then such participant shall receive a lump sum severance payment calculated in accordance with the terms of the Change in Control Plan and dependent upon the participant’s Tier.

Following a termination upon a Change in Control, each participant will continue to be covered by certain health and welfare benefit plans (excluding disability) maintained by HealthSouth under which the participant was covered immediately prior to termination. The length of such coverage is dependent upon the participant’s Tier. HealthSouth’s obligation to provide such benefits will cease if and when a participant becomes employed by a third party that provides the participant with substantially comparable health and welfare benefits.

Executive Severance Plan—

In September 2007, we adopted the HealthSouth Corporation Executive Severance Plan (the “Executive Severance Plan”) for the benefit of certain members of the Company’s senior management. In the event a participant’s employment is terminated for reasons stipulated in the plan document, the participant will receive, within sixty days following the participant’s termination date, a lump sum severance payment in an amount equal to the participant’s annual salary multiplied by a multiplier that ranges from one to three times, depending on the participant’s position with the Company. Participants are also entitled to maintain insurance coverage provided by the Company for a period defined in the Executive Severance Plan at the same cost sharing amounts between the Company and the participant as a similarly situated active employee.

Any payments under the Executive Severance Plan shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with HealthSouth. In the event the participant is entitled to benefits under the Change in Control Plan, the participant shall not be entitled to any benefits under the Executive Severance Plan.

16.           Assets Held for Sale and Results of Discontinued Operations:

During 2008, we identified one hospital and one gamma knife radiosurgery center that qualified under FASB Statement No. 144 to be reported as assets held for sale and discontinued operations. In addition, during the first quarter of 2009, we terminated the leases associated with certain rental properties. These properties and their results of operations have been recast as discontinued operations for all prior periods presented. We reclassified our consolidated balance sheets as of December 31, 2008 and 2007 to show the assets and liabilities of these qualifying facilities and properties as held for sale. We also reclassified our consolidated statements of operations and statements of cash flows for the years ended December 31, 2008, 2007, and 2006 to show the results of these qualifying facilities and properties as discontinued operations.

The operating results of discontinued operations, including the allocation of $43.3 million and $89.5 million of interest expense for the years ended December 31, 2007 and 2006, respectively, (as discussed in Note 8, Long-term Debt), are as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net operating revenues	$31.9	$643.3	$1,376.4
Costs and expenses	26.0	575.9	1,383.8
Impairments	11.8	38.2	10.0
(Loss) income from discontinued operations	(5.9)	29.2	(17.4)
Gain on disposal of assets of discontinued operations	-	5.1	16.6
Gain on divestitures of divisions	18.7	451.9	-
Income tax benefit (expense)	3.7	2.6	(18.9)
Income (loss) from discontinued operations, net of tax	$16.5	$488.8	$(19.7)

As discussed in Note 21, Contingencies and Other Commitments, we have recorded charges related to settlements and ongoing negotiations with certain of our current and former subsidiary partnerships related to the restatement of their historical financial statements. The portion of these charges that is attributable to partnerships of our divested surgery centers division has been included in our results of discontinued operations. No charges were made to partnerships in our outpatient or diagnostic divisions during the periods presented. We have and may continue to incur additional charges related to these ongoing negotiations with our partners and former partners.

As discussed in Note 1, Summary of Significant Accounting Policies, we insure a substantial portion of our professional liability, general liability, and workers’ compensation risks through a self-insured retention program underwritten by HCS. Expenses for retained professional and general liability risks and workers’ compensation risks associated with our surgery centers, outpatient, and diagnostic divisions have been included in our results of discontinued operations.

During 2008, we recorded impairment charges of $11.8 million. The majority of these charges related to the hospital that qualified to be reported as discontinued operations during 2008. We determined the fair value of the impaired long-lived assets at the hospital primarily based on the assets’ estimated fair value using valuation techniques that included third-party appraisals and an evaluation of current real estate market conditions in the applicable area.

The income tax benefit of our results of discontinued operations for the year ended December 31, 2007 is comprised primarily of (1) $61.8 million related to the reversal upon sale of deferred tax liabilities arising from indefinite-lived intangible assets of our surgery centers division and (2) $59.2 million of expense attributable to the utilization of the 2007 loss from continuing operations.

Assets and liabilities held for sale consist of the following (in millions):

	As of December 31,
	2008	2007
Assets:
Cash and cash equivalents	$-	$0.4
Restricted cash	-	1.6
Accounts receivable, net	1.0	9.7
Other current assets	1.8	7.7
Total current assets	2.8	19.4
Property and equipment, net	10.1	28.3
Goodwill	14.1	48.8
Intangible assets, net	0.3	1.8
Other long-term assets	0.4	-
Total long-term assets	24.9	78.9
Total assets	$27.7	$98.3
Liabilities:
Current portion of long-term debt	$1.5	$2.5
Accounts payable	0.8	2.2
Accrued expenses and other current liabilities	8.1	20.0
Deferred amounts related to sale of surgery centers division	26.5	66.3
Total current liabilities	36.9	91.0
Long-term debt, net of current portion	2.0	3.5
Other long-term liabilities	2.7	2.8
Total long-term liabilities	4.7	6.3
Total liabilities	$41.6	$97.3

As discussed in Note 1, Summary of Significant Accounting Policies, as of December 31, 2008 and 2007, Refunds due patients and other third-party payors consists of approximately $43.5 million and $46.4 million, respectively, of refunds and overpayments that originated prior to December 31, 2004. Of this amount, approximately $35.3 million and $38.2 million, respectively, represent liabilities associated with our former surgery centers, outpatient, and diagnostic divisions. These liabilities remained with HealthSouth after the closing of each transaction, and therefore, are not considered liabilities held for sale. We continue to negotiate the settlement of these amounts with third-party payors in various jurisdictions.

Our consolidated financial statements include all assets, liabilities, revenues, and expenses of less-than-100% owned affiliates we control. Accordingly, we have recorded noncontrolling interests in the earnings and equity of such entities. As of December 31, 2008 and 2007, approximately $3.0 million and $7.8 million, respectively, of our consolidated Noncontrolling interests represent noncontrolling interests associated with our surgery centers, outpatient, and diagnostic divisions.

Surgery Centers Division—

The transaction to sell our surgery centers division to ASC Acquisition LLC (“ASC”), a Delaware limited liability company and newly formed affiliate of TPG Partners V, L.P., a private investment partnership, closed on June 29, 2007, other than with respect to certain facilities in Connecticut, Rhode Island, and Illinois for which approvals for the transfer to ASC had not yet been received as of such date. The purchase price consisted of cash consideration of $920 million, subject to certain adjustments, and a contingent option to acquire up to a 5% equity interest in the new company. The net cash proceeds received at closing, after deducting deal and separation costs, purchase price adjustments, and approximately $15.5 million of debt assumed by ASC, approximated $860.7 million.

As noted above, the closing of the sale of the surgery centers division occurred on June 29, 2007, other than with respect to certain facilities for which approvals for the transfer to ASC had not yet been received as of such date. In connection with the closing, HealthSouth and ASC agreed, among other things, that HealthSouth would retain its ownership interest in certain surgery centers until regulatory approvals for the transfer of such surgery centers to ASC were received. In that regard, ASC would manage the operations of such surgery centers until such approvals had been received, and HealthSouth and ASC entered into arrangements designed to place them in approximately the same economic position, whether positive or negative, they would have occupied had all regulatory approvals been received prior to closing. Upon receipt of such approvals, HealthSouth’s ownership interest in such facilities would be transferred to ASC. No portion of the purchase price was withheld at closing pending the transfer of these facilities. In the event regulatory approval for the transfer of any such facility is not received prior to June 29, 2009, HealthSouth would be required to return to ASC a portion of the purchase price allocated to such facility.

In August and November 2007, we received approval for the transfer of the applicable facilities in Connecticut and Rhode Island, respectively, but approval for the applicable facilities in Illinois remained pending as of December 31, 2007. On January 28, 2008, we received approval for the change in control of five of the six Illinois facilities. The sixth facility has an outstanding relocation project, and we expect to file the application for change in control for this facility when the relocation project is complete, which is expected to be in the first half of 2009. In the interim, we will maintain our management agreement with ASC with respect to this facility.

During 2007, we also reached an agreement with certain of our remaining partners to sell an additional facility to ASC. This facility was an opt-out partnership at the time the original transaction closed with ASC. After deducting deal and separation costs, we received approximately $16.2 million of net cash proceeds in conjunction with the sale of this facility.

The assets and liabilities presented below for the surgery centers division include the assets and liabilities associated with the facility that had not been transferred as of December 31, 2008, as these assets will not be transferred until approval for such transfer is obtained. The assets and liabilities presented below for the surgery centers division as of December 31, 2007 include the assets and liabilities associated with the facilities that had not been transferred as of that date. As of December 31, 2008, we have deferred approximately $26.5 million of cash proceeds received at closing associated with the facility that was awaiting regulatory approval for the transfer to ASC as of December 31, 2008. We will continue to report the results of operations of this facility in discontinued operations until the transfer of the facility occurs.

The assets and liabilities of the surgery centers division reported as held for sale consist of the following (in millions):

	As of December 31,
	2008	2007
Assets:
Cash and cash equivalents	$-	$0.4
Restricted cash	-	0.2
Accounts receivable, net	0.5	2.6
Other current assets	0.5	2.0
Total current assets	1.0	5.2
Property and equipment, net	3.9	9.1
Goodwill	14.1	48.8
Intangible assets, net	0.3	1.9
Other long-term assets	0.1	1.1
Total long-term assets	18.4	60.9
Total assets	$19.4	$66.1
Liabilities:
Current portion of long-term debt	$0.4	$0.4
Accounts payable	0.6	1.3
Accrued expenses and other current liabilities	4.5	5.8
Deferred amounts related to sale of surgery centers division	26.5	66.3
Total current liabilities	32.0	73.8
Long-term debt, net of current portion	2.0	2.4
Other long-term liabilities	0.4	0.3
Total long-term liabilities	2.4	2.7
Total liabilities	$34.4	$76.5

The operating results of the surgery centers division included in discontinued operations consist of the following (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net operating revenues	$10.7	$381.7	$746.3
Costs and expenses	6.6	324.5	709.9
Impairments	1.2	4.8	2.4
Income from discontinued operations	2.9	52.4	34.0
Gain on disposal of assets of discontinued operations	0.2	1.9	17.3
Gain on divestiture of division	19.3	314.9	-
Income tax benefit (expense)	3.8	18.4	(18.1)
Income from discontinued operations, net of tax	$26.2	$387.6	$33.2

As a result of the disposition of our surgery centers division, we recorded a $376.3 million post-tax gain on disposal during the year ended December 31, 2007. During 2008, we recorded a $19.3 million post-tax gain on disposal associated with the five Illinois facilities that were transferred during the year. We expect to record an additional post-tax gain of approximately $10 million to $16 million for the facility that remains pending in Illinois.

In connection with the divestiture of our surgery center division, we entered into a transition services agreement (“TSA”) with ASC whereby we continued to provide back-office services, primarily related to certain information technology and accounting services, related to the operations of our surgery centers division. This TSA expired in June 2008. The compensation we received related to these services was not material to either HealthSouth or the operations of the surgery centers division.

Outpatient Division—

The transaction to sell our outpatient rehabilitation division to Select Medical Corporation (“Select Medical”), a privately owned operator of specialty hospitals and outpatient rehabilitation facilities, closed on May 1, 2007, other than with respect to certain facilities for which approvals for the transfer to Select Medical had not yet been received as of such date. In connection with the closing of the sale of this division, we entered into a letter agreement with Select Medical whereby we agreed, among other things, we would retain certain outpatient facilities until certain state regulatory approvals for the transfer of such facilities to Select Medical were received. In that regard, we entered into agreements with Select Medical whereby Select Medical managed certain operations of the applicable facilities until such approvals were received. Approximately $24 million of the $245 million purchase price was withheld pending the transfer of these facilities. The net cash proceeds received at closing, after deducting deal and separation costs, purchase price adjustments, and approximately $3.2 million of debt assumed by Select Medical, approximated $200.4 million. Subsequent to closing, we received approval and transferred the remaining facilities to Select Medical, and we received additional sale proceeds in November 2007.

The assets and liabilities of the outpatient division reported as held for sale as of December 31, 2008 and 2007 were not material. The operating results of the outpatient division included in discontinued operations consist of the following (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net operating revenues	$1.6	$127.3	$329.8
Costs and expenses	(4.6)	110.2	321.9
Impairments	-	0.2	1.0
Income from discontinued operations	6.2	16.9	6.9
(Loss) gain on disposal of assets of discontinued operations	-	(1.3)	0.3
Gain on divestiture of division	-	145.3	-
Income tax expense	-	(16.0)	(0.4)
Income from discontinued operations, net of tax	$6.2	$144.9	$6.8

Amounts included in income from discontinued operations of our outpatient division for the year ended December 31, 2008 primarily relate to the expiration of a contingent liability associated with a prior contractual agreement associated with the division.

As a result of the disposition of our outpatient division, we recorded a $145.7 million post-tax gain on disposal during the year ended December 31, 2007.

Diagnostic Division—

During 2007, we entered into an agreement with The Gores Group, a private equity firm, to sell our diagnostic division for approximately $47.5 million, subject to certain adjustments. This transaction closed on July 31, 2007, other than with respect to one facility for which approval for the transfer had not yet been received as of such date. The net cash proceeds received at closing, after deducting deal and separation costs and purchase price adjustments, approximated $39.7 million. During the first quarter of 2008, we received approval for the transfer of the remaining facility to The Gores Group.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The assets and liabilities of the diagnostic division reported as held for sale as of December 31, 2008 and 2007 were not material. The operating results of the diagnostic division included in discontinued operations consist of the following (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Net operating revenues	$1.1	$92.0	$197.8
Costs and expenses	2.6	96.8	234.9
Impairments	0.6	33.2	4.5
Loss from discontinued operations	(2.1)	(38.0)	(41.6)
Gain on disposal of assets of discontinued operations	-	2.9	5.9
Loss on divestiture of division	(0.6)	(8.3)	-
Income tax expense	-	-	(0.1)
Loss from discontinued operations, net of tax	$(2.7)	$(43.4)	$(35.8)

During the first quarter of 2007, we wrote the intangible assets and certain long-lived assets of our diagnostic division down to their estimated fair value based on the estimated net proceeds to be received from the divestiture of the division. This charge is included in impairments in the above results of operations of our diagnostic division. As a result of the disposition of our diagnostic division, we recorded an approximate $8.3 million post-tax loss on disposal during the year ended December 31, 2007. This loss primarily resulted from working capital adjustments based on the final balance sheet. During 2008, we recorded an approximate $0.6 million post-tax loss on disposal associated with the remaining facility that received approval for the transfer to The Gores Group during 2008.

In connection with the divestiture of our diagnostic division, we entered into a TSA with an affiliate of The Gores Group whereby we continued to provide back office services, primarily related to communications support services, related to the operations of our diagnostic division. We also entered into an agreement whereby an affiliate of The Gores Group provided certain services related to the accounts receivable and other assets and operations we retained. Both agreements expired during 2008. The compensation we paid and received related to these services was not material to either HealthSouth or the operations of the diagnostic division.

17.           Income Taxes:

HealthSouth is subject to U.S. federal, state, and local income taxes. Our Income (loss) from continuing operations before income tax (benefit) expense is as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Income (loss) from continuing operations before
income tax (benefit) expense	$195.2	$(92.5)	$(489.2)

The significant components of the Provision for income tax (benefit) expense related to continuing operations are as follows (in millions):

	For the Year Ended December 31,
	2008	2007	2006
Current:
Federal	$(7.6)	$(300.2)	$(0.3)
State and local	(66.2)	(30.2)	6.4
Total current (benefit) expense	(73.8)	(330.4)	6.1
Deferred:
Federal	2.7	5.5	15.6
State and local	1.0	2.5	0.7
Total deferred expense	3.7	8.0	16.3
Total income tax (benefit) expense related to continuing
operations	$(70.1)	$(322.4)	$22.4

During 2008, we received total net state income tax refunds of approximately $26.2 million, including associated interest, the majority of which related to amended returns filed for the years 1996 through 1999. During 2008, we also received approximately $47.1 million of net federal income tax refunds. In 2008, we settled all federal income tax issues outstanding with the IRS for the tax years 2000 through 2003, and the Joint Committee on Taxation (the “Joint Committee”) reviewed and approved the associated income tax refunds due to the Company. In October 2008, we received a total cash refund of approximately $46 million, including $33 million of federal income tax refunds and $13 million of associated interest. Approximately $33 million of this federal income tax recovery was used to pay down long-term debt, as discussed in Note 8, Long-term Debt.

During 2008, we also settled an additional income tax refund claim with the IRS for tax years 1995 through 1999. In December 2008, the Joint Committee approved this claim which resulted in a federal income tax refund of approximately $42 million, including $24.5 million of federal income tax refunds and $17.5 million of associated interest. We received the majority of this cash refund in February 2009 and used it to pay down long-term debt, as discussed in Note 8, Long-term Debt. Therefore, in accordance with Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins, “Chapter 3 – Working Capital,” we classified this refund in long-term assets in the line entitled Income tax refund receivable in our consolidated balance sheet as of December 31, 2008.

During 2007, we received total net income tax refunds of approximately $438.2 million, the majority of which related to our settlement of federal income taxes with the IRS. In the third quarter of 2007, we settled certain federal income tax issues outstanding with the IRS for the tax years 1996 through 1999, and the Joint Committee reviewed and approved the associated tax refunds due to the Company. In October 2007, we received a total cash refund of approximately $440 million, including $296 million of federal income tax refunds and $144 million of associated interest. Approximately $405 million of this federal income tax recovery was used to pay down long-term debt in 2007.

During 2006, we received net income tax refunds of $12.4 million. Net income tax refunds were attributable to payments for estimated income taxes that exceeded the actual tax liabilities, net operating loss carryback claims received, settlements of previous audits, and certain amended state income tax returns.

A reconciliation of differences between the federal income tax at statutory rates and our actual income tax (benefit) expense on our income (loss) from continuing operations, which includes federal, state, and other income taxes, is as follows:

	For the Year Ended December 31,
	2008	2007	2006
Tax expense (benefit) at statutory rate	35.0%	(35.0%)	(35.0%)
Increase (decrease) in tax rate resulting from:
State income taxes, net of federal tax benefit	5.8%	(7.0%)	1.2%
Indefinite-lived assets	2.4%	4.8%	4.0%
Interest, net	(10.3%)	(102.3%)	(0.6%)
Settlement of tax claims	(40.8%)	(123.0%)	0.0%
(Decrease) increase in valuation allowance	(33.2%)	1.7%	33.6%
Noncontrolling interests	6.5%	(88.3%)	0.3%
Other, net	(1.3%)	0.6%	1.1%
Income tax (benefit) expense	(35.9%)	(348.5%)	4.6%

The income tax expense (benefit) at the statutory rate is the expected tax expense (benefit) resulting from the income (loss) due to continuing operations. The income tax benefit in 2008 primarily resulted from our settlement of federal income taxes, including interest, refunds of state income taxes, including interest, and the decrease in the valuation allowance. Our income tax benefit in 2007 primarily resulted from our settlement of federal income taxes, including interest, for the years 1996 through 1999 in excess of the estimated amounts previously accrued, as discussed above. In 2006, we had income tax expense due to state income taxes associated with certain subsidiaries that file separate state income tax returns, corporate joint ventures that file separate federal income tax returns, an increase in taxes associated with certain indefinite-lived assets, and an increase in the valuation allowance.

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss (“NOL”) carryforwards. The significant components of HealthSouth’s deferred tax assets and liabilities are as follows (in millions):

	As of December 31,
	2008	2007
Deferred income tax assets:
Net operating loss	$798.2	$759.7
Allowance for doubtful accounts	47.6	54.8
Accrual for government, class action, and related settlements	29.8	49.0
Insurance reserve	38.7	45.2
Other accruals	15.3	14.4
Property, net	33.1	91.7
Intangibles	3.1	5.9
Carrying value of partnerships	-	31.6
Alternative minimum tax	15.3	-
Other	13.3	10.8
Total deferred income tax assets	994.4	1,063.1
Less: Valuation allowance	(969.6)	(1,058.6)
Net deferred income tax assets	24.8	4.5
Deferred income tax liabilities:
Intangibles	(31.5)	(31.4)
Carrying value of partnerships	(20.1)	-
Other	(2.1)	(2.0)
Total deferred income tax liabilities	(53.7)	(33.4)
Net deferred income tax liabilities	(28.9)	(28.9)
Less: Current deferred tax assets	0.8	0.9
Noncurrent deferred tax liabilities	$(29.7)	$(29.8)

The current deferred tax assets as of December 31, 2008 and 2007 are included in Other current assets in our consolidated balance sheets.

FASB Statement No. 109 requires that we reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. We based our decision to establish a valuation allowance primarily on negative evidence of cumulative losses in recent years. After consideration of all evidence, both positive and negative, management concluded it is more likely than not we will not realize a portion of our deferred tax assets. Consequently, a valuation allowance of approximately $1.0 billion and $1.1 billion is necessary as of December 31, 2008 and 2007, respectively. No valuation allowance has been provided on deferred assets and liabilities attributable to subsidiaries not included within the federal consolidated group.

For the years ended December 31, 2008, 2007, and 2006, the net (decreases) increases in our valuation allowance were ($89.0) million, ($162.1) million, and $341.3 million, respectively. The decrease in the valuation allowance for 2008 relates primarily to the decrease in gross deferred tax assets caused by the sale of our corporate campus. The decrease in the valuation allowance for 2007 relates primarily to decreases in deferred tax assets arising from the divestitures of our surgery centers and outpatient divisions. This decrease was offset, in part, by an increase in net operating losses as a result of 2007 operations. During 2006, the valuation allowance increased in part also as a result of certain deferred tax liabilities that are indefinite-lived, which inherently means the reversal period of these liabilities is unknown. Therefore, for scheduling the expected utilization of deferred tax assets as required by FASB Statement No. 109, these indefinite-lived liabilities cannot be looked upon as a source of future taxable income, and an additional valuation allowance must be established. In 2006, an additional liability was established as a result of carrying value differences in partnerships resulting from accounting adjustments for past years in which we are precluded from filing amended partnership returns due to the statute of limitations being closed.

At December 31, 2008, we had unused federal and state net operating loss carryforwards of approximately $1.9 billion ($655.4 million tax effected) and $142.8 million (tax effected), respectively. Such losses expire in various amounts at varying times through 2028. These NOL carryforwards result in a deferred tax asset of approximately $798.2 million at December 31, 2008. A valuation allowance is being taken against our net deferred tax assets, exclusive of indefinite-lived intangibles discussed above, including these loss carryforwards.

We adopted FASB Interpretation No. 48, on January 1, 2007. FASB Interpretation No. 48 clarifies the application of FASB Statement No. 109 by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements. As a result of our adoption of FASB Interpretation No. 48, we recognized a $4.2 million increase to reserves for uncertain tax positions. This increase was accounted for as an addition to Accumulated deficit as of January 1, 2007. Including the cumulative effect increase to the reserves for uncertain tax positions, as of January 1, 2007, we had approximately $267.4 million of total gross unrecognized tax benefits, of which approximately $247.0 million would affect our effective tax rate if recognized. The amount of the unrecognized tax benefits changed significantly during the year ended December 31, 2007 due to the settlement with the IRS for the tax years 1996 through 1999, as discussed above.

As of December 31, 2007, total remaining gross unrecognized tax benefits were $138.2 million, all of which would affect our effective tax rate if recognized. Total accrued interest expense related to unrecognized tax benefits was $11.7 million as of December 31, 2007. The amount of unrecognized tax benefits changed during 2008 due to the settlement of state income tax refund claims with certain states for tax years 1996 through 1999, the settlements with the IRS for tax years 2000 through 2003 and 1995 through 1999, non-unitary state claims for tax years 2000 through 2003, and the running of the statute of limitations on certain state claims. Total remaining gross unrecognized tax benefits were $61.1 million as of December 31, 2008, all of which would affect our effective tax rate if recognized. Total accrued interest expense related to unrecognized tax benefits as of December 31, 2008 was $2.9 million.

A reconciliation of the change in our unrecognized tax benefits from January 1, 2007 to December 31, 2008 is as follows (in millions):

	Gross Unrecognized Income Tax Benefits	Accrued Interest and Penalties
Balance at January 1, 2007	$267.4	$9.8
Gross amount of increases in unrecognized tax
benefits related to prior periods	33.6	3.5
Gross amount of decreases in uncrecognized tax
benefits related to prior periods	(26.0)	(1.6)
Gross amount of increases in unrecognized tax
benefits related to the current period	0.1	-
Decreases in unrecognized tax benefits relating
to settlements with taxing authorities	(134.2)	-
Reductions to unrecognized tax benefits as a
result of a lapse of the applicable statute of
limitations	(2.7)	-
Balance at December 31, 2007	$138.2	$11.7
Gross amount of increases in unrecognized tax
benefits related to prior periods	4.0	0.5
Decreases in unrecognized tax benefits relating
to settlements with taxing authorities	(78.8)	(7.2)
Reductions to unrecognized tax benefits as a
result of a lapse of the applicable statute of
limitations	(2.3)	(2.1)
Balance at December 31, 2008	$61.1	$2.9

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For the years ended December 31, 2008, 2007, and 2006, we recorded $22.7 million, $127.0 million, and $3.7 million of net interest income, respectively, as part of our income tax provision. In 2008, 2007, and 2006, virtually all of this interest income related to the filing of amended federal income tax returns and ultimate resolution of the federal income tax issues described above. Total accrued interest income was $17.5 million and $19.5 million as of December 31, 2008 and 2007, respectively.

HealthSouth and its subsidiaries’ federal and state income tax returns are periodically examined by various regulatory taxing authorities. In connection with such examinations, we have settled federal income tax examinations with the IRS for all tax years through 2003, including receipt of the applicable cash refund for tax years 1996 through 1999 in October 2007, receipt of the applicable cash refund for tax years 2000 through 2003 in October 2008, and receipt of the majority of the applicable additional cash refund for tax years 1995 through 1999 in February 2009.

For the tax years that remain open under the applicable statutes of limitations, amounts related to these unrecognized tax benefits have been considered by management in its estimate of our potential net recovery of prior years’ income taxes. However, at this time, we cannot estimate a range of the reasonably possible change that may occur.

We continue to actively pursue the maximization of our remaining state income tax refund claims. The process of resolving these tax matters with the applicable taxing authorities will continue in 2009. Although management believes its estimates and judgments related to these claims are reasonable, depending on the ultimate resolution of these tax matters, actual amounts recovered could differ from management’s estimates, and such differences could be material.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

18.           Earnings (Loss) per Common Share:

The calculation of earnings (loss) per common share is based on the weighted-average number of our common shares outstanding during the applicable period. The calculation for diluted earnings (loss) per common share recognizes the effect of all dilutive potential common shares that were outstanding during the respective periods, unless their impact would be antidilutive. The following table sets forth the computation of basic and diluted earnings (loss) per common share (in millions, except per share amounts):

	For the Year Ended December 31,
	2008	2007	2006
Basic:
Numerator:
Income (loss) from continuing operations	$265.3	$229.9	$(511.6)
Less: Net income attributable to noncontrolling
interests included in continuing operations	(29.8)	(31.4)	(26.3)
Less: Convertible perpetual preferred stock dividends	(26.0)	(26.0)	(22.2)
Income (loss) from continuing operations attributable
to HealthSouth common shareholders	209.5	172.5	(560.1)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	16.9	454.9	(87.1)
Net income (loss) attributable to HealthSouth
common shareholders	$226.4	$627.4	$(647.2)

Denominator:
Basic weighted average common shares outstanding	83.0	78.7	79.5

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to
HealthSouth common shareholders	$2.52	$2.19	$(7.05)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.21	5.78	(1.09)
Net income (loss) per share attributable to
HealthSouth common shareholders	$2.73	$7.97	$(8.14)

Diluted:
Numerator:
Income (loss) from continuing operations	$265.3	$229.9	$(511.6)
Less: Net income attributable to noncontrolling
interests included in continuing operations	(29.8)	(31.4)	(26.3)
Income (loss) from continuing operations attributable
to HealthSouth common shareholders	235.5	198.5	(537.9)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	16.9	454.9	(87.1)
Net income (loss) attributable to HealthSouth
common shareholders	$252.4	$653.4	$(625.0)

Denominator:
Diluted weighted average common shares outstanding	96.4	92.0	90.3

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to
HealthSouth common shareholders	$2.44	$2.16	$(7.05)
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	0.18	4.94	(1.09)
Net income (loss) per share attributable to
HealthSouth common shareholders	$2.62	$7.10	$(8.14)

Diluted earnings per share report the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. These potential shares include dilutive stock options, restricted stock awards, restricted stock units, and convertible perpetual preferred stock. For the years ended December 31, 2008, 2007, and 2006, the number of potential shares approximated 13.4 million, 13.3 million, and 10.8 million, respectively. For the years ended December 31, 2008, 2007, and 2006, approximately 13.1 million, 13.1 million, and 10.7 million, respectively, of the potential shares relates to our Convertible perpetual preferred stock. For the year ended December 31, 2006, including these potential common shares in the denominator resulted in an antidilutive per share amount due to our Loss from continuing operations attributable to HealthSouth common shareholders. Therefore, under the guidance in FASB Statement No. 128, Earnings per Share, basic and diluted loss per common share amounts are the same for 2006.

Options to purchase approximately 2.3 million, 2.4 million, and 3.4 million shares of common stock were outstanding during 2008, 2007, and 2006, respectively, but were not included in the computation of diluted weighted-average shares because to do so would have been antidilutive.

In January 2004, we repaid our then-outstanding 3.25% Convertible Debentures using the net proceeds of a loan arranged by Credit Suisse First Boston. In connection with this transaction, we issued warrants to the lender to purchase two million shares of our common stock. Each warrant has a term of ten years from the date of issuance and an exercise price of $32.50 per share. The warrants were not assumed exercised for dilutive shares outstanding because they were antidilutive in the periods presented.

In March 2006, we issued 400,000 shares of convertible perpetual preferred stock as part of a recapitalization of HealthSouth. We use the if-converted method to include the convertible perpetual preferred stock in our computation of diluted earnings per share.

In September 2006, we agreed to issue approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock to settle our class action securities litigation. This agreement received final court approval on January 11, 2007. As of December 31, 2008, these shares of common stock and warrants have not been issued and are not included in our basic or diluted common shares outstanding. For additional information, see Note 20, Settlements.

As described in Note 10, Shareholders’ Deficit, we finalized the issuance and sale of 8.8 million shares of our common stock to J.P. Morgan Securities Inc. on June 27, 2008. The increase in our basic and diluted weighted average common shares outstanding for the year ended December 31, 2008 compared to the year ended December 31, 2007 is primarily the result of this transaction.

19.           Related Party Transactions:

In April 2001, we established Source Medical to continue development and allow commercial marketing of a wireless clinical documentation system originally developed by HealthSouth. This proprietary software was referred to internally as “HCAP” and was later marketed by Source Medical under the name “TherapySource.” At the time of our initial investment, certain of our directors, executive officers, and employees also purchased shares of Source Medical’s common stock. As discussed below, during 2007, we sold our remaining investment in Source Medical to Source Medical.

Historically, we made working capital advances to Source Medical, primarily to continue to develop HCAP. We also guaranteed certain Source Medical borrowings with unrelated third parties. Over the years, these amounts were called by the unrelated third parties, and we were required to perform under these guarantees. We previously accrued these working capital advances and guarantees as uncollectible amounts due from Source Medical.

As a result of a March 2006 dismissal of certain matters related to litigation between Source Medical and an unrelated third party involved in an acquisition, in the first quarter of 2006, we reversed a $6.0 million liability (through a reduction of General and administrative expenses) we had recorded for a promissory note executed by Source Medical as part of the acquisition that was subject to litigation. Additionally, in May 2006, we received a payment of $6.9 million in full satisfaction of all the then outstanding notes receivable and accrued interest due from Source Medical. Approximately $6.3 million of this payment was included as a reduction of Other operating expenses in our consolidated statement of operations for the year ended December 31, 2006, with the remainder representing interest and included in Other income.

We continued to lease HCAP software from Source Medical and pay them for custom software development and other miscellaneous services during 2007 and 2006. During 2007 and 2006, we paid approximately $1.5 million and $5.0 million, respectively, to Source Medical for these types of services.

During 2007, we sold our remaining investment in Source Medical to Source Medical and recorded a gain on sale of approximately $8.6 million. This gain is included in Other income in our consolidated statement of operations for the year ended December 31, 2007. As a result of this transaction, we have no further affiliation or material related party contracts with Source Medical.

20.           Settlements:

Medicare Program Settlement—

The 2004 Civil DOJ Settlement—

On January 23, 2002, the United States intervened in four lawsuits filed against us under the federal civil False Claims Act. These so-called “qui tam” (i.e. whistleblower) lawsuits were transferred to the Western District of Texas and were consolidated under the caption United States ex rel. Devage v. HealthSouth Corp., et al., No. SA-98-CA-0372-DWS (W.D. Tex. San Antonio). On April 10, 2003, the United States informed us it was expanding its investigation to review whether fraudulent accounting practices affected our previously submitted Medicare cost reports.

On December 30, 2004, we entered into a global settlement agreement (the “Settlement Agreement”) with the United States. This settlement was comprised of (1) the claims consolidated in the Devage case, which related to claims for reimbursement for outpatient physical therapy services rendered to Medicare, the TRICARE Management Activity (“TRICARE”), or United States Department of Labor (the “DOL”) beneficiaries, (2) the submission of claims to Medicare for costs relating to our allegedly improper accounting practices, (3) the submission of other unallowable costs included in our Medicare Home Office Cost Statements and in our individual provider cost reports, and (4) certain other conduct (collectively, the “Covered Conduct”). The parties to this global settlement include us and the United States acting through the civil division of the DOJ, the HHS-OIG, the DOL through the Employment Standards Administration’s Office of Workers’ Compensation Programs, Division of Federal Employees’ Compensation (“OWCP-DFEC”), TRICARE, and certain other individuals and entities which had filed civil suits against us and/or our affiliates (those other individuals and entities, the “Relators”).

Pursuant to the Settlement Agreement, we agreed to make cash payments to the United States in the aggregate amount of $325 million, plus accrued interest from November 4, 2004 at an annual rate of 4.125%. The United States agreed, in turn, to pay the Relators the portion of the settlement amount due to the Relators pursuant to the terms of the Settlement Agreement. We made the final payments and completed our financial obligation under the settlement in 2007.

The Settlement Agreement provides for our release by the United States from any civil or administrative monetary claim the United States had or may have had relating to Covered Conduct that occurred on or before December 31, 2002 (with the exception of Covered Conduct for certain outlier payments, for which the release date is extended to September 30, 2003). The Settlement Agreement also provides for our release by the Relators from all claims based upon any transaction or incident occurring prior to December 30, 2004, including all claims that have been or could have been asserted in each Relator’s civil action, and from any civil monetary claim the United States had or may have had for the Covered Conduct that is pled in each Relator’s civil action.

The Settlement Agreement also provides for the release of HealthSouth by the HHS-OIG and OWCP-DFEC, and the agreement by the HHS-OIG and OWCP-DFEC to refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, the FECA Program, the TRICARE Program and other federal healthcare programs, as applicable, for the Covered Conduct.

The 2006 Orthotics and Prosthetics Case Settlement—

On October 27, 2006, we settled two sealed lawsuits brought under the federal False Claims Act, related to services provided at our inpatient rehabilitation hospitals. These lawsuits, captioned United States ex rel. Knight v. HealthSouth, et al., Civil No. 5:03cv367, and United States ex rel. Bateman Gibson v. HealthSouth, et al., Civil No. 04-2668, were filed in the United States District Court for the Northern District of Florida and the United States District Court for the Western District of Tennessee, respectively. Each lawsuit was filed under seal by a qui tam relator and related to purchasing policies for orthotic and prosthetic devices. The complaints alleged we began a practice of engaging in improper billing practices relating to certain prosthetic and orthotic devices in 1994 that resulted in false claims under the federal Medicare program. Pursuant to the settlement, we paid $4.0 million to the United States in 2006 and included the amount in Government, class action, and related settlements expense in our 2006 consolidated statement of operations.

The 2007 Referral Source Settlement—

On December 14, 2007, we agreed to a final settlement with the DOJ relating to certain self-disclosures which we made to the HHS-OIG in 2004 and 2005 regarding our relationship with certain physicians. Under the terms of the settlement, we paid, in two installments, a total of $14.2 million to the United States. This charge was included in Government, class action, and related settlements expense in our 2007 consolidated statement of operations. As of December 31, 2007, we owed $7.1 million under this settlement. This amount was included in Government, class action, and related settlements in our consolidated balance sheet. This amount was paid in March 2008.

The December 2004 Corporate Integrity Agreement—

On December 30, 2004, we entered into a new corporate integrity agreement (the “CIA”) with the HHS-OIG. This new CIA has an effective date of January 1, 2005 and a term of five years from that effective date. The CIA expires at the end of 2009, subject to the HHS-OIG accepting and approving our annual report for 2009 that we will submit in the first half of the following year. The CIA incorporates a number of compliance program changes already implemented by us and requires, among other things, that not later than 90 days after the effective date, we:

•
form an executive compliance committee (made up of our chief compliance officer and other executive management members), which shall participate in the formulation and implementation of HealthSouth’s compliance program;

•	require certain independent contractors to abide by our Standards of Business Conduct;

•
provide general compliance training to all HealthSouth personnel as well as specialized training to personnel responsible for billing, coding, and cost reporting relating to federal healthcare programs;

•	report and return overpayments received from federal healthcare programs;

•	notify the HHS-OIG of any new investigations or legal proceedings initiated by a governmental entity involving an allegation of fraud or criminal conduct against HealthSouth;

•	notify the HHS-OIG of the purchase, sale, closure, establishment, or relocation of facilities furnishing items or services that are reimbursed under federal healthcare programs; and

•	submit annual reports to the HHS-OIG regarding our compliance with the CIA.

The CIA also requires that we engage an Independent Review Organization (“IRO”) to assist us in assessing and evaluating: (1) our billing, coding, and cost reporting practices with respect to our inpatient rehabilitation hospitals, (2) our billing and coding practices for outpatient items and services furnished by outpatient departments of our inpatient hospitals; and (3) certain other obligations pursuant to the CIA and the Settlement Agreement. We engaged PricewaterhouseCoopers LLP to serve as our IRO.

In connection with the settlement of the Knight and Gibson lawsuits described above, we entered into a first addendum to our CIA which requires additional compliance training and annual audits of billing practices relating to prosthetic and orthotic devices. The addendum has a term of three years and will run concurrently with our existing five-year CIA. On December 14, 2007, in connection with the DOJ settlement described above relating to certain self-disclosures made to the HHS-OIG, we entered into a second addendum to our CIA, which requires additional compliance training and annual audits related to arrangements with referral sources. This addendum also runs concurrently with our existing five-year CIA.

On April 30, 2008, we submitted the annual report required by the CIA, which included a report by our IRO, to the HHS-OIG detailing our performance of the requirements of the CIA in 2007. We believe we have complied with the requirements of the CIA on a timely basis, and to date, there are no objections or unresolved comments from the HHS-OIG relating to our annual reports. Failure to meet our obligations under our CIA could result in stipulated financial penalties or extension of the term of the CIA. Failure to comply with material terms, however, could lead to exclusion from further participation in federal healthcare programs, including Medicare and Medicaid, which currently account for a substantial portion of our revenues.

SEC Settlement—

On June 6, 2005, the SEC approved a settlement (the “SEC Settlement”) with us relating to the action filed by the SEC on March 19, 2003 captioned SEC v. HealthSouth Corporation and Richard M. Scrushy, No. CV-03-J-0615-S (N.D. Ala.) (the “SEC Litigation”). That lawsuit alleged that HealthSouth and Mr. Scrushy, our former chairman and chief executive officer, violated and/or aided and abetted violations of the antifraud, reporting, books-and-records, and internal controls provisions of the federal securities laws. Specifically, the complaint alleged that we overstated earnings by at least $1.4 billion and that this overstatement occurred because Mr. Scrushy insisted we meet or exceed earnings expectations established by Wall Street analysts.

Under the terms of the SEC Settlement, we agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws. We also agreed to:

•
pay a $100 million civil penalty and disgorgement of $100 to the SEC in the following installments: $12,500,100 by October 15, 2005, $12.5 million by April 15, 2006, $25.0 million by October 15, 2006; $25.0 million by April 15, 2007, and $25.0 million by October 15, 2007;

•	retain a qualified governance consultant to perform a review of the adequacy and effectiveness of our corporate governance systems, policies, plans, and practices;

•
either (1) retain a qualified accounting consultant to perform a review of the effectiveness of our material internal accounting control structure and policies, as well as the effectiveness and propriety of our processes, practices, and policies for ensuring our financial data is accurately reported in our filed consolidated financial statements, or (2) within 60 days of filing with the SEC audited consolidated financial statements for the fiscal year ended December 31, 2005, including our independent auditor’s attestation on internal control over financial reporting, provide to the SEC all communications between our independent auditor and our management and/or Audit Committee from the date of the judgment until such report concerning our internal accounting controls;

•	provide reasonable training and education to certain of our officers and employees to minimize the possibility of future violations of the federal securities laws;

•	continue to cooperate with the SEC and the DOJ in their respective ongoing investigations; and

•
create, staff, and maintain the position of Inspector General within HealthSouth, which position shall have the responsibility of reporting any indications of violations of law or of HealthSouth’s procedures, insofar as they are relevant to the duties of the Audit Committee, to the Audit Committee.

We made all payments under the SEC Settlement in accordance with the above schedule. The plan for distribution of the fund created by our payments under the SEC Settlement (the “Disgorgement Fund”) is discussed below in this Note in connection with the settlement fund relating to the Consolidated Securities Action at “Securities Litigation Settlement.”

The SEC Settlement also provides that we must treat the amounts ordered to be paid as civil penalties paid to the government for all purposes, including all tax purposes, and that we will not be able to be reimbursed or indemnified for such payments through insurance or any other source, or use such payments to set off or reduce any award of compensatory damages to plaintiffs in related securities litigation pending against us.

In addition to the payments described above, we have complied with all other obligations under the SEC Settlement.

In connection with the SEC Settlement, we consented to the entry of a final judgment in the SEC Litigation (which judgment was entered by the United States District Court for the Northern District of Alabama, Southern Division) to implement the terms of the SEC Settlement.

Securities Litigation Settlement—

On June 24, 2003, the United States District Court for the Northern District of Alabama consolidated a number of separate securities lawsuits filed against us under the caption In re HealthSouth Corp. Securities Litigation, Master Consolidation File No. CV-03-BE-1500-S (the “Consolidated Securities Action”). The Consolidated Securities Action included two prior consolidated cases (In re HealthSouth Corp. Securities Litigation, CV-98-J-2634-S and In re HealthSouth Corp. 2002 Securities Litigation, Consolidated File No. CV-02-BE-2105-S) as well as six lawsuits filed in 2003. Including the cases previously consolidated, the Consolidated Securities Action comprised over 40 separate lawsuits. The court divided the Consolidated Securities Action into two subclasses:

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Complaints based on purchases of our common stock were grouped under the caption In re HealthSouth Corp. Stockholder Litigation, Consolidated Case No. CV-03-BE-1501-S (the “Stockholder Securities Action”), which was further divided into complaints based on purchases of our common stock in the open market (grouped under the caption In re HealthSouth Corp. Stockholder Litigation, Consolidated Case No. CV-03-BE-1501-S) and claims based on the receipt of our common stock in mergers (grouped under the caption HealthSouth Merger Cases, Consolidated Case No. CV-98-2777-S). Although the plaintiffs in the HealthSouth Merger Cases have separate counsel and have filed separate claims, the HealthSouth Merger Cases are otherwise consolidated with the Stockholder Securities Action for all purposes.

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Complaints based on purchases of our debt securities were grouped under the caption In re HealthSouth Corp. Bondholder Litigation, Consolidated Case No. CV-03-BE-1502-S (the “Bondholder Securities Action”).

On January 8, 2004, the plaintiffs in the Consolidated Securities Action filed a consolidated class action complaint. The complaint named us as a defendant, as well as more than 30 of our former employees, officers and directors, the underwriters of our debt securities, and our former auditor. The complaint alleged, among other things, (1) that we misrepresented or failed to disclose certain material facts concerning our business and financial condition and the impact of the Balanced Budget Act of 1997 on our operations in order to artificially inflate the price of our common stock, (2) that from January 14, 2002 through August 27, 2002, we misrepresented or failed to disclose certain material facts concerning our business and financial condition and the impact of the changes in Medicare reimbursement for outpatient therapy services on our operations in order to artificially inflate the price of our common stock, and that some of the individual defendants sold shares of such stock during the purported class period, and (3) that Mr. Scrushy instructed certain former senior officers and accounting personnel to materially inflate our earnings to match Wall Street analysts’ expectations, and that senior officers of HealthSouth and other members of a self-described “family” held meetings to discuss the means by which our earnings could be inflated and that some of the individual defendants sold shares of our common stock during the purported class period. The consolidated class action complaint asserted claims under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, and claims under Sections 10(b), 14(a), 20(a) and 20A of the Securities Exchange Act of 1934, as amended.

On February 22, 2006, we announced we had reached a preliminary agreement in principle with the lead plaintiffs in the Stockholder Securities Action, the Bondholder Securities Action, and the derivative litigation, as well as with our insurance carriers, to settle claims filed in those actions against us and many of our former directors and officers. On September 26, 2006, the plaintiffs in the Stockholder Securities Action and the Bondholder Securities Action, HealthSouth, and certain individual former HealthSouth employees and board members entered into and filed a stipulation of partial settlement of this litigation. We also entered into definitive agreements with the lead plaintiffs in these actions and the derivative actions, as well as certain of our insurance carriers, to settle the litigation. These settlement agreements memorialized the terms contained in the preliminary agreement in principle entered into in February 2006. On September 28, 2006, the United States District Court entered an order preliminarily approving the stipulation and settlement. Following a period to allow class members to opt out of the settlement and for objections to the settlement to be lodged, the Court held a hearing on January 8, 2007 and determined the proposed settlement was fair, reasonable and adequate to the class members and that it should receive final approval. An order approving the settlement was entered on January 11, 2007. Individual class members representing approximately 205,000 shares of common stock and one bondholder with a face value of $1.5 million elected to be excluded from the settlement. The order approving the settlement bars claims by the non-settling defendants arising out of or relating to the Stockholder Securities Action, the Bondholder Securities Action, and the derivative litigation but does not prevent other security holders excluded from the settlement from asserting claims directly against the Company.

Under the settlement agreements, federal securities and fraud claims brought in the Consolidated Securities Action against us and certain of our former directors and officers were settled in exchange for aggregate consideration of $445 million, consisting of HealthSouth common stock and warrants valued at $215 million and cash payments by HealthSouth’s insurance carriers of $230 million. In addition, the settlement agreements provided that the plaintiffs in the Stockholder Securities Action and the Bondholder Securities Action will receive 25% of any net recoveries from future judgments obtained by us or on our behalf with respect to certain claims against Mr. Scrushy (excluding the $48 million judgment against Mr. Scrushy on January 3, 2006, as discussed in Note 21, Contingencies and Other Commitments), Ernst & Young LLP, our former auditor, and UBS Securities, our former primary investment bank, each of which after this settlement remained a defendant in the derivative actions as well as the Consolidated Securities Action. The settlement agreements were subject to the satisfaction of a number of conditions, including final approval of the United States District Court and the approval of bar orders in the Consolidated Securities Action and the derivative litigation by the United States District Court and the Alabama Circuit Court that would, among other things, preclude certain claims by the non-settling co-defendants against HealthSouth and the insurance carriers relating to matters covered by the settlement agreements. As more fully described in Note 21, Contingencies and Other Commitments, that approval was obtained on January 11, 2007. The settlement agreements also required HealthSouth to indemnify the settling insurance carriers, to the extent permitted by law, for any amounts they are legally obligated to pay to any non-settling defendants. As of December 31, 2008, we have not recorded a liability regarding these indemnifications, as we do not believe it is probable we will have to perform under the indemnification portion of these settlement agreements and any amount we would be required to pay is not estimable at this time.

The fund of common stock, warrants, and cash created by settlement of the Consolidated Securities Action (the “Settlement Fund”) and the Disgorgement Fund were the subject of a joint order entered in the United States District Court for the Northern District of Alabama on October 3, 2007. The order approved the form and manner of notice, to be provided to potential claimants of the Settlement Fund and the Disgorgement Fund, regarding the proposed plan of allocation in the Consolidated Securities Action and the distribution plan under the SEC Settlement. Pursuant to the order, eligible claimants could have filed objections to the plan of allocation in the Consolidated Securities Action or the distribution plan under the SEC Settlement on or before December 15, 2007. On February 7, 2008, the court held a joint fairness hearing approving the plan of allocation. The distribution agent is in the process of analyzing the claims for distribution.

Despite approval of the securities class action settlement, there are class members who have elected to opt out of the securities class action settlement and pursue claims individually. In addition, AIG Global Investment Corporation (“AIG”), which failed to opt out of the class settlement on a timely basis, has requested that the court allow it to opt out despite missing the district court’s deadline. In the court’s Partial Final Judgment and Order of Dismissal with Prejudice dated January 11, 2007, the court found that allowing AIG to opt out after the deadline would result in serious prejudice to us and denied AIG’s request for an expansion of time to opt out. On January 26, 2007, AIG moved for reconsideration of the court’s decision on this issue. On March 22, 2007, the district court denied AIG’s motion for reconsideration. On April 17, 2007, AIG filed a notice of appeal with the Eleventh Circuit Court of Appeals. The appeal has been consolidated with the appeal by Mr. Scrushy of one provision in the bar order in the securities litigation settlement, and has been fully briefed. On March 12, 2008, AIG appealed the plan of allocation for settlement proceeds, and on March 24, 2008, that appeal was consolidated with AIG’s appeal of April 17, 2007. On April 18, 2008, AIG withdrew its appeal challenging the plan of allocation. The Eleventh Circuit Court of Appeals heard oral arguments on the Scrushy appeal and the initial AIG appeal on January 29, 2009. If the appellate court were to reverse the district court’s denial of AIG’s motion for reconsideration and allow AIG to opt out despite missing the deadline, AIG would likely bring individual claims alleging substantial damages relating to the purchase by AIG and its affiliates of HealthSouth bonds. If AIG is not successful with an appeal of that denial, AIG’s individual claims would be precluded by the securities class action settlement.

We recorded a charge of $215.0 million as Government, class action, and related settlements expense in our 2005 consolidated statement of operations. During each quarter subsequent to the initial recording of this liability, we reduced or increased our liability for this settlement based on the value of our common stock and the associated common stock warrants underlying the settlement. During 2006, we reduced our liability for this settlement by approximately $31.2 million based on the value of our common stock and the associated common stock warrants on the date the order granting court approval was entered. During 2007, we further reduced our liability for this settlement by an additional $24.0 million based on the value of our common stock and the associated common stock warrants at year end. During 2008, we reduced our liability for this settlement by an additional $85.2 million based on the value of our common stock and the associated common stock warrants at year end. The corresponding liability of $74.6 million and $159.8 million as of December 31, 2008 and 2007, respectively, is included in Government, class action, and related settlements in our consolidated balance sheets. The charge for this settlement will be revised in future periods to reflect additional changes in the fair value of the common stock and warrants until they are issued. Distribution of the underlying common stock and warrants to purchase shares of common stock cannot occur until the order described above becomes a final, non-appealable order. At this time, a ruling from the Eleventh Circuit Court of Appeals is pending on the appeal noted above.

In addition, in order to state the total liability related to the securities litigation settlement at the aggregate value of the consideration to be exchanged for the securities to be issued by us and the cash to be paid by the insurers, our consolidated balance sheet as of December 31, 2007 included a $230 million liability in Government, class action, and related settlements. The related receivable from our insurers in the amount of $230.0 million was also included in our consolidated balance sheet as of December 31, 2007 as Insurance recoveries receivable. During 2008, the United States District Court for the Northern District of Alabama issued three court orders awarding attorneys’ fees and expenses to the stockholder plaintiffs’ lead counsel, bondholder plaintiffs’ counsel, and merger subclass counsel. A portion of the fees and expenses awarded under these court orders were disbursed from the cash portion of the settlement, which has been funded by the insurance carriers and is being held in escrow by the lead attorneys for the federal plaintiffs. During 2008, we reduced our liability and corresponding receivable by approximately $47.2 million, which represents the funds disbursed during 2008 per these court orders. We will continue to reduce this liability and receivable in subsequent periods by the amount of any additional funds that are disbursed. As discussed above for the stock warrants, once the order described earlier in this section becomes a final, non-appealable order, we expect to remove this liability and corresponding receivable from our consolidated balance sheet.

UBS Litigation Settlement—

In March 2003, claims on behalf of HealthSouth were brought in the Tucker derivative litigation (see Note 21, Contingencies and Other Commitments, “Derivative Litigation”) against various UBS entities, alleging that from at least 1998 through 2002, when those entities served as our investment bankers, they breached their duties of care, suppressed information, and aided and abetted in the ongoing fraud. As a result of the UBS defendants’ representation that UBS Securities is the proper defendant for all claims asserted in the complaint, UBS Securities became the named defendant in Tucker. The claims alleged that while the UBS entities were fiduciaries of HealthSouth, they became part of a conspiracy to artificially inflate the market price of HealthSouth stock. The complaint sought compensatory and punitive damages, disgorgement of fees received from us by UBS entities, and attorneys’ fees and costs. On August 3, 2005, UBS Securities filed counterclaims against us. Those claims included fraud, misrepresentation, negligence, breach of contract, and indemnity against us for allegedly providing UBS Securities with materially false information concerning our financial condition to induce UBS Securities to provide investment banking services. UBS Securities’ counterclaims sought compensatory and punitive damages and a judgment declaring that HealthSouth is liable for any losses, costs, or fees incurred by UBS Securities in connection with its defense of actions relating to the services UBS Securities provided to us. In August 2006, HealthSouth and Tucker agreed to jointly prosecute the claims against UBS Securities in state court.

Additionally, on September 6, 2007, UBS AG filed an action against us in the Supreme Court of the State of New York, captioned UBS AG, Stamford Branch v. HealthSouth Corporation, Index No. 602993/07, based on the terms of a credit agreement with MedCenterDirect.com (“MCD”) (the “New York action”). Prior to ceasing operations in 2003, MCD provided certain services to us relating to the purchase of equipment and supplies. We also previously owned 20.2% of MCD’s equity securities. During 2003, UBS AG called its loan to MCD. In the New York action, UBS AG alleged HealthSouth was the guarantor of the loan and sought recovery of the approximately $20 million principal of its loan to MCD and associated interest. However, UBS Securities filed an Answer and Counterclaim in the Tucker derivative litigation admitting that it funded the $20 million loan to MCD. On October 1, 2007, HealthSouth removed UBS AG’s case from New York state court to federal court in the Southern District of New York, which assigned it Case No. 07 cv 8490. On December 17, 2007, UBS AG moved for summary judgment on its claim under the guarantee provisions of the credit agreement with MCD. On January 18, 2008, HealthSouth filed its opposition to UBS AG’s motion for summary judgment, and filed a cross-motion requesting the action be dismissed or stayed in deference to the Tucker derivative litigation, HealthSouth’s motion alleged, among other claims, that the loan by UBS AG to MCD was part of a scheme between former disloyal officers at the Company, including Mr. Scrushy, and UBS entities to siphon money from the Company.

On November 16, 2007, after HealthSouth removed UBS AG’s action from New York state court to New York federal court, UBS Securities filed an Amended Answer in the Tucker derivative litigation in Alabama seeking to change its earlier representation in that litigation that it, UBS Securities, made the loan to MCD. Instead, UBS Securities asserted in its Amended Answer that UBS AG made the loan to MCD. The Alabama court struck UBS Securities’ Amended Answer in the Tucker derivative litigation and gave UBS Securities 30 days to amend its counterclaim to assert a breach of the MCD loan agreement in that litigation, or, alternatively, granted UBS AG permission to intervene in the Tucker derivative litigation within 30 days of the order to assert claims for breach of the MCD credit agreement. On March 24, 2008, UBS Securities petitioned the Alabama Supreme Court for writs of mandamus and prohibition to set aside the Alabama court’s February 19, 2008 order, as amended on March 7, 2008. On April 23, 2008, the Alabama Supreme Court denied the petition for writs of mandamus. On April 7, 2008, pursuant to the February 19, 2008 order, as amended on March 7, 2008, UBS Securities amended its counterclaim in the Tucker derivative litigation so as to add claims against HealthSouth for breach of the MCD credit agreement.

In the New York action, the court issued an order on June 6, 2008 granting UBS AG’s motion for summary judgment and denying HealthSouth’s motion to dismiss or stay. Following the entry of an initial judgment in the incorrect amount, the court entered an amended judgment on June 16, 2008 in the amount of approximately $30.3 million in favor of UBS AG and against HealthSouth. HealthSouth moved the court to waive the requirement of a bond for security pending appeal, but in an order issued June 17, 2008, the court refused. On June 30, 2008, however, upon agreement of the parties, the court authorized HealthSouth to issue a letter of credit in the amount of approximately $33.6 million (i.e., 111% of the amended judgment) in lieu of a bond. HealthSouth filed its notice of appeal to the U.S. Court of Appeals for the Second Circuit on July 7, 2008. As described below, as part of the agreement with UBS Securities in the Tucker derivative litigation, this appeal will be dismissed and the judgment will be satisfied and released.

On October 22, 2008, HealthSouth and the stockholder derivative plaintiffs entered into an agreement in principle with UBS Securities to settle litigation filed by the derivative plaintiffs on HealthSouth’s behalf in the Tucker derivative litigation (the “UBS Settlement”). On January 13, 2009, the Circuit Court of Jefferson County, Alabama entered an order approving the UBS Settlement under which HealthSouth will receive $100.0 million in cash and a release of all claims by the UBS entities, including the release and satisfaction of the judgment in favor of UBS AG in the New York action. That order also awarded to the derivative plaintiffs’ attorneys fees and expenses of $26.2 million to be paid from the $100.0 million in cash received by HealthSouth. As of December 31, 2008, Restricted cash in the accompanying consolidated balance sheets included approximately $97.9 million related to the UBS Settlement. The remaining $2.1 million was funded by the applicable insurance carrier in January 2009. UBS Securities and its insurance carriers transferred these amounts to an escrow account designated and controlled by HealthSouth. These funds are being held in escrow pending the court’s implementation of the final court order entered on January 13, 2009. We expect to disperse these funds to the applicable parties during the first quarter of 2009. Pursuant to the settlement agreements in the Consolidated Securities Action, as discussed above in “Securities Litigation Settlement,” HealthSouth is obligated to pay 25% of the net settlement proceeds, after deducting all of its costs and expenses in connection with the Tucker derivative litigation including fees and expenses of the derivative counsel and HealthSouth’s counsel, to the plaintiffs in the Consolidated Securities Action. The UBS Settlement does not affect HealthSouth’s claims against Mr. Scrushy or any other defendants in the Tucker derivative litigation, or against HealthSouth’s former independent auditor, Ernst & Young, which remain pending in arbitration.

As a result of the UBS Settlement, we recorded a $121.3 million gain in our 2008 consolidated statement of operations. This gain is comprised of the $100.0 million cash portion of the settlement plus the principal portion of the loan guarantee. The approximate $9.4 million gain associated with the reversal of the accrued interest on this loan is included in Interest expense and amortization of debt discounts and fees in our 2008 consolidated statement of operations. The $26.2 million owed to the derivative plaintiffs’ attorneys is included in Other current liabilities in our consolidated balance sheet as of December 31, 2008, with the corresponding charge included in Professional fees – accounting, tax, and legal in our 2008 consolidated statement of operations. An estimate of the 25% of the net settlement proceeds to be paid to the plaintiffs in the Consolidated Securities Action is included in Other current liabilities in our consolidated balance sheet as of December 31, 2008, with the corresponding charge included in Government, class action, and related settlements expense in our 2008 consolidated statement of operations.

ERISA Litigation Settlement—

In 2003, six lawsuits were filed in the United States District Court for the Northern District of Alabama against us and some of our current and former officers and directors alleging breaches of fiduciary duties in connection with the administration of our Employee Stock Benefit Plan (the “ESOP”). These lawsuits were consolidated under the caption In re HealthSouth Corp. ERISA Litigation, Consolidated Case No. CV-03-BE-1700-S (the “ERISA Action”). The plaintiffs filed a consolidated complaint on December 19, 2003 that alleged, generally, that fiduciaries to the ESOP breached their duties to loyally and prudently manage and administer the ESOP and its assets in violation of sections 404 and 405 of the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq. (“ERISA”), by failing to monitor the administration of the ESOP, failing to diversify the portfolio held by the ESOP, and failing to provide other fiduciaries with material information about the ESOP. The plaintiffs sought actual damages including losses suffered by the plan, imposition of a constructive trust, equitable and injunctive relief against further alleged violations of ERISA, costs pursuant to 29 U.S.C. § 1132(g), and attorneys’ fees. The plaintiffs also sought damages related to losses under the plan as a result of alleged imprudent investment of plan assets, restoration of any profits made by the defendants through use of plan assets, and restoration of profits the plan would have made if the defendants had fulfilled their fiduciary obligations. Pursuant to an Amended Class Action Settlement Agreement entered into on March 6, 2006, all parties agreed to a global settlement of the claims in the ERISA Action. Under the terms of this settlement, Michael Martin, a former chief financial officer of the Company, contributed $350,000 to resolve claims against him, Mr. Scrushy and our insurance carriers contributed $3.5 million to resolve claims against him, and HealthSouth and its insurance carriers contributed $25 million to settle claims against all remaining defendants, including HealthSouth. In addition, we were required to contribute the first $1.0 million recovered from Mr. Scrushy for the restitution of incentive bonuses paid to him during 1996 through 2002. On June 28, 2006, the Court granted final approval to the Amended Class Action Settlement Agreement and the ERISA Action was dismissed with prejudice. The settlement amounts were subsequently contributed to the ESOP and allocated to participant accounts. Following such allocation, the ESOP was terminated and all participants were paid their vested account balances, in cash and/or shares as elected by the participant, by December 2008.

Insurance Coverage Litigation Settlement—

In 2003, approximately 14 insurance companies filed complaints in state and federal courts in Alabama, Delaware, and Georgia alleging the insurance policies issued by those companies to us and/or some of our directors and officers should be rescinded on grounds of fraudulent inducement. The complaints also sought a declaration that we and/or some of our current and former directors and officers are not covered under various insurance policies. These lawsuits challenged the majority of our director and officer liability policies, including our primary director and officer liability policy in effect for the claims at issue. Actions filed by insurance companies in the United States District Court for the Northern District of Alabama were consolidated for pretrial and discovery purposes under the caption In re HealthSouth Corp. Insurance Litigation, Consolidated Case No. CV-03-BE-1139-S. Four lawsuits filed by insurance companies in the Circuit Court of Jefferson County, Alabama were consolidated with the Tucker derivative litigation for discovery and other pretrial purposes. See Note 21, Contingencies and Other Commitments, “Derivative Litigation”. Cases related to insurance coverage that were filed in Georgia and Delaware have been dismissed. We filed counterclaims against a number of the plaintiffs in these cases alleging, among other things, bad faith for wrongful failure to provide coverage.

On September 26, 2006, in connection with the settlement of the Consolidated Securities Action and derivative litigation, we executed a settlement agreement with the insurers that is substantively consistent with the preliminary agreement in principle reached in February 2006. The settlement agreement also requires HealthSouth to indemnify the settling insurance carriers, to the extent permitted by law, for any amounts they are legally obligated to pay to any non-settling defendants. As a result of the settlement, the consolidated insurance litigation pending in the United States District Court for the Northern District of Alabama has been dismissed without prejudice. The four insurance actions filed in the Circuit Court of Jefferson County have been placed on the Court’s administrative docket and will be dismissed in the event the Eleventh Circuit Court of Appeals denies Mr. Scrushy’s appeal of one provision of the bar order relating to the settlement.

Non-Prosecution Agreement—

On May 17, 2006, we entered into a non-prosecution agreement (the “Non-Prosecution Agreement”) with the DOJ with respect to the accounting fraud committed by members of our former management. We pledged to continue our cooperation with the DOJ and paid $3.0 million to the U.S. Postal Inspection Services Consumer Fraud Fund during the second quarter of 2006 in connection with the execution of the Non-Prosecution Agreement. This payment was recorded in Government, class action, and related settlements expense in our consolidated statement of operations for the year ended December 31, 2006. The Non-Prosecution Agreement is scheduled to expire in May 2009.

Notwithstanding the foregoing, the DOJ has reserved the right to prosecute us for any crimes committed by our employees if we violate the terms of the Non-Prosecution Agreement. In a letter dated November 8, 2007, the DOJ, by and through the United States Attorney for the Northern District of Alabama, clarified the Non-Prosecution Agreement, including a statement of satisfaction that HealthSouth does not endorse, ratify, or condone criminal conduct, as set forth in the Non-Prosecution Agreement, and has taken substantial steps to prevent unlawful practices from occurring in the future. The letter further acknowledges that the DOJ invited HealthSouth to submit a victim impact statement to the federal court in connection with the sentencing of several former HealthSouth officials, and that an assertion by HealthSouth in relation to third party claims that it and its shareholders were victimized by the unlawful practices would not, in the opinion of the United States Attorney for the Northern District of Alabama, contradict HealthSouth’s acceptance of responsibility or breach the Non-Prosecution Agreement.

Massachusetts Real Estate Settlements—

Following our intervention in a lawsuit filed on February 3, 2003 by HRPT Properties Trust (“HRPT”) against Senior Residential Care/North Andover, Limited Partnership in the Land Court for the Commonwealth of Massachusetts captioned HRPT Properties Trust v. Senior Residential Care/North Andover, Limited Partnership, Misc. Case No. 287313, to claim ownership of certain parcels of real estate in North Andover pursuant to an agreement that involved the conveyance of five nursing homes and to effect a transfer of title to the disputed property by HRPT to us or our nominee, we were named as a defendant in a lawsuit filed on April 16, 2003, in the same court by Senior Housing Properties Trust (“SNH”) and its wholly owned subsidiary, HRES1 Properties Trust (“HRES1”), captioned Senior Housing Properties Trust and HRES1 Properties Trust v. HealthSouth Corporation, Misc. Case No. 289182. In their complaint, SNH and HRES1 alleged that certain of our representatives made false statements regarding our financial position, thereby inducing HRES1 to enter into lease terms and other arrangements to which it would not have otherwise agreed, and sought damages, rescission, and reformation of the lease pursuant to which we, through subsidiaries, operated the Braintree Rehabilitation Hospital in Braintree, Massachusetts (the “Braintree Hospital”) and the New England Rehabilitation Hospital in Woburn, Massachusetts (the “New England Hospital”). We denied the allegations and asserted claims against HRPT and counterclaims against SNH and HRES1 for breach of contract, reformation, and fraud based on the failure to convey title to the property in North Andover and sought damages incurred as a result of that failure to convey. The two actions in the Land Court were consolidated for all purposes.

We filed a lawsuit in a related action on November 2, 2004, in the Commonwealth of Massachusetts, Middlesex County Superior Court, captioned HealthSouth Corporation v. HRES1 Properties Trust, Case No. 04-4345, in response to our receipt of a notice from HRES1 purporting to terminate our lease governing the Braintree Hospital and the New England Hospital due to our alleged failure to furnish quarterly and annual financial information pursuant to the terms of the lease. We asserted violations of the Massachusetts unfair and deceptive business practices statute, sought a declaration that we were not in default of our obligations under the lease, and an injunction preventing HRES1 from terminating the lease, taking possession of the property on which the hospitals and facilities were located, or assuming or acquiring the hospital businesses and any licenses related thereto. HRES1 and SNH, its parent, filed a counterclaim seeking a declaration that it lawfully terminated the lease and an order requiring us to use our best efforts to transfer the licenses for the hospitals and to continue to manage the hospitals during the time necessary to affect such transfer.

Following a bench trial regarding issues relating to the parties’ relationship post-termination, the court entered a judgment dated January 18, 2006 that required us to use our best efforts to accomplish the license transfer while managing the facilities for HRES1’s account and to pay HRES1 the net cash proceeds of the hospitals less direct operating expenses and a management fee equal to 5% of net patient revenues for the period from October 26, 2004 through the date that a successor operator assumed control over the facilities. In accordance with the judgment, we cooperated with HRES1 in its efforts to accomplish the license transfer, during which time we managed the facilities for HRES1’s account. Effective September 30, 2006, Five Star Quality Care, Inc., an entity affiliated with SNH, HRES1, and HRPT, obtained regulatory approval related to the license transfer from the Massachusetts Department of Public Health and commenced management and operation of the facilities. Through December 31, 2006, we paid approximately $18.1 million representing the net cash proceeds of the hospitals for the period between October 26, 2004 and September 30, 2006, which amount included approximately $10.2 million previously paid to HRES1 as rent during the period from October 26, 2004 through December 31, 2005. Based on the judgment, our results of operations for the year ended December 31, 2006 include only a management fee received from our management of the applicable facilities. On November 8, 2006, all remaining claims in the Massachusetts Real Estate Actions were settled, all appeals and pending litigation between SNH and its affiliates and HealthSouth and our various affiliates were dismissed and we made payments to the plaintiffs of approximately $7 million. In connection with that settlement, we conveyed an unused property in North Andover, Massachusetts, agreed to pay an increased rent for the period we operated the Braintree Hospital and the New England Hospital, and reimbursed certain transition costs in connection with the transfer of the hospital lease from us to Five Star Quality Care, Inc.

Other Settlements—

On September 17, 1998, John Darling, who was one of the federal False Claims Act relators in the now-settled Devage case, filed a lawsuit captioned Darling v. HealthSouth Sports Medicine & Rehabilitation, et al., 98-6110-CI-20, in the Circuit Court for Pinellas County, Florida. The complaint alleged Mr. Darling was injured while receiving physical therapy during a 1996 visit to a HealthSouth outpatient rehabilitation facility in Clearwater, Florida. The complaint was amended in December 2004 to add a punitive damages claim. This amended complaint alleged that fraudulent misrepresentations and omissions by us resulted in the injury to Mr. Darling. The court ordered the parties to participate in non-binding arbitration which resulted in a finding in our favor on December 27, 2005. We entered into a settlement agreement with Mr. Darling on February 3, 2007 pursuant to which we must pay certain damages pursuant to a confidential settlement agreement. The cost of the settlement is included in Government, class action, and related settlements expense in our 2006 consolidated statement of operations. Amounts owed under this settlement were paid in 2007.

21.           Contingencies and Other Commitments:

We operate in a highly regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings have been and can be expected to be instituted or asserted against us. The resolution of any such lawsuits, claims, or legal and regulatory proceedings could materially and adversely affect our financial position, results of operations, and cash flows in a given period.

Securities Litigation—

See Note 20, Settlements, “Securities Litigation Settlement,” for a discussion of the settlement entered into with the lead plaintiffs in certain securities actions.

On November 24, 2004, an individual securities fraud action captioned Burke v. HealthSouth Corp., et al., 04-B-2451 (OES), was filed in the United States District Court of Colorado against us, some of our former directors and officers, and our former auditor. The complaint makes allegations similar to those in the Consolidated Securities Action, as defined in Note 20, Settlements, “Securities Litigation Settlement,” and asserts claims under the federal securities laws and Colorado state law based on the plaintiff’s alleged receipt of unexercised options and the plaintiff’s open-market purchases of our stock. By order dated May 3, 2005, the action was transferred to the United States District Court for the Northern District of Alabama, where it remains pending. The plaintiff in this case has not opted out of the Consolidated Securities Action settlement discussed in Note 20, Settlements, “Securities Litigation Settlement.” Although the deadline for opting out in the Consolidated Securities Action has passed, if the Burke action resumes, we will continue to vigorously defend ourselves in this case. However, based on the stage of litigation, and review of the current facts and circumstances, we are unable to determine an amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case should litigation continue or whether any resultant liability would have a material adverse effect on our financial position, results of operations, or cash flows.

Derivative Litigation—

All lawsuits purporting to be derivative complaints filed in the Circuit Court of Jefferson County, Alabama since 2002 have been consolidated and stayed in favor of the first-filed action captioned Tucker v. Scrushy, CV-02-5212, filed August 28, 2002. Derivative lawsuits in other jurisdictions have been stayed. The Tucker complaint names as defendants a number of former HealthSouth officers and directors. Tucker also asserts claims on our behalf against Ernst & Young and UBS entities, as well as against MCD, Capstone Capital Corp., and G.G. Enterprises. The Tucker complaint originally named UBS Group and UBS Investment Bank as defendants. As a result of the UBS defendants’ representation that UBS Securities is the proper defendant for all claims asserted in the complaint, UBS Securities became the UBS entity named as a defendant in Tucker.

When originally filed, the primary allegations in the Tucker case involved self-dealing by Mr. Scrushy and other insiders through transactions with various entities allegedly controlled by Mr. Scrushy. The complaint was amended four times to add additional defendants and include claims of accounting fraud, improper Medicare billing practices, and additional self-dealing transactions.

On September 26, 2006, certain parties to the Tucker litigation entered into and filed a stipulation of settlement. The substantive terms of the settlement are consistent with the preliminary agreement reached in February 2006. Of the $445 million to be paid in accordance with the settlement of the Consolidated Securities Action, $100 million is being credited to the plaintiffs in the Tucker litigation. On September 27, 2006, the Alabama Circuit Court entered an order preliminarily approving the stipulation and settlement. The Court held a hearing on January 9, 2007 to determine the fairness, reasonableness, and adequacy of the settlement, whether the settlement should be finally approved by the Court, and to hear and determine any objections to the settlement. The settlement was approved, and an order granting such approval was entered on January 11, 2007. All objections to the settlement were withdrawn, and no individual class members opted out of the settlement.

On January 13, 2009, the Alabama Circuit Court approved the agreement among the Company, the stockholder derivative plaintiffs, and UBS Securities to settle the claims against and by UBS Securities in the Tucker litigation. See Note 20, Settlements, “UBS Litigation Settlement” for additional information. The court also approved the award of fees and expenses to the attorneys for the derivative plaintiffs relating to the UBS litigation as well as the following agreements between the Company and attorneys for the derivative plaintiffs relating derivative counsel fees for other claims originally filed in the Tucker action:

•	Derivative counsel shall receive 11% of any future recovery from the defendant Ernst & Young in the Tucker case for attorneys’ fees, plus reasonable expenses;

•
Derivative counsel shall receive 35% of any monetary judgment recovery collected from the defendant Richard M. Scrushy in the Tucker case for attorneys’ fees, plus reasonable expenses, provided that in the event there is a judgment against Mr. Scrushy in the Tucker case and Mr. Scrushy obtains a judgment against HealthSouth that offsets or recoups all or a portion of the judgment against Mr. Scrushy, the derivative plaintiffs’ attorneys in the Tucker case shall receive a fee of 15% of the amount of the offset or recoupment. Further, with regard to the claims against Mr. Scrushy, in the event of a negotiated settlement of HealthSouth’s claims against Mr. Scrushy and Mr. Scrushy’s claims against HealthSouth, derivative counsel shall receive the greater of $5.0 million or 35% of the settlement amount paid by Mr. Scrushy to HealthSouth; and

•
Derivative counsel shall receive 35% of any monetary recovery collected from any recovery against the individual defendants in the Tucker case who pled guilty to criminal violations for their role in the accounting fraud affecting HealthSouth, for attorneys’ fees, plus reasonable expenses.

The settlement with UBS Securities does not affect HealthSouth’s claims against Mr. Scrushy or any other defendants in the Tucker derivative litigation, or against HealthSouth’s former independent auditor, Ernst & Young, which remain pending in arbitration. The Tucker derivative claims against Mr. Scrushy, Ernst & Young, and other defendants listed above remain pending and have moved through fact discovery on an expedited schedule that has been coordinated with the federal securities claims by former stockholders and bondholders of the Company against Mr. Scrushy and Ernst & Young. The claims against Mr. Scrushy have been set for trial on May 11, 2009.

Litigation by and Against Former Independent Auditor—

In March 2003, claims on behalf of HealthSouth were brought in the Tucker derivative litigation against Ernst & Young, alleging that from 1996 through 2002, when Ernst & Young served as our independent auditor, Ernst & Young acted recklessly and with gross negligence in performing its duties, and specifically that Ernst & Young failed to perform reviews and audits of our financial statements with due professional care as required by law and by its contractual agreements with us. The claims further allege Ernst & Young either knew of or, in the exercise of due care, should have discovered and investigated the fraudulent and improper accounting practices being directed by Mr. Scrushy and certain other officers and employees, and should have reported them to our board of directors and the Audit Committee. The claims seek compensatory and punitive damages, disgorgement of fees received from us by Ernst & Young, and attorneys’ fees and costs. On March 18, 2005, Ernst & Young filed a lawsuit captioned Ernst & Young LLP v. HealthSouth Corp., CV-05-1618, in the Circuit Court of Jefferson County, Alabama. The complaint asserts that the filing of the claims against us was for the purpose of suspending any statute of limitations applicable to those claims. The complaint alleges we provided Ernst & Young with fraudulent management representation letters, financial statements, invoices, bank reconciliations, and journal entries in an effort to conceal accounting fraud. Ernst & Young claims that as a result of our actions, Ernst & Young’s reputation has been injured and it has and will incur damages, expense, and legal fees. On April 1, 2005, we answered Ernst & Young’s claims and asserted counterclaims related or identical to those asserted in the Tucker action. Upon Ernst & Young’s motion, the Alabama state court referred Ernst & Young’s claims and HealthSouth’s counterclaims to arbitration pursuant to a clause in the engagement agreements between HealthSouth and Ernst & Young. On July 12, 2006, HealthSouth and Tucker filed an arbitration demand on behalf of HealthSouth against Ernst & Young. On August 7, 2006, Ernst & Young filed an answering statement and counterclaim in the arbitration reasserting the claims made in state court. In August 2006, HealthSouth and Tucker agreed to jointly prosecute the claims against Ernst & Young in arbitration.

We are vigorously pursuing our claims against Ernst & Young and defending the claims against us. At this juncture, we have initiated the selection process for an arbitration panel under rules of the American Arbitration Association (the “AAA”) that will adjudicate the claims and counterclaims in arbitration. We expect that process to take several months, after which we expect to complete expert testimony and move the claims to trial before the AAA panel. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of this case. Fact discovery relating to the claims has concluded on an expedited schedule coordinated with parallel federal securities laws claims by former stockholders and bondholders of HealthSouth against Ernst & Young and with parallel state law claims pending in the Circuit Court of Jefferson County.

Litigation by and Against Richard M. Scrushy—

After the dismissal of several lawsuits filed against us by Mr. Scrushy, on December 9, 2005, Mr. Scrushy filed a complaint in the Circuit Court of Jefferson County, Alabama, captioned Scrushy v. HealthSouth, CV-05-7364. The complaint alleged that, as a result of Mr. Scrushy’s removal from the position of chief executive officer in March 2003, we owed him “in excess of $70 million” pursuant to an employment agreement dated as of September 17, 2002. On December 28, 2005, HealthSouth counterclaimed against Mr. Scrushy, asserting claims for breaches of fiduciary duty and fraud arising out of Mr. Scrushy’s tenure at HealthSouth, and seeking compensatory damages, punitive damages, and disgorgement of wrongfully obtained benefits. Both the claims by Mr. Scrushy and HealthSouth’s counterclaims remain pending in Circuit Court. The Company also asserts that the employment agreement with Mr. Scrushy is void and unenforceable.

On or about December 19, 2005, Mr. Scrushy filed a demand for arbitration with the AAA pursuant to an indemnity agreement with us. The arbitration demand sought to require us to pay expenses which he estimated exceeded $31 million incurred by Mr. Scrushy, including attorneys’ fees, in connection with the defense of criminal fraud claims against him and in connection with a preliminary hearing in the SEC litigation.

On October 17, 2006, the arbitrator issued a final award of approximately $17.0 million to Mr. Scrushy and further ruled that Mr. Scrushy was entitled to payment by HealthSouth of approximately $4.0 million in pre-judgment interest and attorneys’ fees and expenses incurred by Scrushy in connection with the arbitration proceeding. On August 31, 2006, HealthSouth and the Tucker plaintiffs filed a joint motion in the Tucker case to offset the entire award to Mr. Scrushy in the arbitration, including fees and interest, against the approximately $48 million judgment against Mr. Scrushy in Tucker for repayment of his bonuses. Mr. Scrushy opposed that effort, and on October 17, 2006 filed a lawsuit captioned Scrushy v. HealthSouth Corporation, CA No. 2483-N, in the Delaware Court of Chancery for New Castle County seeking confirmation of the arbitration award in that court. A settlement was reached with Mr. Scrushy by which he agreed to an offset of the arbitrator’s award in the amount of $21.5 million, which amount is included in the amount collected from Mr. Scrushy on the Tucker judgment. We accrued an estimate of these legal fees as part of Professional fees—accounting, tax, and legal in our 2005 and 2004 consolidated statements of operations. While we may have an obligation to indemnify Mr. Scrushy for certain costs associated with ongoing litigation, the court’s order approving the settlement of the Consolidated Securities Action prohibits Mr. Scrushy from seeking indemnity or contribution in the securities class action. This order has been appealed by Mr. Scrushy. As of December 31, 2008 and 2007, an estimate of these legal fees is included in Other current liabilities in our consolidated balance sheets.

Certain Regulatory Actions—

The False Claims Act, 18 U.S.C. § 287, allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These qui tam cases are sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government, and the presiding court. It is possible that qui tam lawsuits have been filed against us and that we are unaware of such filings or have been ordered by the presiding court not to discuss or disclose the filing of such lawsuits. We may be subject to liability under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.

General Medicine Action—

On August 16, 2004, General Medicine, P.C. (“General Medicine”) filed a lawsuit against us captioned General Medicine, P.C. v. HealthSouth Corp. seeking the recovery of allegedly fraudulent transfers involving assets of Horizon/CMS Healthcare Corporation (“Horizon/CMS”), a former subsidiary of HealthSouth. The lawsuit was filed in the Circuit Court of Shelby County, Alabama, but was transferred to the Circuit Court of Jefferson County, Alabama on February 28, 2005, where it was assigned case number CV-05-1483.

The underlying claim against Horizon/CMS originates from a services contract entered into in 1995 between General Medicine and Horizon/CMS whereby General Medicine agreed to provide medical director services to skilled nursing facilities owned by Horizon/CMS for a term of three years. Horizon/CMS terminated the agreement six months after it was executed, and General Medicine then initiated a lawsuit in the United States District Court for the Eastern District of Michigan in 1996 (the “Michigan Action”). General Medicine’s complaint in the Michigan Action alleged that Horizon/CMS breached the services contract by wrongfully terminating General Medicine. HealthSouth is informed that, at the time of the termination, General Medicine was providing services to two skilled nursing facilities owned by Horizon/CMS. HealthSouth acquired Horizon/CMS in 1997 and sold it to Meadowbrook Healthcare, Inc. (“Meadowbrook”) in 2001 pursuant to a stock purchase agreement. In 2004, Meadowbrook consented to the entry of a final judgment in the Michigan Action in the amount of $376 million (the “Consent Judgment”) in favor of General Medicine against Horizon/CMS for the alleged wrongful termination of the contract with General Medicine. HealthSouth was not a party to the Michigan Action or the settlement negotiated by Meadowbrook. The settlement agreement which was the basis for the Consent Judgment provided that Meadowbrook would pay only $0.3 million to General Medicine to settle the Michigan Action. The settlement agreement further provided that General Medicine would seek to recover the remaining balance of the Consent Judgment solely from HealthSouth.

The complaint filed by General Medicine against HealthSouth alleged that while Horizon/CMS was a wholly owned subsidiary of HealthSouth and General Medicine was an existing creditor of Horizon/CMS, we caused Horizon/CMS to transfer its assets to us for less than a reasonably equivalent value or, in the alternative, with the actual intent to defraud creditors of Horizon/CMS, including General Medicine, in violation of the Alabama Uniform Fraudulent Transfer Act. General Medicine’s complaint requested relief including recovery of the unpaid amount of the Consent Judgment, the avoidance of the subject transfers of assets, attachment of the assets transferred to us, appointment of a receiver over the transferred properties, and a monetary judgment for the value of properties transferred. On September 2, 2008, General Medicine filed an amended complaint which alleged that HealthSouth should be held liable for the Consent Judgment under two new theories: fraud and alter ego. Specifically, General Medicine alleged in its amended complaint that HealthSouth, while it was Horizon’s parent from 1997 to 2001, failed to observe corporate formalities in its operation and ownership of Horizon, misused its control of Horizon, stripped assets from Horizon, and engaged in other conduct which amounted to a fraud on Horizon’s creditors, including General Medicine.

We filed an answer to General Medicine’s complaint, as amended, denying liability to General Medicine. We have also asserted counterclaims against General Medicine for fraud, injurious falsehood, tortious interference with business relations, conspiracy, unjust enrichment, and other causes of action. In our counterclaims, we alleged the Consent Judgment is the product of fraud, collusion and bad faith by General Medicine and Meadowbrook and, further, that these parties were guilty of a conspiracy to manufacture a lawsuit against HealthSouth in favor of General Medicine. The case has now entered the discovery stage. We intend to vigorously defend ourselves against General Medicine’s claim and to vigorously prosecute our counterclaims against General Medicine.

On October 17, 2008, we filed a motion in the Michigan Action requesting that the court reform the amount of the Consent Judgment to $0.3 million (the amount which Meadowbrook and General Medicine actually agreed would be paid to settle the Michigan Action) or, alternatively, set aside the Consent Judgment because it was the product of fraud on the court and collusion by the parties. Specifically, we assert in the motion that the Consent Judgment was the product of fraud on the court and collusion because, without limitation, (1) General Medicine and Meadowbrook did not inform the Michigan court of the existence or terms of their settlement agreement when they sought to enter their stipulated Consent Judgment; (2) the stipulated Consent Judgment that General Medicine and Meadowbrook submitted to the Michigan court for entry misrepresented the terms of the parties’ settlement; (3) the amount of the Consent Judgment was unilaterally selected by General Medicine and was not the product of arms-length negotiations; (4) Meadowbrook’s counsel did nothing to test the validity of General Medicine’s claim or its alleged damages prior to agreeing to the Consent Judgment; and (5) the $376 million amount of the Consent Judgment was wholly unreasonable and not supported by admissible evidence. Our motion to reform or set aside the Consent Judgment has been set for hearing on March 12, 2009.

Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of this case.

Other Litigation—

We have been named as a defendant in two lawsuits brought by individuals in the Circuit Court of Jefferson County, Alabama, Nichols v. HealthSouth Corp., CV-03-2023, filed March 28, 2003, and Hilsman v. Ernst & Young, HealthSouth Corp., et al., CV-03-7790, filed December 12, 2003. The plaintiffs alleged that we, some of our former officers, and our former auditor engaged in a scheme to overstate and misrepresent our earnings and financial position. The plaintiffs sought compensatory and punitive damages. On March 24, 2003, a lawsuit captioned Warren v. HealthSouth Corp., et al., CV-03-5967, was filed in the Circuit Court of Montgomery County, Alabama. The lawsuit, which claims damages for the defendants’ alleged negligence, wantonness, fraud and breach of fiduciary duty, was transferred to the Circuit Court of Jefferson County, Alabama. Each of these three lawsuits described in this paragraph was consolidated with the Tucker case for discovery and other pretrial purposes. The plaintiffs in these cases are subject to the Consolidated Securities Action settlement discussed in Note 20, Settlements, “Securities Litigation Settlement,” and thereby foreclosed from pursuing these state court actions based on purchases made during the class period unless they opted out of that settlement. The plaintiffs in Warren v. HealthSouth Corp., et al. did not opt out of the settlement. The plaintiffs in Hilsman v. Ernst & Young, et al. attempted to opt out of the settlement, but their election was deemed invalid by the agent. At present, it is unclear whether the plaintiffs in the Hilsman action will challenge this determination. The Nichols lawsuit asserts claims on behalf of a number of plaintiffs, all but three of whom opted out of the settlement. John Kapoor, who claimed to have purchased over 900,000 shares of stock, attempted to opt-out, but his attempt was deemed invalid by the court. It is unclear whether Mr. Kapoor will challenge this determination. The remaining Nichols plaintiffs that opted out of the settlement claimed losses of approximately $5.4 million. The Nichols case is currently stayed in Circuit Court. However, on January 12, 2009, the plaintiffs in that case filed a motion to lift the stay. The Circuit Court has set that motion for a hearing on March 2, 2009. We intend to vigorously defend ourselves in these cases. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or a settlement of these cases.

HealthSouth has been named as a defendant in two related lawsuits arising from its operation of the former Lloyd Noland Hospital, later renamed HealthSouth Metro West Hospital, styled The Lloyd Noland Foundation, Inc. v. Tenet Healthcare Corp. v. HealthSouth Corporation, Case No. 2:01-cv-0437-KOB in the United States District for the Northern District of Alabama (the "Federal Case"), filed February 16, 2001, and The Lloyd Noland Foundation v. HealthSouth Corporation, Case No. CV-2004-1638 in the Circuit Court for Jefferson County, Alabama, Bessemer Division (the "Bessemer Case"), filed in Jefferson County on August 27, 2004, and transferred to the Jefferson County, Bessemer Division on December 1, 2004. Tenet Healthcare Corporation (“Tenet”) asserted third party indemnity claims against HealthSouth in the Federal Case on July 3, 2001.

In 1996, The Lloyd Noland Foundation (the “Foundation”) sold the Lloyd Noland Hospital to a subsidiary of Tenet HealthCare Corporation for approximately $50 million. Under the terms of the related agreement (the “Tenet Agreement”), Tenet agreed to resell 120 acute care beds to the Foundation for $1.00, upon demand, and to administer the Lloyd Noland Retiree Medical Discount Program. Tenet further agreed to require any subsequent purchaser of the hospital to assume these obligations to the Foundation.

In 1999, three years after the Foundation sold the hospital to Tenet, Tenet sold the hospital assets to the City of Fairfield Healthcare Authority (“Fairfield”) for approximately $10 million. Fairfield provided a promissory note to Tenet for the purchase price and HealthSouth guaranteed Fairfield’s repayment of the note. Fairfield was unable to repay the note in the original time allotted, and the parties entered into a six-month extension agreement for repayment. In the extension agreement, HealthSouth agreed to indemnify Tenet for any liability to the Foundation arising from the obligations concerning the 120 acute care beds and the Retiree Medical Discount Program.

Fairfield subsequently denied any contractual obligation to resell the acute care beds or administer the Retiree Medical Discount Program, and in February 2000 initiated litigation in the Circuit Court of Montgomery County, Alabama, to obtain a judgment declaring that any such obligation was void. On appeal from rulings in the Montgomery County Case adverse to the Foundation, the Alabama Supreme Court held that the Tenet Agreement “clearly and unambiguously provides that Fairfield assumed the obligations of Tenet [Medical].” Prior to that ruling, however, the Foundation had initiated the Federal Case against Tenet, seeking damages arising from Fairfield's conduct. Tenet then asserted an indemnity claim against HealthSouth via a third party complaint. Fairfield eventually sold all of the requested beds at issue to the Foundation after the Alabama Supreme Court delivered its opinion, but the Foundation now claims to have suffered significant lost earnings as a result of the delay.

HealthSouth purchased the hospital from Fairfield in 2003, but closed the failing hospital in September 2004. Just before the hospital closed, the Foundation initiated the Bessemer Case, this time making a direct claim against HealthSouth for alleged damages relating to Fairfield's prior refusal to resell the beds and failure to administer the Retiree Medical Discount Program.

On November 9, 2004, the federal trial judge entered summary judgment in favor of HealthSouth on the indemnification issue, finding that the indemnity obligations had expired. After two appeals by Tenet, on June 17, 2008, the Eleventh Circuit Court of Appeals reversed the trial judge’s order and found that HealthSouth was not entitled to summary judgment and vacated the trial court’s order dismissing Tenet’s third party complaint against HealthSouth. On September 24, 2008, after remand from the Court of Appeals, the trial judge entered an order granting the summary judgment motion of the Foundation against Tenet and declared that Tenet remained liable for any breaches by Fairfield as to the obligations under the Tenet Agreement. On the same date, the trial judge also entered an order granting Tenet’s motion for summary judgment against HealthSouth determining that HealthSouth was liable to Tenet based on the indemnification agreement for any damages the Foundation recovered against Tenet and further held that, to the extent Tenet may be liable to the Foundation, HealthSouth would be obligated to indemnify Tenet.

On December 19, 2008, following a jury trial in the Federal Case, the court entered a judgment against Tenet in favor of the Foundation for $7.7 million in damages. Pursuant to the federal trial court’s prior ruling, HealthSouth would be obligated to indemnify Tenet for $5.1 million of those damages, plus Tenet’s and certain of the Foundation’s reasonable attorneys’ fees and expenses to be determined by the court. An estimate of this total obligation is included in Government, class action, and related settlements in our consolidated balance sheet as of December 31, 2008, with the charges included in Government, class action, and related settlement expense in our 2008 consolidated statement of operations.

The Bessemer Case remains pending with a trial date set for May 4, 2009. Based on the stage of litigation, and review of the current facts and circumstances, it is not possible to estimate the amount of loss or range of possible loss that might result from an adverse judgment or settlement of the Bessemer Case.

Other Matters—

It is our obligation as a participant in Medicare and other federal healthcare programs to routinely conduct audits and reviews of the accuracy of our billing systems and other regulatory compliance matters. As a result of these reviews, we have made, and will continue to make, disclosures to the HHS-OIG relating to amounts we suspect represent over-payments from these programs, whether due to inaccurate billing or otherwise. Some of these disclosures have resulted in, or may result in, the Company refunding amounts to Medicare or other federal healthcare programs. See Note 20, Settlements, “Medicare Program Settlement - The 2004 Civil DOJ Settlement,” “Medicare Program Settlement - The December 2004 Corporate Integrity Agreement,” and “Other Settlements.”

The reconstruction of our historical financial records resulted in the restatement of not only our 2001 and 2000 consolidated financial statements, but also the financial statements of certain of our subsidiary partnerships, including partnerships of our divested surgery centers division. We have completed settlement negotiations with outside partners in the majority of our inpatient rehabilitation hospital partnerships. However, negotiations continue with certain of our former subsidiary partnerships, primarily within our surgery centers division. We have and may continue to incur additional charges to reduce the economic impact to our former partners.

We also face certain financial risks and challenges relating to our 2007 divestiture transactions (see Note 16, Assets Held for Sale and Results of Discontinued Operations) following their closing. These include indemnification obligations, disputes with former partners (as discussed above), and certain contract termination or repurchase rights that may have been triggered by the divestitures, which in the aggregate could have a material adverse effect on our financial position, results of operations, and cash flows. In addition, we continue to seek regulatory approval for the transition of one surgery center included in the divestiture transactions from the applicable agency.

Other Commitments—

We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under these agreements are $38.9 million in 2009, $4.5 million in 2010, $1.8 million in 2011, $1.2 million in 2012, $1.1 million in 2013, and $1.1 million thereafter. These contracts primarily relate to software licensing and support, telecommunications, certain equipment, and medical supplies.

We also have commitments under severance agreements with former employees. Payments under these agreements approximate $1.1 million in 2009, $0.3 million in 2010, $0.2 million in 2011, $0.2 million in 2012, $0.2 million in 2013, and $2.6 million thereafter.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

22.	Quarterly Data (Unaudited):

	2008
	First(a)	Second(a)	Third(a)	Fourth(a)	Total
	(In Millions, Except Per Share Data)
Net operating revenues	$464.2	$456.6	$455.5	$463.0	$1,839.3
Operating earnings(b)	88.3	66.3	37.3	194.6	386.5
Gain on UBS settlment	-	-	-	(121.3)	(121.3)
Government, class action, and related settlements	(36.4)	(8.6)	17.1	(39.3)	(67.2)
Loss (gain) on interest rate swap	36.6	(28.5)	8.0	39.6	55.7
Income from continuing operations	12.2	56.5	15.7	180.9	265.3
Income (loss) from discontinued operations, net of tax,	14.2	(4.1)	(2.9)	9.3	16.5
Net income	26.4	52.4	12.8	190.2	281.8
Net income attributable to noncontrolling interests	(6.6)	(8.3)	(6.2)	(8.3)	(29.4)
Net income attributable to HealthSouth	$19.8	$44.1	$6.6	$181.9	$252.4
Basic and diluted earnings per common share:
Basic:(c)
(Loss) income from continuing operations
available to common shareholders	$(0.02)	$0.52	$0.04	$1.91	$2.52
Income (loss) from discontinued operations, net
of tax	0.19	(0.05)	(0.04)	0.10	0.21
Net income per share available to common
shareholders	$0.17	$0.47	$-	$2.01	$2.73
Diluted:(d)
(Loss) income from continuing operations
available to common shareholders	$(0.02)	$0.52	$0.04	$1.72	$2.44
Income (loss) from discontinued operations, net
of tax	0.19	(0.05)	(0.04)	0.09	0.18
Net income per share available to common
shareholders	$0.17	$0.47	$-	$1.81	$2.62

	2007
	First(a)	Second(a)	Third(a)	Fourth(a)	Total
	(In Millions, Except Per Share Data)
Net operating revenues	$438.5	$434.6	$427.6	$433.6	$1,734.3
Operating earnings(b)	32.2	51.5	43.6	21.3	148.6
Government, class action, and related settlements	(12.2)	(25.7)	3.9	31.2	(2.8)
Loss (gain) on interest rate swap	4.4	(19.0)	21.4	23.6	30.4
(Loss) income from continuing operations	(20.8)	12.3	257.4	(19.0)	229.9
(Loss) income from discontinued operations, net of tax	(10.8)	480.0	38.1	(18.5)	488.8
Net (loss) income	(31.6)	492.3	295.5	(37.5)	718.7
Net income attributable to noncontrolling interests	(25.0)	(24.0)	(7.9)	(8.4)	(65.3)
Net (loss) income attributable to HealthSouth	$(56.6)	$468.3	$287.6	$(45.9)	$653.4
Basic and diluted earnings per common share:
Basic:(c)
(Loss) income from continuing operations
available to common shareholders	$(0.45)	$(0.02)	$3.10	$(0.43)	$2.19
(Loss) income from discontinued operations, net
of tax	(0.35)	5.89	0.48	(0.24)	5.78
Net (loss) income per share available to common
shareholders	$(0.80)	$5.87	$3.58	$(0.67)	$7.97
Diluted:(e)
(Loss) income from continuing operations
available to common shareholders	$(0.45)	$(0.02)	$2.72	$(0.43)	$2.16
(Loss) income from discontinued operations, net
of tax	(0.35)	5.89	0.41	(0.24)	4.94
Net (loss) income per share available to common
shareholders	$(0.80)	$5.87	$3.13	$(0.67)	$7.10

(a)	Amounts are presented using facilities identified as of September 30, 2009 that met the requirements of FASB Statement No. 144 to be reported as discontinued operations.

(b)
We define operating earnings as income from continuing operations attributable to HealthSouth before (1) loss on early extinguishment of debt; (2) interest expense and amortization of debt discounts and fees; (3) other income; (4) loss on interest rate swap, and (5) income tax benefit or expense.

(c)	Basic per share amounts may not sum due to the weighted average common shares outstanding each quarter compared to the weighted average common shares outstanding during the entire year.

(d)	Total diluted earnings per common share will not sum due to antidilution in the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

(e)	Total diluted earnings per common share will not sum due to antidilution in the quarters ended March 31, 2007, June 30, 2007, and December 31, 2007.

23.           Condensed Consolidating Financial Information:

The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X, Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Each of the subsidiary guarantors is 100% owned by HealthSouth, and all guarantees are full and unconditional and joint and several. HealthSouth’s investments in its consolidated subsidiaries, as well as guarantor subsidiaries’ investments in non-guarantor subsidiaries and non-guarantor subsidiaries’ investments in guarantor subsidiaries, are presented under the equity method of accounting.

As described in Note 8, Long-term Debt, the terms of our Credit Agreement restrict us from declaring or paying cash dividends on our common stock unless: (1) we are not in default under our Credit Agreement and (2) the amount of the dividend, when added to the aggregate amount of certain other defined payments made during the same fiscal year, does not exceed certain maximum thresholds. However, as described in Note 9, Convertible Perpetual Preferred Stock, our Series A Preferred Stock generally provides for the payment of cash dividends, subject to certain limitations.

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheet

	As of December 31, 2008
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$23.1	$0.9	$8.2	$-	$32.2
Restricted cash	100.2	-	53.8	-	154.0
Restricted marketable securities	-	-	20.3	-	20.3
Accounts receivable, net	12.6	156.6	66.6	-	235.8
Other current assets	36.0	62.0	45.3	(88.5)	54.8
Insurance recoveries receivable	182.8	-	-	-	182.8
Current assets held for sale	1.3	0.9	0.6	-	2.8
Total current assets	356.0	220.4	194.8	(88.5)	682.7
Property and equipment, net	45.9	467.5	160.5	-	673.9
Goodwill	-	264.1	150.6	-	414.7
Intangible assets, net	-	34.7	8.1	-	42.8
Investments in and advances to
nonconsolidated affiliates	2.8	29.6	4.3	-	36.7
Assets held for sale	2.5	4.3	18.1	-	24.9
Income tax refund receivable	55.9	-	-	-	55.9
Other long-term assets	54.5	205.0	59.1	(252.0)	66.6
Intercompany receivable	1,091.2	-	-	(1,091.2)	-
Total assets	$1,608.8	$1,225.6	$595.5	$(1,431.7)	$1,998.2

Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Current portion of long-term debt	$10.2	$10.0	$3.4	$-	$23.6
Accounts payable	11.8	23.8	10.0	-	45.6
Accrued expenses and other current
liabilities	270.0	58.5	53.1	(10.0)	371.6
Government, class action, and
related settlements	268.5	-	-	-	268.5
Current liabilities held for sale	30.7	1.5	4.7	-	36.9
Total current liabilities	591.2	93.8	71.2	(10.0)	746.2
Long-term debt, net of current portion	1,706.5	80.6	31.5	(29.0)	1,789.6
Liabilities held for sale	1.8	0.6	2.3	-	4.7
Other long-term liabilities	91.3	11.6	60.5	(5.9)	157.5
Intercompany payable	-	956.6	1,207.6	(2,164.2)	-
	2,390.8	1,143.2	1,373.1	(2,209.1)	2,698.0
Commitments and contingencies
Convertible perpetual preferred stock	387.4	-	-	-	387.4
Shareholders' (deficit) equity
HealthSouth shareholders' (deficit) equity	(1,169.4)	82.4	(859.8)	777.4	(1,169.4)
Noncontrolling interests	-	-	82.2	-	82.2
Total shareholders' (deficit) equity	(1,169.4)	82.4	(777.6)	777.4	(1,087.2)
Total liabilities and
shareholders' (deficit) equity	$1,608.8	$1,225.6	$595.5	$(1,431.7)	$1,998.2

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheet

	As of December 31, 2007
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$2.1	$13.8	$9.2	$(5.3)	$19.8
Restricted cash	2.5	-	61.1	-	63.6
Restricted marketable securities	-	-	28.9	-	28.9
Accounts receivable, net	13.0	141.5	63.1	-	217.6
Other current assets	48.7	60.6	45.0	(96.2)	58.1
Insurance recoveries receivable	230.0	-	-	-	230.0
Current assets held for sale	6.5	7.2	5.7	-	19.4
Total current assets	302.8	223.1	213.0	(101.5)	637.4
Property and equipment, net	91.9	470.1	166.7	-	728.7
Goodwill	-	255.6	150.5	-	406.1
Intangible assets, net	-	15.4	10.7	-	26.1
Investments in and advances to
nonconsolidated affiliates	3.2	29.5	10.0	-	42.7
Assets held for sale	0.8	18.3	61.1	(1.3)	78.9
Income tax refund receivable	52.5	-	-	-	52.5
Other long-term assets	74.5	205.2	57.1	(258.6)	78.2
Intercompany receivable	1,140.9	-	-	(1,140.9)	-
Total assets	$1,666.6	$1,217.2	$669.1	$(1,502.3)	$2,050.6

Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$53.8	$9.3	$3.1	$-	$66.2
Accounts payable	20.9	19.0	8.8	-	48.7
Accrued expenses and other current
liabilities	279.6	59.1	53.2	(28.0)	363.9
Government, class action, and
related settlements	400.7	-	-	-	400.7
Current liabilities held for sale	70.6	4.9	15.5	-	91.0
Total current liabilities	825.6	92.3	80.6	(28.0)	970.5
Long-term debt, net of current portion	1,906.0	72.4	34.9	(40.1)	1,973.2
Liabilities held for sale	2.3	1.2	2.8	-	6.3
Other long-term liabilities	99.8	8.5	63.6	(1.4)	170.5
Intercompany payable	-	1,071.1	1,264.2	(2,335.3)	-
	2,833.7	1,245.5	1,446.1	(2,404.8)	3,120.5
Commitments and contingencies
Convertible perpetual preferred stock	387.4	-	-	-	387.4
Shareholders' (deficit) equity
HealthSouth shareholders' (deficit) equity	(1,554.5)	(28.3)	(874.2)	902.5	(1,554.5)
Noncontrolling interests	-	-	97.2	-	97.2
Total shareholders' (deficit) equity	(1,554.5)	(28.3)	(777.0)	902.5	(1,457.3)
Total liabilities and
shareholders' (deficit) equity	$1,666.6	$1,217.2	$669.1	$(1,502.3)	$2,050.6

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Operations

	For the Year Ended December 31, 2008
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$93.9	$1,239.6	$532.9	$(27.1)	$1,839.3
Operating expenses:
Salaries and benefits	57.1	616.2	269.4	(8.1)	934.6
Other operating expenses	21.3	176.4	78.8	(9.8)	266.7
General and administrative
expenses	105.5	-	-	-	105.5
Supplies	7.8	71.3	29.8	-	108.9
Depreciation and amortization	22.8	43.4	17.0	-	83.2
Impairment of long-lived assets	-	0.6	-	-	0.6
Gain on UBS Settlement	(121.3)	-	-	-	(121.3)
Occupancy costs	3.9	35.4	18.3	(8.8)	48.8
Provision for doubtful accounts	1.7	19.9	5.8	-	27.4
(Gain) loss on disposal of assets	(0.2)	2.3	(0.1)	-	2.0
Government, class action, and
related settlements expense	(68.4)	(0.2)	1.4	-	(67.2)
Professional fees—accounting,
tax, and legal	44.4	-	-	-	44.4
Total operating expenses	74.6	965.3	420.4	(26.7)	1,433.6
Loss on early extinguishment of debt	5.9	-	-	-	5.9
Interest expense and amortization of
debt discounts and fees	147.8	8.3	4.5	(1.1)	159.5
Other expense (income)	1.4	(0.3)	(2.2)	1.1	-
Loss on interest rate swap	55.7	-	-	-	55.7
Equity in net income of nonconsolidated
affiliates	(2.4)	(7.9)	(0.3)	-	(10.6)
Equity in net income of consolidated
affiliates—
Gain on sale of consolidated
affiliates	(18.8)	-	-	18.8	-
Income from operations of
consolidated affiliates	(143.1)	(20.2)	(1.8)	165.1	-
Management fees	(82.3)	61.3	21.0	-	-
Income from continuing
operations before income tax
(benefit) expense	55.1	233.1	91.3	(184.3)	195.2
Provision for income tax (benefit)
expense	(201.6)	106.4	25.1	-	(70.1)
Income from continuing
operations	256.7	126.7	66.2	(184.3)	265.3
(Loss) income from discontinued
operations, net of income tax
(benefit) expense	(4.3)	(7.8)	9.5	19.1	16.5
Net Income	252.4	118.9	75.7	(165.2)	281.8
Less: Net income attributable to
noncontolling interests	-	-	(29.4)	-	(29.4)
Net income attributable
to HealthSouth	$252.4	$118.9	$46.3	$(165.2)	$252.4

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Operations

	For the Year Ended December 31, 2007
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$94.2	$1,155.1	$514.9	$(29.9)	$1,734.3
Operating expenses:
Salaries and benefits	56.2	567.2	245.6	(5.6)	863.4
Other operating expenses	27.8	154.1	72.1	(11.3)	242.7
General and administrative
expenses	127.9	-	-	-	127.9
Supplies	7.5	66.2	26.6	-	100.3
Depreciation and amortization	18.0	39.7	18.0	-	75.7
Impairment of long-lived assets	15.0	0.1	-	-	15.1
Occupancy costs	1.9	39.2	17.8	(7.5)	51.4
Provision for doubtful accounts	3.8	21.0	8.6	-	33.4
Loss (gain) on disposal of assets	3.7	3.0	(0.8)	-	5.9
Government, class action, and
related settlements expense	(2.4)	(0.4)	-	-	(2.8)
Professional fees—accounting,
tax, and legal	51.1	0.5	-	-	51.6
Total operating expenses	310.5	890.6	387.9	(24.4)	1,564.6
Loss on early extinguishment of debt	28.2	-	-	-	28.2
Interest expense and amortization of
debt discounts and fees	219.5	7.7	4.4	(2.2)	229.4
Other income	(8.4)	(0.3)	(9.0)	2.2	(15.5)
Loss on interest rate swap	30.4	-	-	-	30.4
Equity in net income of nonconsolidated
affiliates	(2.5)	(7.6)	(0.2)	-	(10.3)
Equity in net income of consolidated
affiliates—
Gain on sale of consolidated
affiliates	(451.9)	-	-	451.9	-
(Income) loss from operations of
consolidated affiliates	(143.1)	27.3	(0.5)	116.3	-
Management fees	(99.8)	57.9	41.9	-	-
Income from continuing
operations before income tax
(benefit) expense	211.3	179.5	90.4	(573.7)	(92.5)
Provision for income tax (benefit)
expense	(441.5)	87.5	31.6	-	(322.4)
Income from continuing
operations	652.8	92.0	58.8	(573.7)	229.9
Income from discontinued
operations, net of income tax
(benefit) expense	0.6	12.3	18.6	457.3	488.8
Net Income	653.4	104.3	77.4	(116.4)	718.7
Less: Net income attributable to
noncontolling interests	-	-	(65.3)	-	(65.3)
Net income attributable
to HealthSouth	$653.4	$104.3	$12.1	$(116.4)	$653.4

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Operations

	For the Year Ended December 31, 2006
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net operating revenues	$100.7	$1,134.6	$490.6	$(33.4)	$1,692.5
Operating expenses:
Salaries and benefits	50.7	544.5	228.6	(5.4)	818.4
Other operating expenses	9.0	151.9	69.3	(8.3)	221.9
General and administrative
expenses	141.3	-	-	-	141.3
Supplies	7.5	66.3	26.6	-	100.4
Depreciation and amortization	24.4	42.9	16.9	-	84.2
Impairment of long-lived assets	8.9	0.8	-	-	9.7
Recovery of amounts due from Richard M. Srushy	(47.8)	-	-	-	(47.8)
Occupancy costs	4.3	40.7	18.3	(10.0)	53.3
Provision for doubtful accounts	15.3	20.0	10.0	-	45.3
Loss on disposal of assets	1.2	2.4	2.8	-	6.4
Government, class action, and
related settlements expense	(8.0)	3.2	-	-	(4.8)
Professional fees—accounting,
tax, and legal	161.3	0.1	-	-	161.4
Total operating expenses	368.1	872.8	372.5	(23.7)	1,589.7
Loss on early extinguishment of debt	365.3	0.3	-	-	365.6
Interest expense and amortization of
debt discounts and fees	323.0	8.4	4.4	(101.8)	234.0
Other income	(12.6)	(0.3)	(8.8)	12.3	(9.4)
Loss on interest rate swap	10.5	-	-	-	10.5
Equity in net income of nonconsolidated
affiliates	(1.9)	(6.4)	(0.4)	-	(8.7)
Equity in net income of consolidated
affiliates	(111.9)	(101.9)	(0.9)	214.7	-
Management fees	(119.8)	59.1	60.7	-	-
(Loss) income from continuing
operations before income tax
(benefit) expense	(720.0)	302.6	63.1	(134.9)	(489.2)
Provision for income tax (benefit)
expense	(141.4)	133.3	30.5	-	22.4
(Loss) income from continuing
operations	(578.6)	169.3	32.6	(134.9)	(511.6)
(Loss) income from discontinued
operations, net of income tax
(benefit) expense	(46.4)	(31.1)	137.5	(79.7)	(19.7)
Net (loss) income	(625.0)	138.2	170.1	(214.6)	(531.3)
Less: Net income attributable to
noncontolling interests	-	-	(93.7)	-	(93.7)
Net (loss) income attributable
to HealthSouth	$(625.0)	$138.2	$76.4	$(214.6)	$(625.0)

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2008
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash provided by operating
activities	$107.2	$172.9	$119.7	$(172.6)	$227.2
Cash flows from investing activities:
Capital expenditures	(20.5)	(26.9)	(8.5)	-	(55.9)
Acqusition of business, net of assets
acquired	-	(14.6)	-	-	(14.6)
Acqusition of intagible assets	-	(18.2)	-	-	(18.2)
Proceeds from disposal of assets	43.9	10.0	-	-	53.9
Proceeds from sale of restricted
marketable securities	-	-	8.1	-	8.1
Proceeds from sale of investments	-	-	4.3	-	4.3
Purchase of restricted investments	-	-	(4.8)	-	(4.8)
Net change in restricted cash	0.2	-	7.3	-	7.5
Net settlements on interest rate swap	(20.7)	-	-	-	(20.7)
Other	-	-	0.6	-	0.6
Net cash (used in) provided by investing
activities of discontinued operations	-	(0.4)	0.2	-	(0.2)
Net cash provided by (used in)
investing activities	2.9	(50.1)	7.2	-	(40.0)
Cash flows from financing activities:
Check in excess of bank balance	(16.7)	-	-	5.3	(11.4)
Principal payments on debt, including
pre-payments	(211.6)	(4.3)	-	11.1	(204.8)
Borrowings on revolving credit facility	128.0	-	-	-	128.0
Payments on revolving credit facility	(163.0)	-	-	-	(163.0)
Principal payments under capital lease
obligations	(0.2)	(9.0)	(3.2)	-	(12.4)
Issuance of common stock	150.2	-	-	-	150.2
Dividends paid on convertible perpetual
preferred stock	(26.0)	-	-	-	(26.0)
Distributions to noncontrolling interests of
consolidated affiliates	-	-	(33.4)	-	(33.4)
Other	(0.2)	-	0.7	-	0.5
Change in intercompany advances	52.8	(122.4)	(91.9)	161.5	-
Net cash used in financing activities of
discontinued operations	(2.4)	-	(1.3)	-	(3.7)
Net cash used in financing
activities	(89.1)	(135.7)	(129.1)	177.9	(176.0)
Effect of exchange rate on cash and
cash equivalents	-	-	0.8	-	0.8
Increase (decrease) in cash and cash
equivalents	21.0	(12.9)	(1.4)	5.3	12.0
Cash and cash equivalents at
beginning of year	2.1	13.8	9.2	(5.3)	19.8
Cash and cash equivalents of
divisions and facilities held for sale
at beginning of year	-	-	0.4	-	0.4
Less: Cash and cash equivalents of
divisions and facilities held for sale
at end of year	-	-	-	-	-
Cash and cash equivalents at end of
year	$23.1	$0.9	$8.2	$-	$32.2

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2007
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash (used in) provided by
operating activities	$(500.8)	$160.2	$500.2	$71.0	$230.6
Cash flows from investing activities:
Capital expenditures	(5.4)	(12.6)	(21.1)	-	(39.1)
Proceeds from sale of restricted
marketable securities	-	-	66.4	-	66.4
Purchase of restricted investments	-	-	(23.0)	-	(23.0)
Net change in restricted cash	0.5	-	(3.8)	-	(3.3)
Proceeds from divestiture of divisions	1,169.8	-	-	(1,169.8)	-
Other	3.6	0.1	0.2	-	3.9
Net cash (used in) provided by investing
activities of discontinued
operations—
Proceeds from divestitures of
divisions	-	-	-	1,169.8	1,169.8
Other investing activities of
discontinued operations	(0.3)	(1.5)	11.6	-	9.8
Net cash provided by (used in)
investing activities	1,168.2	(14.0)	30.3	-	1,184.5
Cash flows from financing activities:
Check in excess of bank balance	14.0	-	-	(5.3)	8.7
Principal borrowings on notes	-	12.5	-	-	12.5
Principal payments on debt, including
pre-payments	(1,235.2)	(0.5)	-	(3.2)	(1,238.9)
Borrowings on revolving credit facility	397.0	-	-	-	397.0
Payments on revolving credit facility	(492.0)	-	-	-	(492.0)
Principal payments under capital lease
obligations	(0.2)	(8.0)	(2.8)	-	(11.0)
Dividends paid on convertible perpetual
preferred stock	(26.0)	-	-	-	(26.0)
Debt amendment and issuance costs	(11.2)	-	-	-	(11.2)
Distributions paid to noncontrolling interests of
consolidated affiliates	-	-	(23.4)	-	(23.4)
Other	0.7	-	-	-	0.7
Change in intercompany advances	679.1	(139.0)	(472.3)	(67.8)	-
Net cash used in financing activities of
discontinued operations	(11.8)	(0.5)	(40.7)	-	(53.0)
Net cash used in financing
activities	(685.6)	(135.5)	(539.2)	(76.3)	(1,436.6)
Effect of exchange rate changes on
cash and cash equivalents	-	-	0.1	-	0.1
(Decrease) increase in cash and cash
equivalents	(18.2)	10.7	(8.6)	(5.3)	(21.4)
Cash and cash equivalents at
beginning of year	17.5	3.1	6.6	-	27.2
Cash and cash equivalents of
divisions and facilities held for sale
at beginning of year	2.8	-	11.6	-	14.4
Less: Cash and cash equivalents of
divisions and facilities held for sale
at end of year	-	-	(0.4)	-	(0.4)
Cash and cash equivalents at end of
year	$2.1	$13.8	$9.2	$(5.3)	$19.8

HealthSouth Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

	For the Year Ended December 31, 2006
	HealthSouth Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminating Entries	HealthSouth Consolidated
	(In Millions)
Net cash (used in) provided by
operating activities	$(406.1)	$305.5	$229.1	$(258.1)	(129.6)
Cash flows from investing activities:
Capital expenditures	(1.9)	(37.9)	(13.3)	-	(53.1)
Aqusition of intangible assets	-	-	(9.0)	-	(9.0)
Proceeds from sale of marketable
securities	32.1	-	-	-	32.1
Proceeds from sale of restricted
marketable securities	-	-	10.0	-	10.0
Purchase of investments	(8.1)	-	(7.6)	-	(15.7)
Purchase of restricted investments	-	-	(77.5)	-	(77.5)
Net change in restricted cash	(0.6)	-	119.7	-	119.1
Other	(0.4)	1.0	1.3	-	1.9
Net cash provided by investing activities
of discontinued operations	3.4	28.9	21.8	-	54.1
Net cash provided by (used in)
investing activities	24.5	(8.0)	45.4	-	61.9
Cash flows from financing activities:
Check in excess of bank balance	(14.0)	-	-	-	(14.0)
Principal borrowings on notes	3,050.0	-	-	-	3,050.0
Proceeds from bond issuance	1,000.0	-	-	-	1,000.0
Principal payments on debt, including
pre-payments	(4,426.1)	(17.1)	(0.5)	(10.0)	(4,453.7)
Borrowings on revolving credit facility	240.0	-	-	-	240.0
Payments on revolving credit facility	(70.0)	-	-	-	(70.0)
Principal payments under capital lease
obligations	(0.2)	(8.2)	(2.6)	-	(11.0)
Issuance of convertible perpetual
preferred stock	400.0	-	-	-	400.0
Dividends paid on convertible perpetual
preferred stock	(15.7)	-	-	-	(15.7)
Preferred stock issuance costs	(12.6)	-	-	-	(12.6)
Debt issuance costs	(79.8)	-	-	-	(79.8)
Distributions to noncontrolling interests of
consolidated affiliates	-	-	(22.2)	-	(22.2)
Change in intercompany advances	172.3	(267.1)	(173.3)	268.1	-
Net cash used in financing activities of
discontinued operations	(5.7)	(2.6)	(72.5)	-	(80.8)
Net cash provided by (used in)
financing activities	238.2	(295.0)	(271.1)	258.1	(69.8)
Effect of exchange rate changes on
cash and cash equivalents	-	-	0.1	-	0.1
(Decrease) increase in cash and cash
equivalents	(143.4)	2.5	3.5	-	(137.4)
Cash and cash equivalents at
beginning of year	158.5	0.3	7.5	-	166.3
Cash and cash equivalents of
divisions and facilities held for sale
at beginning of year	5.2	0.3	7.2	-	12.7
Less: Cash and cash equivalents of
divisions and facilities held for sale
at end of year	(2.8)	-	(11.6)	-	(14.4)
Cash and cash equivalents at end of
year	$17.5	$3.1	$6.6	$-	$27.2